UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Pfizer Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PFIZER INC.

Notice of Annual Meeting of Shareholders and

Proxy Statement and

2008 Financial Report March 12, 2009	[1]

1The 2008 Financial Report is not included in this filing. The portions of the 2008 Financial Report that are incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “2008 Form 10-K”) were filed, and the other portions of the 2008 Financial Report were furnished, solely for the information of the SEC on Exhibit 13 to the 2008 Form 10-K. The 2008 Financial Report is contained in Appendix A to the Proxy Statement mailed to our shareholders beginning on March 12, 2009. Corporate and Shareholder Information that was contained in the materials mailed to our shareholders beginning on March 12, 2009 is not included in this filing.

HOW TO VOTE

Most shareholders have a choice of voting on the Internet, by telephone, or by mail using a traditional proxy card. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy card.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Pfizer stock, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual Meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof of ownership with you to the Meeting, or you may request an admission ticket in advance. Please see the response to the question “Do I need a ticket to attend the Annual Meeting?” for further details.

REDUCE PRINTING AND MAILING COSTS

If you share the same last name with other shareholders living in your household, you may receive only one copy of future Proxy Statements and Financial Reports. Please see the response to the question “What is “householding” and how does it affect me?” for more information on this important shareholder program.

Shareholders may help us to reduce printing and mailing costs further by opting to receive future proxy materials by e-mail. Please see the response to the question “Can I access the Notice of Annual Meeting and Proxy Statement and the 2008 Financial Report on the Internet?” for more information on electronic delivery of proxy materials.

PFIZER INC.

235 East 42nd Street

New York, New York 10017

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	8:30 a.m., Eastern Daylight Time on Thursday,

April 23, 2009.

PLACE	Renaissance Concourse Hotel
One Hartsfield Centre Parkway
Atlanta, Georgia 30354

WEBCAST	A webcast of our Annual Meeting will be available on our website at www.pfizer.com starting at 8:30 a.m., Eastern Daylight Time on April 23, 2009. An archived copy of the webcast also will be available on our website through the first week of May. Information included on our website, other than our Proxy Statement and form of proxy, is not a part of our proxy soliciting materials.

ITEMS OF BUSINESS	•	To elect 14 members of the Board of Directors named in the Proxy Statement, each for a term of one year.

•	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2009 fiscal year.

•	To approve the Pfizer Inc. 2004 Stock Plan, as Amended and Restated.

•	To consider four shareholder proposals, if presented at the Meeting; see Table of Contents for a list of the “Shareholder Proposals.”

•	To transact such other business as may properly come before the Meeting and any adjournment or postponement.

RECORD DATE	You can vote if you are a shareholder of record on
February 24, 2009.

MATERIALS TO REVIEW	This booklet contains our Notice of Annual Meeting and 2009 Proxy Statement, as well as certain Corporate and Shareholder Information. Our 2008 Financial Report is in Appendix A to this Notice of Annual Meeting and Proxy Statement. Appendix A and the Corporate and Shareholder Information are not a part of our proxy solicitation materials. You may also access them through our website at www.pfizer.com/annualmeeting.

PROXY VOTING	It is important that your shares be represented and voted at the Meeting. You can vote your shares by completing and returning your proxy card or by voting on the Internet or by telephone. See details under the heading “How do I vote?”

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 2009: This Notice of Annual Meeting and Proxy Statement and the 2008 Financial Report and Corporate and Shareholder Information are available on our website at www.pfizer.com/annualmeeting.

Amy W. Schulman
Senior Vice President,
March 12, 2009	General Counsel and Corporate Secretary

Pfizer Inc.

235 East 42nd Street

New York, New York 10017

PROXY STATEMENT

Questions and Answers About the Annual Meeting and Voting

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Pfizer Inc. (“Pfizer,” the “Company,” “we,” “us” or “our”), a Delaware corporation, of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any adjournment or postponement.

You are invited to attend the Annual Meeting of Shareholders. It takes place on April 23, 2009, beginning at 8:30 a.m., Eastern Daylight Time, at the Renaissance Concourse Hotel in Atlanta, Georgia. See the inside back cover of this Proxy Statement for directions.

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m., Eastern Daylight Time. Seating will be limited.

The Renaissance Concourse Hotel is accessible to disabled persons and, upon request, we will provide wireless headsets for hearing amplification. Sign interpretation also will be provided upon request. Please mail your request to the address noted below in response to the question “Do I need an admission ticket to attend the Annual Meeting?”

This Notice of Annual Meeting and Proxy Statement and form of proxy and voting instructions are being mailed starting March 12, 2009.

Do I need a ticket to attend the Annual Meeting?

You will need an admission ticket or proof of ownership to enter the Annual Meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a shareholder of record. If you plan to attend the Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Meeting.

If your shares are held in the name of a bank, broker or other holder of record and you plan to attend the Meeting, you must present proof of your ownership of Pfizer stock, such as a bank or brokerage account statement, to be admitted to the Meeting. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of Pfizer stock, to:

Pfizer Shareholder Services

235 East 42nd Street, 19th Floor

New York, NY 10017

Shareholders also must present a form of personal photo identification in order to be admitted to the Meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Meeting.

Will the Annual Meeting be webcast?

Our Annual Meeting also will be webcast on April 23, 2009. You are invited to visit www.pfizer.com at 8:30 a.m., Eastern Daylight Time, on April 23, 2009, to access the webcast of the Meeting. Registration for the webcast is required. Pre-registration will be available beginning on April 20, 2009. An archived copy of the Webcast also will be available on our website through the first week of May.

Who is entitled to vote at the Annual Meeting?

Holders of Pfizer common stock at the close of business on February 24, 2009, are entitled to receive this Notice and to vote their shares at the Annual Meeting. As of that date, there were 6,744,639,903 shares of common stock outstanding and entitled to vote. In addition, shares of the Company’s Preferred Stock having votes equivalent to 4,532,487 shares of common stock were held by one of the Company’s employee benefit plan trusts. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with Pfizer’s transfer agent, Computershare Trust Company, N.A., you are the “shareholder of record” of those shares. This Notice of Annual Meeting and Proxy Statement and accompanying documents have been provided directly to you by Pfizer.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares. This Notice of Meeting and Proxy Statement and the accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  1

proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

If you are a shareholder of record and you do not have the prepaid envelope, please mail your completed proxy card to Pfizer Inc., c/o Proxy Services, Computershare, PO Box 43101, Providence, RI 02940.

•	By telephone or on the Internet

The telephone and Internet voting procedures established by Pfizer for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you are located outside the U.S., Puerto Rico and Canada, see your proxy card for additional instructions.

The website for Internet voting is www.investorvote.com/pfe. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m. Eastern Daylight Time on April 22, 2009.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy card or voting instruction card.

•	In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote my shares?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

All votes that have been properly cast and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record you will receive only one proxy card for all the shares you hold:

•	in certificate form

•	in book-entry form

•	in book-entry form in the Pfizer Shareholder Investment Program

If you are a Pfizer employee:

•	in the Pfizer Savings Plan

•	in the Pfizer Inc. Employee Benefit Trust (the “Trust”).

If you are a U.S. Pfizer employee who currently has outstanding stock options, you are entitled to give voting instructions on a portion of the shares held in the Trust. Your proxy card will serve as a voting instruction card for the trustee.

If you do not vote your shares or specify your voting instructions on your proxy card, the administrator of the Pfizer Savings Plan (the “Plan”) or the trustee of the Trust will vote your shares in the same proportion as the shares for which voting instructions have been received. To allow sufficient time for voting by the trustee of the Trust and the administrator of the Plan, your voting instructions must be received by April 20, 2009.

If you hold Pfizer shares through any other Company plan, you will receive voting instructions from that plan’s administrator.

If you are a beneficial owner, you will receive voting instructions, and information regarding consolidation of your vote, from your bank, broker or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of this Notice of Annual Meeting and Proxy Statement and the 2008 Financial Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently

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receive multiple copies of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our transfer agent, Computershare Trust Company, N.A. (in writing: 250 Royall Street, Canton, MA 02021; by telephone: in the U.S., Puerto Rico and Canada, 1-800-733-9393 and outside the U.S., Puerto Rico and Canada, 1-781-575-4591).

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting and Proxy Statement and the accompanying documents, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Computershare as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the Meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 235 East 42nd Street, New York, New York, by contacting the Secretary of the Company.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

Proposal	Vote Required	Discretionary Voting Allowed?
Election of Directors	Majority of Votes Cast	Yes

Ratification of KPMG	Majority of Votes Cast	Yes

Approval of Amended and Restated 2004 Stock Plan	Majority of Votes Cast*	No

Shareholder Proposals	Majority of Votes Cast	No

* Votes cast must exceed 50% of outstanding shares: see “Approval of Stock Plan” below

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power under New York Stock Exchange (“NYSE”) rules for that particular item and has not received instructions from the beneficial owner.

If you are a beneficial owner, your bank, broker or other holder of record is permitted under NYSE rules to vote your shares on the election of Directors and the ratification of KPMG LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. The record holder may not vote on the Amended and Restated 2004 Stock Plan or on any of the shareholder proposals without instructions from you. Without your voting instructions on these matters, a broker non-vote will occur.

•	Election of Directors; Majority Vote Policy

Under our By-laws, directors must be elected by a majority of votes cast in uncontested elections. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. In contested elections, the vote standard would be a plurality of votes cast. Abstentions are not counted as votes “for” or “against” this proposal.

Our Corporate Governance Principles, which appear later in this Proxy Statement, set forth our procedures if a director-nominee does not receive the required vote for election or re-election. In an uncontested election, any nominee for Director who does not receive a majority of votes cast “for” his or her election is required to tender his or her resignation promptly following the failure to receive the required vote. The Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process. Full details of this Policy are set out in our Corporate Governance Principles and under “Item 1—Election of Directors.”

Our By-laws specify that director nominees proposed by shareholders must deliver a statement that, if elected, they agree to tender an irrevocable resignation, promptly upon failure to receive the required vote in a subsequent election, in accordance with the Company’s Corporate Governance Principles that are applicable to all director nominees.

•	Ratification of KPMG

Under the Company’s By-laws, the votes cast “for” must exceed the votes cast “against” to approve the ratification of KPMG LLP as our independent registered public accounting firm. Abstentions are not counted as votes “for” or “against” this proposal.

•	Approval of Stock Plan

Under the Company’s By-laws, the votes cast “for” must exceed the votes cast “against” to approve the Amended and Restated 2004 Stock Plan. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” this proposal.

In addition, NYSE rules require that the total votes cast on this proposal must represent greater than 50% of all the shares entitled to vote on this proposal (the “Outstanding Shares”). That is, the total number of votes cast “for” and “against” the proposal (collectively, the “Shares Voted”) must exceed 50% of the

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Outstanding Shares. Because your bank, broker or other holder of record does not have discretionary voting authority to vote your shares on this proposal absent specific instructions from you, broker non-votes could create a situation where the Shares Voted do not exceed 50% of the Outstanding Shares. It is therefore important that you vote, or direct the holder of record to vote, on this proposal.

•	Shareholder Proposals

The votes cast “for” must exceed the votes cast “against” each of the shareholder proposals. Abstentions and, if applicable, broker non-votes, are not counted as votes “for” or “against” these proposals.

Could other matters be decided at the Annual Meeting?

At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If you have returned your signed and completed proxy card and other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card if you are a share- holder of record) will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2008 Financial Report on the Internet?

This Notice of Annual Meeting and Proxy Statement and the 2008 Financial Report are available on our website at www.pfizer.com/annualmeeting. Instead of receiving future copies of our Proxy Statement and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.investorvote.com/pfe, simply follow the prompts for enrolling in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.computershare.com/us/ecomms and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your bank or other holder of record regarding the availability of this service.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by Directors, officers or employees in person or by telephone, electronic transmission and facsimile transmission. We have hired Morrow & Co. to distribute and solicit proxies. We will pay Morrow & Co. a fee of $35,000, plus reasonable expenses, for these services.

Who will count the votes?

Representatives of our transfer agent, Computershare Trust Company, N.A., will tabulate the votes and act as inspectors of election.

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GOVERNANCE OF THE COMPANY

OUR CORPORATE GOVERNANCE PRINCIPLES

Role and Composition of the Board of Directors

1. General. The Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. It selects the Chief Executive Officer and other members of the senior management team, which is charged with the conduct of the Company’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance. The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of the Company’s business.

2. Succession Planning. The Board also plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and of their potential to succeed him or her. He or she also provides the Board with an assessment of persons considered potential successors to certain senior management positions.

3. Board Leadership. The independent Directors will annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company. If the individual elected as Chairman of the Board is the Chief Executive Officer, the independent Directors shall also elect a Lead Independent Director. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board as a whole. He or she shall perform such other duties, and exercise such powers, as from time to time shall be prescribed in the Company’s By-laws or by the Board of Directors. The Lead Independent Director shall preside over executive sessions of the Company’s independent Directors, facilitate information flow and communication among the Directors, and perform such other duties as may be specified by the Board and outlined in the Charter of the Lead Independent Director.

4. Director Independence. It is the policy of the Company that the Board consist of a majority of independent Directors. The Corporate Governance Committee of the Board has established Director Qualification Standards to assist it in determining director independence, which either meet or exceed the independence requirements of the New York Stock Exchange (“NYSE”) corporate governance listing standards. The Board will consider all relevant facts and circumstances in making an independence determination, and not merely from the standpoint of the Director, but also from that of persons or organizations with which the director has an affiliation.

5. Board Size. It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body. The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board. The Corporate Governance Committee considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.

6. Selection Criteria. Candidates are selected for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment. Scientific expertise, prior government service and experience at policy-making levels involving issues affecting business, government, education, technology, as well as areas relevant to the Company’s global business are among the most significant criteria. Final approval of a candidate is determined by the full Board.

7. Voting for Directors. In accordance with the Corporation’s By-laws, if none of our stockholders provides the Corporation notice of an intention to nominate one or more candidates to compete with the Board’s nominees in a Director election, or if our stockholders have withdrawn all such nominations by the day before the Corporation mails its notice of meeting to our stockholders, a nominee must receive more votes cast for than against his or her election or re-election in order to be elected or re-elected to the Board. The Board expects a Director to tender his or her resignation if he or she fails to receive the required number of votes for re-election. The Board shall nominate for election or re-election as Director only candidates who agree to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation that will be effective upon Board acceptance of such resignation. In addition, the Board shall fill Director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other Directors in accordance with this Corporate Governance Principle.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation.

Any Director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

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Thereafter, the board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

If each member of the Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them.

However, if the only Directors who receive the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

8. Director Service on Other Public Boards. Ordinarily, Directors should not serve on more than four other boards of public companies in addition to the Company’s Board. Current positions in excess of these limits may be maintained unless the Board of Directors determines that doing so would impair the Director’s service on the Company’s Board.

9. Former Chief Executive Officer as Director. Effective 2001, upon retirement from the Company, the former Chief Executive Officer will not retain Board membership.

10. Change in Director Occupation. When a Director’s principal occupation or business association changes substantially during his or her tenure as a Director, that Director shall tender his or her resignation for consideration by the Corporate Governance Committee. The Corporate Governance Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

11. Director Compensation. The Corporate Governance Committee annually reviews the compensation of Directors.

12. Ownership Requirements. All non-employee Directors are required to hold at least $300,000 worth of Pfizer stock, and/or the units issued as compensation for Board service, while serving as a Director of the Company. New Directors will have five years to attain this ownership threshold. Shares or units held by a Director under any deferral plan, are included in calculating the value of ownership to determine whether this minimum ownership requirement has been met.

13. Director Retirement. Directors are required to retire from the Board when they reach the age of 73; a Director elected to the Board prior to his or her 73rd birthday may continue to serve until the annual shareholders meeting coincident with or next following his or her 73rd birthday. On the recommendation of the Corporate Governance Committee, the Board may waive this requirement as to any Director if it deems such waiver to be in the best interests of the Company.

14. Board and Committee Self-Evaluation. The Board, and each Committee, are required to conduct a self-evaluation of their performance at least annually.

15. Term Limits. The Board does not endorse arbitrary term limits on Directors’ service, nor does it believe in automatic annual re-nomination until Directors reach the mandatory retirement age. The Board self-evaluation process is an important determinant for continuing service.

16. Committees. It is the general policy of the Company that all major decisions be considered by the Board as a whole. As a consequence, the Committee structure of the Board is limited to those Committees considered to be basic to, or required for, the operation of a publicly owned company. Currently these Committees are the Executive Committee, Audit Committee, Compensation Committee, Corporate Governance Committee and Science and Technology Committee.

The members and chairs of these Committees are recommended to the Board by the Corporate Governance Committee. The Audit Committee, Compensation Committee and Corporate Governance Committee are made up of only independent Directors. The membership of these Committees is rotated from time to time. In addition to the requirement that a majority of the Board satisfy the independence standards noted above in Paragraph 4, Director Independence, members of the Audit Committee also must satisfy an additional NYSE independence standard. Specifically, they may not accept directly or indirectly any consulting, advisory or other compensatory fee from Pfizer or any of its subsidiaries other than their Director compensation. As a matter of policy, the Board also will apply a separate and heightened independence standard to members of both the Compensation and Corporate Governance Committees. No member of either Committee may be a partner, member or principal of a law firm, accounting firm or investment banking firm that accepts consulting or advisory fees from Pfizer or any of its subsidiaries.

17. Director Orientation and Continuing Education. In furtherance of its policy of having major decisions made by the Board as a whole, the Company has a full orientation and continuing education process for Board members that includes extensive materials, meetings with key management and visits to Company facilities.

18. Chief Executive Officer Performance Goals and Annual Evaluation. The Compensation Committee is responsible for setting annual and long-term performance goals for the Chief Executive Officer and for evaluating his or her performance against such goals. The Committee meets annually with the Chief Executive Officer to receive his or her recommendations concerning such goals. Both the goals and the evaluation are then submitted for consideration by the outside Directors of the Board at a meeting or executive session of that group. The Committee then meets with the Chief Executive Officer to evaluate his or her performance against such goals.

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19. Senior Management Performance Goals. The Compensation Committee also is responsible for setting annual and long-term performance goals and compensation for the direct reports to the Chief Executive Officer. These decisions are approved or ratified by action of the outside Directors of the Board at a meeting or executive session of that group.

20. Communication with Stakeholders. The Chief Executive Officer is responsible for establishing effective communications with the Company’s stakeholder groups, i.e., shareholders, customers, company associates, communities, suppliers, creditors, governments and corporate partners.

It is the policy of the Company that management speaks for the Company. This policy does not preclude outside Directors, including the Lead Independent Director, from meeting with shareholders, but it is suggested that in most circumstances any such meetings be held with management present.

21. Annual Meeting Attendance. All Board members are expected to attend our Annual Meeting of Shareholders unless an emergency prevents them from doing so.

Board Functions

22. Agenda. The Chief Executive Officer, with approval from the Lead Independent Director (if one has been elected), shall set the agenda for Board meetings with the understanding that the Board is responsible for providing suggestions for agenda items that are aligned with the advisory and monitoring functions of the Board. Agenda items that fall within the scope of responsibilities of a Board Committee are reviewed with the chair of that Committee. Any member of the Board may request that an item be included on the agenda.

23. Board Materials. Board materials related to agenda items are provided to Board members sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at the meeting.

24. Board Meetings. At the invitation of the Board, members of senior management recommended by the Chief Executive Officer shall attend Board meetings or portions thereof for the purpose of participating in discussions. Generally, presentations of matters to be considered by the Board are made by the manager responsible for that area of the Company’s operations.

25. Director Access to Corporate and Independent Advisors. In addition, Board members have free access to all other members of management and employees of the Company and, as necessary and appropriate, Board members may consult with independent legal, financial, accounting and other advisors to assist in their duties to the Company and its shareholders.

26. Executive Sessions. Executive sessions or meetings of outside Directors without management present are held regu-

larly (at least four times a year) to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and any other relevant matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects.

27. Annual Board Self-Evaluation. The Board, under the direction of the Corporate Governance Committee, will prepare an annual performance self-evaluation.

Committee Functions

28. Independence. The Audit, Compensation and Corporate Governance Committees consist only of independent Directors.

29. Meeting Conduct. The frequency, length and agenda of meetings of each of the Committees are determined by the chair of the Committee. Sufficient time to consider the agenda items is provided. Materials related to agenda items are provided to the Committee members sufficiently in advance of the meeting where necessary to allow the members to prepare for discussion of the items at the meeting.

30. Scope of Responsibilities. The responsibilities of each of the Committees are determined by the Board from time to time.

31. Annual Committee Self-Evaluation. Each Committee is responsible for preparing an annual performance self-evaluation.

Policy on Poison Pills

32. Expiration of Rights Agreement. The Board amended Pfizer’s Rights Agreement, or “Poison Pill,” to cause the Agreement to expire on December 31, 2003. The term Poison Pill refers to a type of shareholder rights plan that some companies adopt to provide an opportunity for negotiation during a hostile takeover attempt.

The Board has adopted a statement of policy that it shall seek and obtain shareholder approval before adopting a Poison Pill; provided, however, that the Board may determine to act on its own to adopt a Poison Pill, if, under the circumstances, the Board, including the majority of the independent members of the Board, in its exercise of its fiduciary responsibilities, deems it to be in the best interest of Pfizer’s shareholders to adopt a Poison Pill without the delay in adoption that would come from the time reasonably anticipated to seek shareholder approval.

If the Board were ever to adopt a Poison Pill without prior shareholder approval, the Board would either submit the Poison Pill to shareholders for ratification, or would cause the Poison Pill to expire within one year.

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The Corporate Governance Committee will review this Poison Pill policy statement on an annual basis, including the stipulation which addresses the Board’s fiduciary responsibility to act in the best interest of the shareholders without prior shareholder approval, and report to the Board any recommendations it may have concerning the policy.

Periodic Review of Corporate Governance Principles 33. These principles are reviewed by the Board at least annually.

Pfizer Corporate Governance Website

From time to time we revise our Corporate Governance Principles in response to changing regulatory requirements, evolving best practices and the concerns of our shareholders and other constituents. Our Corporate Governance Principles are published on our website at http://www.pfizer.com/about/corporate_ governance/corporate_governance_principles.jsp.

In addition to our Corporate Governance Principles other information relating to corporate governance at Pfizer, is available on our website, including:

•	Board of Directors—Background and Experience

•	Board Committees—Description of Committees, Charters and Current Members

•	Charter of Lead Independent Director

•	Code of Business Conduct and Ethics for Directors

•	How to Contact our Directors

•	Director Qualification Standards

•	Board Policy on Executive Pension Benefits

•	Certifications of Chief Executive Officer and Chief Financial Officer

•	Standards of Business Conduct for all Pfizer colleagues, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

•	Political Action Committee Report

•	By-Laws of Pfizer Inc.

•	Restated Certificate of Incorporation

•	Frequently Asked Questions about Pfizer Corporate Governance

We will provide any of the foregoing information without charge upon written request to Chief Counsel, Corporate Governance, Pfizer Inc., 235 East 42nd Street, New York, NY 10017-5755.

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GOVERNANCE INFORMATION

Executive Sessions of Directors

Executive sessions or meetings of outside (non-management) Directors without management present are held at least four times a year to review the report of the independent registered public accounting firm, the criteria upon which the performance of the Chief Executive Officer and other senior managers is based, the performance of the Chief Executive Officer against such criteria, the compensation of the Chief Executive Officer and other senior managers, and other matters. Meetings are held from time to time with the Chief Executive Officer for a general discussion of relevant subjects. In 2008, the outside Directors met in executive session seven times, including at least one time with only independent directors present.

Lead Independent Director

As stated in the Charter of the Lead Independent Director, if the Chairman of the Board and Chief Executive Officer are the same person, the Pfizer Board of Directors will annually elect a non-management director to serve in a lead capacity (“Lead Independent Director”) to coordinate the activities of the other non-management directors, and to perform any other duties and responsibilities that the Board of Directors may determine. Although annually elected, it is generally expected that he or she will serve for more than one year. Constance J. Horner has served as our Lead Independent Director since 2007.

The role of the Lead Independent Director includes:

•	presiding at executive sessions, with the authority to call meetings of the independent directors;

•	functioning as principal liaison on Board-wide issues between the independent directors and the Chairman;

•	approving the appropriate provision of information to the Board, including agenda items;

•	facilitating the Board’s approval of the number and frequency of Board meetings, as well as meeting schedules, to assure that there is sufficient time for discussion;

•	authorizing the retention of outside advisors and consultants who report directly to the Board of Directors; and

•	if requested by shareholders, ensuring that he/she is available, when appropriate, for consultation and direct communication.

The Charter of the Lead Independent Director is found in this Proxy Statement as Annex 6 and on our website at http://pfizer.com/about/corporate_governance/charter_lead_ independent_director.jsp.

Communications with Directors

Shareholders and other interested parties may communicate with the Lead Independent Director or the Chairs of our Audit, Compensation and Corporate Governance Committees on board-related issues by sending an e-mail to the appropriate address below:

•	leaddirector@ pfizer.com

•	auditchair@ pfizer.com

•	compchair@ pfizer.com or

•	corpgovchair@ pfizer.com.

You also may write to the Board, any Director, any of the Committee Chairs or to the outside Directors as a group c/o Chief Counsel, Corporate Governance at Pfizer Inc., 235 East 42nd Street, New York, New York 10017.

Relevant communications are distributed to the Board, or to any individual Director or Directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Pfizer Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as:

•	business solicitations or advertisements

•	junk mail and mass mailings

•	new product suggestions

•	product complaints

•	product inquiries

•	resumes and other forms of job inquiries

•	spam

•	surveys

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded; however, any communication that is excluded will be made available to any outside Director upon request.

Director Qualification Standards

Our Board of Directors has adopted a formal set of categorical Director Qualification Standards used to determine Director independence. Our standards meet or exceed the independence requirements of the NYSE corporate governance listing standards. According to our Standards, a Director must be determined to have no material relationship with the Company other than as a Director. The Standards specify the criteria by which the independence of our Directors will be determined, including strict guidelines for Directors and their immediate families regarding employment or affiliation with the Company or its independent registered public accounting firm. The Standards also prohibit Audit Committee members from having any direct or indirect financial relationship with the Company, and restrict both commercial and not-for-profit relationships of all Directors with the Company. Directors may not be given personal loans or extensions of credit by the Company, and all Directors are required to deal at arm’s length with the Company and its subsidiaries, and to disclose any circumstance that might be perceived as a conflict of interest.

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The full text of our Director Qualification Standards is attached as Annex 1 to this Proxy Statement. These Standards also are published on our website at http://www.pfizer.com/about/ corporate_governance/director_qualification_standards.jsp.

Director Independence

With the assistance of legal counsel to the Company, the Corporate Governance Committee has reviewed the applicable legal standards for Board and Board committee member independence, our Director Qualification Standards, and the criteria applied to determine “audit committee financial expert” status. The Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the Directors and a report of transactions with Director-affiliated entities. On the basis of this review, the Corporate Governance Committee has delivered a report to the full Board of Directors and the Board has made its independence and “audit committee financial expert” determinations based upon the Corporate Governance Committee Committee’s report and the supporting information.

As a result of this review, the Board has affirmatively determined that the following Directors are independent of the Company and its management under our Director Qualification Standards: Drs. Dennis A. Ausiello, Michael S. Brown and Dana G. Mead; Ms. Constance J. Horner and Ms. Suzanne Nora Johnson; and Messrs. M. Anthony Burns, Robert N. Burt, W. Don Cornwell, William H. Gray III, William R. Howell, James M. Kilts, George A. Lorch and Stephen W. Sanger. The Board has also determined that Messrs. Jeffrey B. Kindler and William C. Steere, Jr. are not independent under these Standards. Mr. Kindler is not considered an independent Director because of his employment as Chairman and Chief Executive Officer of the Company. Mr. Steere is not considered an independent Director as a result of his former status as Chairman and Chief Executive Officer of the Company.

In making these determinations, the Board considered that in the ordinary course of business, transactions may occur between the Company and its subsidiaries and entities with which some of our Directors are or have been affiliated. Under Pfizer’s Director Qualification Standards, business transactions meeting the following criteria are not considered to be material transactions that would impair a director’s independence:

The Director (a) is an employee of another company that does business with Pfizer, and our annual sales to or purchases from the other company in each of the last three fiscal years amount to less than 1% of the annual revenues of the other company, or (b) is an employee or executive officer of another company and our indebtedness to the other company or its indebtedness to Pfizer amounts to less than 1% of the total consolidated assets of the other company.

There was no indebtedness in 2008 between Pfizer and any entity with which a Director is affiliated.

Dr. Ausiello and Dr. Brown are employed at medical institutions with which Pfizer engages in ordinary course of business transactions. Mr. Cornwell is an executive officer and Chairman of a corporation with which Pfizer engages in ordinary course of business transactions. We reviewed all transactions with each of these entities and found that these transactions were made in the ordinary course of business and were below the threshold set forth in our Director Qualification Standards (i.e. 1% of the annual revenues of these entities in each of the last three years).

Under our Director Qualification Standards, contributions to not-for-profit entities in which a Director of the Company, or a Director’s spouse, serves as an executive officer, amounting to less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues, will not serve as a bar to the Director’s independence. None of the Directors or their spouses is an executive officer of not-for-profit organizations to which Pfizer contributes. Nonetheless, the Board reviewed charitable contributions to not-for profit organizations with which our Directors or spouses are affiliated. None of the contributions approached the levels set forth in our Director Qualification Standards.

Criteria for Board Membership

To fulfill its responsibility to recruit and recommend to the full Board nominees for election as Directors, the Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Appropriate criteria for Board membership include the following:

•	Members of the Board should be individuals of high integrity and independence, substantial accomplishments, and have prior or current associations with institutions noted for their excellence.

•	Members of the Board should have demonstrated leadership ability, with broad experience, diverse perspectives, and the ability to exercise sound business judgment.

•	The background and experience of members of the Board should be in areas important to the operations of the Company such as business, education, finance, government, law, medicine or science.

•	The composition of the Board should reflect sensitivity to the need for diversity as to gender, ethnic background and experience.

In addition, according to our Corporate Governance Principles, the Committee considers the number of other boards of public companies on which a candidate serves. Moreover, Directors are expected to act ethically at all times and adhere to the Company’s Code of Business Conduct and Ethics for members of the Board of Directors.

The Corporate Governance Committee retained a search firm during 2008 to assist in identifying and evaluating potential nominees for the Board, and such search firm identified Stephen W. Sanger as a Board candidate. After a screening process and recommendation by the Committee, the Board elected Mr. Sanger as a new director effective February 1, 2009.

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The Committee considers candidates for election as Director suggested by our shareholders, provided that the recommendations are made according to the procedures required under our By-laws and described in this Proxy Statement under the heading “Requirements, Including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders.” Shareholder nominees whose nominations comply with these procedures and who meet the criteria outlined above, in the Committee’s Charter, and in our Corporate Governance Principles, will be evaluated by the Committee in the same manner as the Committee’s nominees.

Pfizer Policies on Business Ethics and Conduct

All of our employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer (“Officers”), are required to abide by Pfizer’s Policies on Business Conduct to ensure that our business is conducted in a consistently legal and ethical manner. These Policies form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees. Our Policies and procedures cover all areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Pfizer’s Policies on Business Conduct. The Sarbanes-Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place. In addition, the Pfizer policy regarding compliance with SEC Attorney Conduct Rules requires all Pfizer lawyers “appearing and practicing” before the SEC as defined by the Sarbanes-Oxley Act of 2002 to report to the appropriate persons at the Company evidence of any actual, potential or suspected material violation of state or federal law or breach of fiduciary duty by Pfizer or any of its officers, Directors, employees or agents.

Code of Conduct for Directors

The members of our Board of Directors also are required to comply with a Code of Business Conduct and Ethics (the “Code”). The Code is intended to focus the Board and the individual Directors on areas of ethical risk, help Directors recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty and accountability. The Code covers all areas of professional conduct relating to service on the Pfizer Board, including conflicts of interest, unfair or unethical use of corporate opportunities, strict protection of confidential information, compliance with all applicable laws and regulations and oversight of ethics and compliance by employees of the Company.

The full texts of both Pfizer’s Policies on Business Conduct and of the Code of Business Conduct and Ethics for our Directors are published on our website at http://www.pfizer.com/about/ corporate_governance/board_policies.jsp. We will disclose any future amendments to, or waivers from, provisions of these ethical policies and standards for Officers and Directors on our website within two business days following the date of such amendment or waiver.

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BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and plants and by participating in meetings of the Board and its Committees.

All Board members are expected to attend our Annual Meeting of Shareholders, unless an emergency prevents them from doing so. At our 2008 Annual Meeting, all directors standing for re-election attended.

During 2008 the Board of Directors met thirteen times and had five Committees: the Audit Committee, the Corporate Governance Committee, the Compensation Committee, the Science and Technology Committee and an Executive Committee. Each of our incumbent Directors attended at least 88% of the regularly scheduled and special meetings of the Board and Board Committees on which they served in 2008.

The table below provides 2008 membership and meeting information for each of the Board Committees.

Name	Audit	Corporate Governance	Compensation	Science & Technology	Executive
Dr. Ausiello		X		X

Dr. Brown		X		X*

Mr. Burns	X				X

Mr. Burt			X

Mr. Cornwell	X*

Mr. Gray		X

Ms. Horner		X*			X

Mr. Howell	X

Mr. Kilts			X

Mr. Kindler					X*

Mr. Lorch			X	X

Dr. Mead			X*	X

Ms. Nora Johnson	X			X

Mr. Steere				X

2008 Meetings	13	6	9	2	0

* Committee Chair

The Audit Committee

The Audit Committee is comprised of entirely independent directors and is governed by a Board-approved charter stating its responsibilities. The Audit Committee met 13 times in 2008. Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm, Internal Audit and management the adequacy and effectiveness of internal controls over financial reporting. The Committee reviews and consults with management, the internal auditors and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied. The Audit Committee is also responsible for appointing, retaining and evaluating the Company’s independent auditors. The Committee is directly responsible for the compensation, retention and oversight of the Company’s independent auditors and evaluates the independent auditors’ qualifications, performance and independence. The Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.

The Committee is also responsible for reviewing and discussing with management the Company’s policies with respect to risk assessment and risk management.

The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent auditors. The Audit Committee has also established procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company. Further detail about the role of the Audit Committee may be found in the section entitled “Audit Committee Report” later in this Proxy Statement.

A copy of the Audit Committee Charter is attached as Annex 2 to this Proxy Statement, and is also available on our website at http://www.pfizer.com/about/corporate_governance/audit_ committee.jsp.

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Audit Committee Financial Experts

The Board of Directors has determined that each of the members of the Audit Committee—Mr. Burns, Mr. Cornwell, Mr. Howell and Ms. Nora Johnson—is an “audit committee financial expert” for purposes of the SEC’s rules.

The Board of Directors also has determined that each of the members of the Audit Committee is independent, as defined by the rules of the NYSE and by our Director Qualification Standards.

The Corporate Governance Committee

The Corporate Governance Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities. The Corporate Governance Committee met six times in 2008. Under the terms of its Charter, the Corporate Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board. This includes developing criteria for Board membership and recommending and recruiting Director candidates. The Committee also considers possible conflicts of interest of Board members and senior executives, reviews related person transactions and monitors the functions of the various Committees of the Board.

The Committee advises on the structure of Board meetings and recommends matters for consideration by the Board. The Committee also advises on and recommends Director compensation, which is ultimately approved by the full Board. The Committee is directly responsible for overseeing the evaluation of the Board and its Committees, reviewing our Director Qualification Standards and establishing Director retirement policies. The Committee also assists management by reviewing the functions, job performance and outside activities of senior executives and reviewing succession plans for elected corporate officers.

A copy of the Corporate Governance Committee Charter is attached as Annex 3 to this Proxy Statement, and is also available on our website at http://www.pfizer.com/about/corporate_ governance/corporate_governance_committee.jsp.

The Board of Directors has determined that each of the members of the Corporate Governance Committee is independent, as defined by the rules of the NYSE and by our Director Qualification Standards.

The Compensation Committee

The Compensation Committee is comprised entirely of independent directors and is governed by a Board-approved charter stating its responsibilities. The Compensation Committee met nine times in 2008. The Committee determines and executes the Company’s compensation philosophy and oversees and administers the Company’s executive compensation programs. Its responsibilities also include overseeing Pfizer’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation decisions for the Company’s executive officers, including the Chairman and CEO and the other executive officers named in the Summary Compensation Table.

In addition to reviewing executive officers’ compensation against the Company’s peer groups, the Committee considers recommendations from the CEO regarding compensation for the executives reporting directly to him, and approves compensation for these executives. See the “Compensation Discussion and Analysis” later in this Proxy Statement for information concerning the Committee’s role, processes and activities in overseeing executive compensation.

A copy of the Compensation Committee Charter is attached as Annex 4 to this Proxy Statement, and is also available on our website at http://www.pfizer.com/about/corporate_governance/corporate_governance.jsp.

The Board of Directors has determined that each of the members of the Compensation Committee is independent, as defined by the rules of the NYSE and by our Director Qualification Standards. In addition, each Committee member is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

The Science and Technology Committee

Under the terms of its Board-approved Charter, the Science and Technology Committee is responsible for periodically examining management’s direction and investment in the Company’s pharmaceutical research and development as well as in its technology initiatives. This includes evaluation of the quality and direction of the Company’s research and development programs, identification of emerging issues and evaluating the level of review by external experts. The Committee also reviews the Company’s approaches to acquiring and maintaining technology, evaluating the technology that the Company is researching and developing and reviewing the Company’s patent strategy.

The Science and Technology Committee met twice in 2008.

The Committee may meet privately with independent consultants and is free to speak directly and independently with any members of management in discharging its responsibilities.

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A copy of the Science and Technology Committee Charter is attached in Annex 5 to this Proxy Statement, and is also available at our website at http://www.pfizer.com/about/corporategovernance.

The Executive Committee

The Executive Committee performs the duties and exercises the powers as may be delegated to it by the Board of Directors from time to time. The Executive Committee did not meet in 2008.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee Directors receive cash compensation, as well as equity compensation in the form of Pfizer stock units. Each of these components is described below. The 2008 compensation of our non-employee Directors is shown in the Director Compensation Table on the following page. Employee Directors do not receive any compensation in connection with their service as Directors.

Non-Employee Director Compensation

For 2008, compensation for our non-employee Directors consisted of the following:

•	an annual retainer of $75,000 (reduced on a pro rata basis if a Director attends less than 80% of Board and Committee meetings in a year); and

•

an award of 5,500 Pfizer stock units under the Pfizer Inc. Nonfunded Deferred Compensation and Unit Award Plan for Non-Employee Directors (the “Unit Award Plan”) to each Director upon joining the Board and an award of 5,500 stock unit awards to each Director upon election at each Annual Meeting of Shareholders, provided the Director continues to serve as a Director following the meeting. Stock unit awards are generally not payable until the Director ceases to be a member of the Board; see “Deferred Compensation” below.

In accordance with the Unit Award Plan, on the day of the 2008 Annual Meeting of Shareholders, all of our non-employee Directors who continued as Directors were awarded 5,500 stock units with a value at the time of grant of $110,220 (calculated based on the closing stock price of Pfizer common stock of $20.04 per share on the grant date).

Chairs and Members of Board Committees and the Lead Independent Director received the following additional annual cash retainers for 2008:

•	Audit Committee: Chair—$25,000; Member—$20,000

•	Compensation Committee: Chair—$25,000;
Member—$20,000

•	Corporate Governance Committee: Chair—$20,000; Member—$15,000

•	Science and Technology Committee: Chair—$30,000;

   Senior Member—$20,000; Member—$10,000

•	Lead Independent Director: $30,000

Deferred Compensation

Non-employee Directors may defer all or a part of their annual cash retainers under the Unit Award Plan until they cease to be members of the Board. At a Director’s election, the fees held in the Director’s account may be credited either with interest at the rate of return of an intermediate treasury index, or with Pfizer stock units. The rate of return of the intermediate treasury index for 2008 was 11.35%. The numbers of Pfizer stock units are calculated by dividing the amount of the deferred fee by the closing price of our common stock on the last business day of each fiscal quarter. If fees are deferred as Pfizer stock units, the number of stock units in a Director’s account is increased by stock units based on the value of any dividends on the common stock. When a Director ceases to be a member of the Board, the amount attributable to stock units held in his or her account is paid in cash or in Pfizer stock, at the Director’s election. The amount of any cash payment is determined by multiplying the number of Pfizer stock units in the account by the closing price of our common stock on the last business day before the payment date.

In 2008, the Unit Award Plan and an inactive plan (under which non-employee Directors were granted restricted stock units until early 2006) were amended to comply with Section 409A of the Internal Revenue Code and related guidance, and also to give non-employee Directors a one-time opportunity to accelerate the payment of their deferred compensation accounts (together with any related earnings) with respect to amounts deferred in 2005 through 2008, and to permit such amounts (and any future distributions under these plans) to be paid in cash or in common stock, at the Director’s election. Directors who elected to accelerate these payments will receive their payments in July 2009.

Legacy Warner-Lambert Equity Compensation Plans

Under the Warner-Lambert 1996 Stock Plan, as a result of our merger with Warner-Lambert, all stock options and restricted stock awards outstanding as of June 19, 2000, became immediately exercisable or vested.

Under this plan, the Directors of Warner-Lambert could elect to defer any or all of the compensation they received for their services. These deferred amounts could have been credited to a Warner-Lambert Common Stock Equivalent Account (the Equivalent Account). That Equivalent Account was credited, as of the day the fees would have been payable, with stock credits equal to the number of shares of Warner-Lambert common stock that could have been purchased with the dollar amount of such deferred fees. The former Warner-Lambert Directors—Messrs. Burt, Gray, Howell, and Lorch—who joined our Board after the merger, had deferred compensation and were entitled to Warner-Lambert stock credits in the Equivalent Account under this plan. Dividend equivalents received under this plan are reinvested. Upon the closing of the merger, these Warner-Lambert stock credits were converted into Pfizer stock equivalent units. These units will be payable in Pfizer common stock at various times in accordance with the Director’s election. These units are described in footnote 2 to the table entitled “Securities Ownership.”

Matching Gift Programs

Our non-employee Directors may participate in Pfizer’s Matching Gifts Programs, which are available to all employees. Under these Programs, the Pfizer Foundation (Pfizer’s philanthropic affiliate) will match contributions to eligible non-profit organizations, up to a maximum of $15,000 per year. In addition, the Pfizer Foundation will match contributions made to the United Way Campaign, up to a maximum of $15,000 per year.

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2008 DIRECTOR COMPENSATION TABLE

The following table shows 2008 compensation for our non-employee Directors.

Name	Fees Earned or Paid in Cash ($)	2008 Stock Unit Awards ($)(1) (2)	All Other Compensation ($)(3)	Total ($)
Dr. Ausiello	110,000	110,220	250	220,470

Dr. Brown*	140,000	110,220	12,565	262,785

Mr. Burns	95,000	110,220		205,220

Mr. Burt	95,000	110,220	30,000	235,220

Mr. Cornwell*	100,000	110,220		210,220

Mr. Gray	90,000	110,220	856	201,076

Ms. Horner*	125,000	110,220	425	235,645

Mr. Howell+	95,000	110,220		205,220

Mr. Kilts	95,000	110,220	15,000	220,220

Mr. Lorch	105,000	110,220	6,250	221,470

Dr. Mead*	110,000	110,220	10,000	230,220

Ms. Nora Johnson	105,000	110,220	15,000	230,220

Mr. Steere	85,000	110,220	80,000	275,220

* Committee Chair + Mr. Howell is a non-employee Director who is retiring effective as of the Annual Meeting.
(1)	The reported value of the stock unit awards granted in 2008 was calculated by multiplying the closing market price of our common stock on the grant date by the number of units granted. Since these awards may be settled in cash or stock, for purposes of FAS 123R this initial valuation is re-estimated at the end of each reporting period until settlement. Consequently, the actual value recognized for financial reporting purposes under FAS 123R as reported on the Company’s 2008 Income Statement for each 2008 stock unit award was $97,405 per award. In addition, the “dividend equivalent units” earned on the 2008 stock unit awards (as recognized for financial reporting purposes under FAS 123R as reported on the Company’s 2008 Income Statement) amounted to $5,080 per award.

(2)	At the end of 2008, the aggregate number of stock unit awards held by each current non-employee Director was as follows: Dr. Ausiello, 15,500; Dr. Brown, 72,484; Mr. Burns, 85,656; Mr. Burt, 69,032; Mr. Cornwell, 89,506; Mr. Gray, 99,093; Ms. Horner, 80,376; Mr. Howell, 84,161; Mr. Kilts, 17,351; Mr. Lorch, 71,868; Dr. Mead, 99,822 Ms. Nora Johnson, 10,500; Mr. Steere, 58,526.

(3)	The amounts in this column represent: (a) charitable contributions made by the Pfizer Foundation under its matching gift programs (see “Matching Gift Programs” above) as follows: Dr. Ausiello, $250; Dr. Brown, $12,565; Mr. Burt, $30,000; Ms. Horner, $425; Mr. Kilts, $15,000; Mr. Lorch, $6,250; Dr. Mead, $10,000; Ms. Nora Johnson, $15,000; and Mr. Steere, $30,000; (b) for Mr. Gray, above-market interest on the deferred cash balance under a legacy Warner-Lambert equity compensation plan, paid at the prime rate plus 2%; and (c) for Mr. Steere, $50,000 relating to his consulting contract with the Company (see “Transactions with Related Persons)”. Not shown in this column is market interest earned in 2008 on the Directors’ deferred compensation balances, as follows: Dr. Brown $3,060; Mr. Gray, $2,259; and Mr. Howell, $54,498.

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SECURITIES OWNERSHIP

The table below shows the number of shares of our common stock beneficially owned as of February 27, 2009 by each of our Directors and each Named Executive Officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of our Directors and Executive Officers as a group. Together these individuals beneficially own less than one percent (1%) of our common stock. The table also includes information about stock options, stock appreciation rights, stock unit awards, restricted stock, restricted stock units and deferred performance-related share awards credited to the accounts of our Directors and Executive Officers under various compensation and benefit plans.

	Number of Shares or Units
Beneficial Owners	Common Stock		Stock Units		Options Exercisable Within 60 days

Dennis A. Ausiello	1,475	(1)	15,500	(2)

Michael S. Brown	1,200		72,484	(2)

M. Anthony Burns	24,173		85,656	(2)

Robert N. Burt	12,200		69,032	(2)

W. Don Cornwell	2,000	(1)	89,506	(2)

Frank A. D’Amelio	382,633	(3)	394,890	(4)	97,333

William H. Gray III	24		99,093	(2)

Constance J. Horner	30,591		80,376	(2)

Corey Goodman	83,327		192,561	(4)

William R. Howell+	6,350		84,161	(2)

James M. Kilts	2,220		17,351	(2)

Jeffrey B. Kindler	576,079	(1)(3)	1,069,321	(4)	1,149,001

George A. Lorch	1,750		71,868	(2)

Martin Mackay	309,167		371,161	(4)(5)	685,717

Dana G. Mead	9,350		99,822	(2)

Suzanne Nora Johnson	10,000		10,500	(2)

Ian C. Read	451,106	(3)	442,515	(4)	961,117

Stephen W. Sanger*	1,085	(1)	5,500	(2)

William C. Steere, Jr.	1,523,977	(1)(3)	109,551	(2)(4)	1,700,450

All Directors and Executive Officers as a group (25)	4,915,793		4,258,587		6,059,087

+ Mr. Howell is a non-employee Director who is retiring effective as of the Annual Meeting. * Mr. Sanger became a Director on February 1, 2009.

(1)	These shares include the following number of shares held in the names of family members, as to which beneficial ownership is disclaimed: Dr. Ausiello, 1,475 shares; Mr. Cornwell, 400 shares; Mr. Kindler 1,300 shares; Mr. Sanger, 85 shares; and Mr. Steere, 14,808 shares.

(2)	As of February 27, 2009, these units are held under our Director compensation plans (see “Compensation of Non-Employee Directors”) . The value of a Director’s account under these plans is measured by the closing price of our common stock. This number also includes the following units resulting from the conversion into Pfizer units of previously deferred Warner-Lambert director compensation under the Warner-Lambert Company 1996 Stock Plan: Mr. Burt, 20,441 units; Mr. Gray, 50,563 units; Mr. Howell, 35,571 units; and Mr. Lorch, 13,293 units. That Plan is described under the heading “Compensation of Non-Employee Directors—Legacy Warner-Lambert Equity Compensation Plans.”

(3)	As of February 27, 2009, this number includes shares credited under the Pfizer Savings Plan and/or deferred performance shares under the Company’s performance-based share award programs. These plans are described in further detail later in this Proxy Statement.

(4)	As of February 27, 2009, these units are held under Pfizer’s Supplemental Savings Plan. The value of these units is measured by the price of our common stock. Mr. Steere holds units under Pfizer’s Supplemental Savings Plan and stock units as described in footnote 2. This number also includes the following stock appreciation rights: Mr. D’Amelio, 392,620; Dr. Goodman, 190,975; Mr. Kindler, 1,037,083; Dr. Mackay, 355,754; and Mr. Read, 392,620.

(5)	As of February 27, 2009 these units are held under the Pfizer Inc. Deferred Compensation Plan. The value of these units is measured by the price of our common stock.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE, RELATED PERSON TRANSACTIONS, INDEMNIFICATION AND LEGAL PROCEEDINGS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and certain of our officers to file reports of holdings and transactions in Pfizer shares with the SEC and the NYSE. Based on our records and other information, we believe that in 2008 our Directors and our officers who are subject to Section 16 met all applicable filing requirements, with the exception of the following:

In February 2009, James M. Kilts, one of our Directors, learned that his portfolio manager had sold Pfizer shares on his and his wife’s behalf in June 2008 without Mr. Kilts’ knowledge or approval despite the fact that Mr. Kilts had instructed the portfolio manager not to trade in Pfizer securities without his prior approval. Specifically, the portfolio manager executed four sales totaling 13,380 Pfizer shares on Mr. Kilts’ behalf and four sales totaling 525 Pfizer shares on his wife’s behalf, in each case between June 3, 2008 and June 6, 2008. Since Mr. Kilts was not aware of the transactions at the time of their execution, he failed to report them on a timely basis on Form 4. Promptly upon being informed of the transactions, Mr. Kilts reported them on a Form 4.

REVIEW OF RELATED PERSON TRANSACTIONS

The Company has adopted a Related Person Transaction Approval Policy which is administered by the Corporate Governance Committee. This is a written policy that applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Under the Policy, Company management will determine whether a transaction requires review by the Committee. Transactions requiring review will be referred to the Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Committee will decide whether or not to approve such transaction and will approve only those transactions that are in the best interests of the Company. If the Company becomes aware of an existing transaction with a related person which has not been approved under this Policy, the matter will be referred to the Committee. The Committee will evaluate all options available, including ratification, revision or termination of such transaction.

TRANSACTIONS WITH RELATED PERSONS

In connection with his retirement in 2001, we entered into a consulting agreement with Mr. Steere, a member of our Board of Directors. The agreement provides that Mr. Steere will serve as Chairman Emeritus of the Company and, when and as requested by the Chief Executive Officer, will provide consulting services and advice to the Company and participate in various external activities and events for the benefit of the Company. The term of the agreement, which began on July 1, 2001 after Mr. Steere ceased his employment with the Company, was for five years, with automatic extensions for successive five-year terms, unless

Mr. Steere or the Company terminates the agreement at the end of its then-current term. The contract was extended for a five-year term in 2006 and currently extends until 2011. Mr. Steere may provide up to 30 days per year to the Company, subject to his reasonable availability, for his consulting services or his participation as a Company representative in external activities and events. He must obtain the approval of the Board of Directors before providing any consulting services, advice or service of any kind to any other company or organization that competes with us. For his services and commitments, the Company pays Mr. Steere (i) an annual retainer of $50,000 for his consulting services (subject to his ability to continue to provide the contemplated services), and (ii) an additional fee of $5,000 for each day in excess of 30 days per year that he renders services as described above. We also reimburse him for reasonable expenses that he incurs in providing these services for us.

In addition, under the terms of the agreement, we provide him lifetime access to Company facilities and services comparable to those that were made available to him by the Company prior to his retirement. These include the use of an office and access to the secretarial services of an administrative assistant; access to financial planning services; and the use of a car and driver and of Company aircraft. Mr. Steere has chosen to personally pay for his financial planning services and voluntarily reimburses the Company for all personal use of Company-provided transportation.

We paid Mr. Steere $50,000 in 2008 under the terms of this consulting agreement.

INDEMNIFICATION

We indemnify our Directors and our elected officers to the fullest extent permitted by law so that they will be free from undue concern about personal liability in connection with their service to the Company. This is required under our By-laws, and we have also entered into agreements with those individuals contractually obligating us to provide this indemnification to them.

LEGAL PROCEEDINGS

Beginning in late 2004, actions relating to Pfizer’s sale of certain arthritis medicines, including purported class and shareholder derivative actions, have been filed in various federal and state courts against Pfizer and certain current and former officers, Directors and employees of Pfizer. These actions include: (i) purported class actions alleging that Pfizer and certain current and former officers of Pfizer violated federal securities laws by misrepresenting the safety of certain arthritis medicines; (ii) purported shareholder derivative actions alleging that certain of Pfizer’s current and former officers and Directors breached fiduciary duties by causing Pfizer to misrepresent the safety of those arthritis medicines; and (iii) purported class actions filed by persons who claim to be participants in the Pfizer Savings Plan alleging that Pfizer and certain current and former officers, Directors and employees of Pfizer violated certain provisions of the Employee

18  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Retirement Income Security Act of 1974 (ERISA) by selecting and maintaining Pfizer stock as an investment alternative when it allegedly no longer was a suitable or prudent investment option. In June 2005, the federal securities, fiduciary duty and ERISA actions were transferred for consolidated pre-trial proceedings to a Multi-District Litigation (In re Pfizer Inc. Securities, Derivative and “ERISA” Litigation MDL-1688) in the U.S. District Court for the Southern District of New York.

Pursuant to the indemnification provisions contained in our By-laws, the Company is paying the expenses (including attorneys’ fees) incurred by current and former officers and Directors in defending these actions and certain other actions. Each of these individuals in such actions has provided an undertaking to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified.

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PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

Fourteen members of our Board are standing for re-election, to hold office until the next Annual Meeting of Shareholders. A majority of votes cast is required for the election of directors.

A majority of the votes cast means that the number of votes cast “for” a Director nominee must exceed the number of votes cast “against” that nominee. In contested elections (an election in which the number of nominees for election as Director is greater than the number of Directors to be elected) the vote standard would be a plurality of votes cast.

In accordance with our Corporate Governance Principles, the Board will nominate for election or re-election as a Director only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by the Board. In addition, the Board will fill Director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their appointment to the Board.

If an incumbent Director fails to receive the required vote for re-election, then, within 90 days following certification of the shareholder vote, the Corporate Governance Committee will act to determine whether to accept the Director’s resignation and will submit the recommendation for prompt consideration by the Board, and the Board will act on the Committee’s recommendation.

Thereafter, the Board will promptly disclose its decision-making process and decision regarding whether to accept the Director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Any Director who tenders his or her resignation pursuant to this provision of our Corporate Governance Principles may not participate in the Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If each member of the Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then those independent Directors who did receive the required vote will appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. However, if the only Directors who received the required vote in the same election constitute three or fewer Directors, all Directors may participate in the action regarding whether to accept the resignation offers.

Each nominee elected as a Director will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or retirement.

Under Pfizer’s Corporate Governance Principles, a Director is generally required to retire when he or she reaches age 73 or at the first Annual Meeting of Shareholders following his or her 73rd birthday. However, the Principles provide that the Board, on the recommendation of the Corporate Governance Committee, may waive this requirement as to any Director if it deems a waiver to be in the best interests of the Company.

In accordance with the Principles, the Board, on the recommendation of the Corporate Governance Committee, has determined that Dr. Mead should stand for re-election as a Director even though he has reached age 73. The Committee and the Board believe that Dr. Mead’s continued service as Chair of the Compensation Committee during the current period of transition (including the pending acquisition of Wyeth) is in the best interest of the Company and has therefore waived the retirement provision of the Principles as to him.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of Directors serving on the Board.

The principal occupation and certain other information about the nominees is set forth on the following pages.

The Proxy Committee appointed by the Board of Directors intends to vote the proxy (if you are a shareholder of record) for the election of each of these nominees, unless you indicate otherwise on the proxy card.

The Board of Directors unanimously recommends a vote FOR the election of these nominees as Directors.

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	NOMINEES FOR DIRECTORS
	Name and Age as of the April 23, 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Dennis A. Ausiello	63	The Jackson Professor of Clinical Medicine at Harvard Medical School and Chief of Medicine at Massachusetts General Hospital since 1996. President of the Association of American Physicians in 2006. Member of the Institute of Medicine and a Fellow of the American Academy of Arts and Sciences. Director of MicroCHIPS (drug delivery technology) and Advisor to the Chairman of the Board of TIAX (formerly Arthur D. Little). Our Director since December 2006. Member of our Science and Technology Committee and our Corporate Governance Committee.

Michael S. Brown	68	Distinguished Chair in Biomedical Sciences since 1989 and Regental Professor since 1985 at the University of Texas Southwestern Medical Center at Dallas. Co-recipient of the Nobel Prize in Physiology or Medicine in 1985 and the National Medal of Science in 1988. Member of the National Academy of Sciences, the Institute of Medicine and Foreign Member of the Royal Society (London). Director of Regeneron Pharmaceuticals, Inc. Our Director since 1996. Chair of our Science and Technology Committee and member of our Corporate Governance Committee.

M. Anthony Burns	66	Chairman Emeritus since 2002, Chairman of the Board from May 1985 to May 2002, Chief Executive Officer from January 1983 to November 2000, and President from December 1979 to June 1999 of Ryder System, Inc., a provider of transportation and logistics services. Director of The Black & Decker Corporation and J.C. Penney Company, Inc. Life Trustee of the University of Miami. Our Director since 1988. Member of our Audit Committee and our Executive Committee.

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	NOMINEES FOR DIRECTORS
	Name and Age as of the April 23, 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Robert N. Burt	71	Retired Chairman and Chief Executive Officer of FMC Corporation, a company that manufactures chemicals, and FMC Technologies Inc., a company that manufactures machinery. Mr. Burt was Chairman of the Board of FMC Corporation from 1991 to 2001, its Chief Executive Officer from 1991 to 2001 and a member of its Board of Directors from 1989 to April 2002. Chairman of the Board of FMC Technologies, Inc. and its Chief Executive Officer during 2001. Life Trustee of the Rehabilitation Institute of Chicago and Chicago Symphony Orchestra. Our Director since 2000. Member of our Compensation Committee.

W. Don Cornwell	61	Chairman of the Board and Chief Executive Officer since 1988 of Granite Broadcasting Corporation, a group broadcasting company. Granite Broadcasting Corporation filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code on December 11, 2006 and emerged from its restructuring on June 4, 2007. Director of Avon Products, Inc. Director of the Wallace Foundation. Trustee of Big Brothers/Sisters of New York. Our Director since 1997. Chair of our Audit Committee.

William H. Gray III	67	Chairman of the Amani Group, a business advisory and consulting firm, since August 2004. Pastor Emeritus of the Bright Hope Baptist Church in Philadelphia since June 2005. President and Chief Executive Officer of The College Fund/UNCF (Educational Assistance) from September 1991 to June 2004. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991, and at various times during his tenure, served as Budget Committee Chair and House Majority Whip. Director of Dell Inc., J. P. Morgan Chase & Co., Prudential Financial, Inc. and Visteon Corporation. Our Director since 2000. Member of our Corporate Governance Committee.

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	NOMINEES FOR DIRECTORS
	Name and Age as of the April 23, 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Constance J. Horner	67	Guest Scholar from 1993 until 2005 at The Brookings Institution, an organization devoted to nonpartisan research, education and publication in economics, government, foreign policy and the social sciences. Commissioner of the U.S. Commission on Civil Rights from 1993 to 1998. Served at the White House as Assistant to President George H. W. Bush and as Director of Presidential Personnel from August 1991 to January 1993. Deputy Secretary, U.S. Department of Health and Human Services from 1989 to 1991. Director of the U.S. Office of Personnel Management from 1985 to 1989. Director of Ingersoll-Rand Company Limited and Prudential Financial, Inc., Fellow, National Academy of Public Administration; Member of the Board of Trustees of the Prudential Foundation. Our Director since 1993 and Lead Director since February 2007. Chair of our Corporate Governance Committee and a member of our Executive Committee.

James M. Kilts	61	Founding Partner, Centerview Partners Management, LLC, a private equity and financial advisory firm, since 2006. Vice Chairman, The Procter & Gamble Company, 2005-2006. Chairman and Chief Executive Officer, The Gillette Company, 2001-2005 and President, The Gillette Company, 2003-2005. President and Chief Executive Officer, Nabisco Group Holdings Corporation, January 1998 until its acquisition by Philip Morris Companies, now Altria, in December 1999. Director of Metropolitan Life Insurance Company and Meadwestvaco Corporation. Trustee of Knox College and the University of Chicago, and a member of the Board of Overseers of Weill Cornell Medical College. Our Director since September 2007 and a member of our Compensation Committee.

Jeffrey B. Kindler	53	Our Chairman since December 19, 2006. Our Chief Executive Officer since July 31, 2006. Vice Chairman and General Counsel from March 2005 to July 30, 2006. Executive Vice President and General Counsel from April 2004 to March 2005, and Senior Vice President and General Counsel from January 2002 to April 2004. Prior to joining Pfizer, Mr. Kindler served as Chairman of Boston Market Corporation from 2000 to 2001, and President of Partner Brands during 2001, both companies owned by McDonald’s Corporation. He was Executive Vice President, Corporate Relations and General Counsel of McDonald’s Corporation from 1997 to 2001, and from 1996 to 1997 served as that company’s Senior Vice President and General Counsel. Member of the U.S.-Japan Business Council and the Boards of Trustees of Ronald McDonald House Charities and Tufts University. Our Director since July 2006. Mr. Kindler is Chair of our Board’s Executive Committee and a member of the Pfizer Executive Leadership Team.

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	NOMINEES FOR DIRECTORS
	Name and Age as of the April 23, 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

George A. Lorch	67	Chairman Emeritus of Armstrong Holdings, Inc., a global company that manufactures flooring and ceiling materials, since August 2000. Chairman and Chief Executive Officer of Armstrong Holdings, Inc. from May 2000 to August 2000. Chairman of Armstrong World Industries, Inc. from May 1994 to May 2000, its President and Chief Executive Officer from September 1993 to May 2000, and a Director from 1988 to November 2000. Director of Autoliv, Inc. and The Williams Companies, Inc. He is also a Director of HSBC Finance Co. and HSBC North America Holding Company, non-public, wholly owned subsidiaries of HSBC LLC. Our Director since 2000. Member of our Compensation Committee and our Science and Technology Committee.

Dana G. Mead	73	Chairman of Massachusetts Institute of Technology Corporation since July 1, 2003. Chairman and Chief Executive Officer of Tenneco, Inc. from 1994 until his retirement in 1999. Chairman of two of the successor companies of the Tenneco conglomerate, Tenneco Automotive Inc. and Pactiv Corporation, global manufacturing companies with operations in automotive parts and packaging, from November 1999 to March 2000. Chairman of the Board of the Ron Brown Award for Corporate Leadership and a Lifetime Trustee of the Association of Graduates, U.S. Military Academy, West Point. Former Chairman of the Business Roundtable and the National Association of Manufacturers. Our Director since 1998. Chair of our Compensation Committee and a member of our Science and Technology Committee.

Suzanne Nora Johnson	51	Retired Vice Chairman, Goldman Sachs Group, Inc., since January 2007. During her 21 year tenure with Goldman Sachs, Ms. Nora Johnson served in various leadership roles, including Head of the firm’s Global Healthcare Business, Head of Global Research and Chair of the Global Markets Institute. Director of American International Group, Inc., Intuit and VISA. Board member of the American Red Cross, Brookings Institution, the Carnegie Institution for Science and the University of Southern California. Our Director since September 2007. Member of our Audit Committee and our Science and Technology Committee.

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	NOMINEES FOR DIRECTORS
	Name and Age as of the April 23, 2009 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

Stephen W. Sanger	63	Chairman of General Mills, Inc., a packaged food producer and distributor, from 1995 until his retirement in 2008. Chief Executive Officer of General Mills from May 1995 to September 2007. Director of Target Corporation and Wells Fargo & Company. Our Director since
		February 2009.

William C. Steere, Jr.	72	Chairman Emeritus of Pfizer Inc. since 2001. Chairman of our Board from 1992 to 2001 and our Chief Executive Officer from 1991 to 2000. Director of MetLife, Inc. and Health Management Associates, Inc. Director of the New York University Medical Center and the New York Botanical Garden. Member of the Board of Overseers of Memorial Sloan-Kettering Cancer Center. Our Director since 1987 and a member of our Science and Technology Committee.

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ITEM 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, upon the recommendation of its Audit Committee, has ratified the selection of KPMG LLP to serve as our independent registered public accounting firm for 2009, subject to ratification by our shareholders.

Representatives of KPMG LLP will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

We are asking our shareholders to ratify the selection of KPMG LLP as our independent registered public accounting firm. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. In the event that our shareholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm, subject to ratification by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

Your Board of Directors unanimously recommends a vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2009.

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008, and December 31, 2007, and fees billed for other services rendered by KPMG LLP during those periods.

	2008	2007
Audit fees:(1)	$22,264,000	$23,125,000
Audit-related fees:(2)	1,542,000	1,081,000
Tax fees:(3)	3,929,000	4,014,000
All other fees:(4)	0	0

Total	$27,735,000	$28,220,000

(1)	Audit fees were principally for audit work performed on the consolidated financial statements and internal control over financial reporting, as well as statutory audits.

(2)	Audit-related fees were principally for the audits of employee benefit plans.

(3)	Tax services were for services related to tax compliance and reporting and analysis services related to the merging of various Pfizer entities.

(4)	KPMG LLP did not provide any “other services” during the period.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC and PCAOB requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting.

4.	All Other services are those services not captured in the audit, audit-related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves independent public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

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The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting. The Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Committee reviewed and discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management. As part of that review, the Committee received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Committee has discussed the independent registered public accounting firm’s independence from the Company.

The Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission. The Committee has selected, and the Board of Directors has ratified, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm.

The Audit Committee:

Mr. Cornwell (Chair)

Mr. Burns

Mr. Howell

Ms. Nora Johnson

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

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ITEM 3—APPROVAL OF THE PFIZER INC. 2004 STOCK PLAN, AS AMENDED AND RESTATED

On February 26, 2009, on the recommendation of the Compensation Committee (the “Committee”), the Board of Directors (the “Board”) approved the Pfizer Inc. 2004 Stock Plan, as amended and restated (the “Restated Plan”), subject to shareholder approval at the Annual Meeting. As described below, the Restated Plan differs in a number of respects from the Pfizer Inc. 2004 Stock Plan, as originally adopted (the “Original Plan”). However, the primary purpose of the Restated Plan is to increase the number of shares of common stock available for grants by 425 million shares. Under the Original Plan, 475 million shares were available for grants. As of February 24, 2009, 157,325,006 shares remained available for grants under the Original Plan, which is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees. In the opinion of the Committee and the Board, an increase in the number of shares available for grants is necessary as a part of our continuing commitment to attract, retain and motivate employees and to align the interests of our employees with those of our shareholders.

FACTORS TO CONSIDER

Key Component of Compensation

Equity compensation is a key component of our total compensation package. As a worldwide pharmaceutical company, attracting, retaining and motivating specialized talent is critical to achieving our strategic and operating goals including to increase shareholder value. We believe that grants of equity allow us to remain competitive in the marketplace, enabling us to recruit, retain and motivate high-caliber talent dedicated to Pfizer’s long-term growth and success.

Historical Grant Information

While the use of equity is an important part of our compensation program, we are mindful of our responsibility to our shareholders in granting equity awards.

Our options granted as a percentage of the Company’s shares outstanding (“burn rate”) for 2008 was 0.70%, for 2007 was 0.70% and for 2006 was 0.93%.

Our overhang, calculated by dividing the number of shares subject to outstanding awards plus shares available for grant (the numerator) by the number of common shares outstanding plus the number of shares in the numerator, was 9.26% at the end of 2008. If the Restated Plan is approved by shareholders, the maximum overhang would be 14.17%, as of February 24, 2009.

Key Provisions of the Restated Plan

The Restated Plan includes a number of provisions designed to serve shareholders’ interests and facilitate effective corporate governance, including the following:

No Stock Option Repricing/Exchange

The Restated Plan does not permit the repricing of options or the exchange of underwater options for cash or other awards without shareholder approval.

No Discounted Awards

Awards having an exercise price will not be granted with an exercise price less than the fair market value on the date of grant.

No “Evergreen” Provision

The Restated Plan does not contain an “evergreen” or similar provision. The Restated Plan fixes the number of shares available for future grants and does not provide for any increase based on increases in the number of outstanding shares of common stock.

Minimum Restriction Period

Equity awards that are not subject to performance goals have a minimum restriction period of three years, except on certain terminations of employment.

Minimum Performance Period

Equity awards that are subject to performance goals have a minimum performance period of one year, except on certain terminations of employment.

Limit on Awards without Restriction

Equity awards that are not subject to restriction are limited to 5% of the total number of shares that may be issued or delivered under the Restated Plan.

Limit on Awards to Any One Individual

The number of stock options, stock appreciation rights (“SARs”) or other performance-based awards that may be granted to any one individual during any 36-month period is limited to 8 million shares.

Limitation on Reuse of Shares

Shares that are delivered to, or withheld by, the Company under an award may not be reissued under the Restated Plan. Shares may be delivered or withheld in connection with the exercise of stock options, the settlement of SARs or the payment of required withholding taxes.

Deductibility of Awards

The Restated Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986 (the Code), including by qualifying payments under the Restated Plan as “performance-based compensation.”

Plan Administration

The Restated Plan is administered by the Committee, which is composed entirely of “non-employee directors,” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and “outside directors,” as that term is defined in Section 162(m) of the Code.

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Differences between the Restated Plan and the Original Plan

The following is a comparison of the material differences between the Restated Plan and the Original Plan:

Provision	Restated Plan	Original Plan

• Shares subject to Plan	• 425,000,000 additional shares[1]	• 475,000,000 shares[1]

• Termination date	• April 23, 2019	• April 22, 2014

• Shares deducted from the plan on grant	• 2:1 for restricted stock awards, performance shares and other stock unit awards	• 3:1 for restricted stock awards, performance shares and other stock unit awards

• Performance period for performance-based awards	• Minimum of one year	• Determined by the Committee

• Restriction period for time-based restricted stock and other stock unit awards	• Except on certain terminations of employment, not less than three years, subject to 5% non-restricted pool	• Not provided for

• Limit on grants of incentive stock options	• 425,000,000	• Not provided for

• Limit on grants of options, SARs and performance-based awards to any one individual	• 8,000,000 shares during any 36-month period	• 3,000,000 shares in any calendar year

• Repricings and similar actions	• Prohibits exchanging underwater options or SARS for options or SARs with a lower exercise price or for cash or other awards without shareholder approval	• Prohibits exchanging underwater options or SARs for options or SARs with a lower exercise price without shareholder approval

• Acceleration of Awards on a Change in Control

•     Acceleration of vesting occurs upon certain terminations of employment within 24 months or at the time of a change in control if awards are not assumed, substituted or replaced by an acquiring company

•     Acceleration of vesting occurs upon certain terminations of employment within 24 months; no provision for acceleration at time of a change in control if awards are not assumed, substituted or replaced by an acquiring company

• Performance Goals	• Goals may include or exclude specific extraordinary, non-recurring gains, losses or charges	• Not provided for

• Transferability of Awards	• Prohibits transfers to third parties for consideration	• Not expressly provided for

[1]   If shareholders approve the Restated Plan, a total of 900,000,000 shares will have been authorized under the Restated Plan. As of February 24, 2009, only 157,325,006 shares were available for grants under the Original Plan, which is the only Pfizer plan under which equity-based compensation may currently be awarded to executives and other employees.

Grants under the Restated Plan

Awards under the Restated Plan are granted at the discretion of the Committee. While it is not possible to determine at this time the amount of any awards that may be made under the Restated Plan in the future, our annual long-term incentive program includes equity grants to members of our Executive Leadership Team (the “ELT”) (currently 11 individuals, including the CEO), other senior executives and members of our senior management team (the “ELTI”) (currently approximately 100 individuals, excluding the ELT) and other high-performing, high-potential employees (“All Others”) (approximately 16,800 colleagues). The following table shows the number of shares subject to awards granted on February 28, 2008 to these groups, as well as the value of the Short-Term Incentive Shift award which will be settled in RSUs or a combination of RSUs and cash (see the Compensation Discussion and Analysis elsewhere in this Proxy Statement):

Group	Restricted Stock Units	Performance Shares	Stock Options	Stock Appreciation Rights	Short-Term Incentive Shift
ELT	327,041	327,041	—	1,323,268	$8M
ELTI	408,623	408,623	—	1,653,365	$9M
All others	9,774,151	—	48,800,443	—	—

See the “2008 Grants of Plan-Based Awards” table elsewhere in this Proxy Statement for long-term incentive grants to Named Executive Officers.

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Our 2008 awards were granted under the Original Plan on February 28, 2008, and for the ELT and ELTI groups consisted of SARs tied to total shareholder return over a five-year performance period; performance share awards tied to Pfizer’s total shareholder return relative to its pharmaceutical peer group of companies over a three-year performance period (see “Competitive Positioning” and the “Performance Share Awards Relative Performance/Payout Matrix” table in the Compensation Discussion and Analysis elsewhere in this Proxy Statement); a short-term incentive shift award (see the Compensation Discussion and Analysis elsewhere in this Proxy Statement) tied to targeted total revenues, adjusted diluted earnings per share, and cash flow from operations over a one-year performance period, payable in stock or a combination of stock and cash; and RSUs that vest in full after three years, contingent on continued employment. Awards for non-ELT and non-ELTI employees consisted of RSUs and stock options. We expect to continue to use these types of equity awards in the future. We may also use special equity grants to reward and recognize current employees and to attract new hires. However, as of the date of this Proxy Statement, there are no commitments to grant awards with respect to the proposed additional shares of common stock authorized under the Restated Plan.

If our shareholders do not approve the Restated Plan, we estimate that the remaining share reserve under the Original Plan will not be sufficient to permit us to make annual grants after 2009.

ADDITIONAL INFORMATION ABOUT THE RESTATED PLAN

The following is a brief description of the Restated Plan. The full text of the Restated Plan is attached as Annex 7 to this Proxy Statement, and the following description is qualified in its entirety by reference to that Annex.

It is the judgment of the Board that approval of the Restated Plan is in the best interests of the Company and our shareholders.

General

The Restated Plan provides for the granting of options, SARs, restricted stock awards, performance share awards, and other stock unit awards to eligible employees. As noted above, the Restated Plan does not permit the repricing of options or the granting of discounted options, and does not contain an “evergreen” or similar provision.

The Restated Plan includes provisions to meet the requirements for deductibility of executive compensation under Section 162(m) of the Code with respect to options and other awards, including qualifying payments under the Restated Plan as “performance-based compensation.” With respect to any options or other awards granted under the Restated Plan that are subject to Section 409A of the Code, the Restated Plan includes provisions intended to make the timing and form of distribution applicable to such options or other awards compliant with Section 409A.

The Restated Plan provides the flexibility to grant equity-based awards to our non-employee Directors. However, no such awards have been granted to our non-employee Directors under the Original Plan, and we do not currently intend to grant any such awards in the future under the Restated Plan.

Administration and Duration

The selection of employee participants in the Restated Plan and the level of participation of each participant will be determined by the Committee, except that the non-employee Directors will make such determinations as to any grants to non-employee Directors. Each member of the Committee must be a “non-employee Director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Code. Currently the Committee is comprised of four independent directors who are not employees of the Company. As is currently the case with respect to the Original Plan, the Committee will have the authority to interpret the Restated Plan, to establish and revise rules and regulations relating to the Restated Plan, and to make any other determinations it believes necessary or advisable for the administration of the Restated Plan. The Committee may delegate any or all of its authority to administer the Restated Plan as it deems appropriate, except that no delegation may be made in the case of awards intended to be qualified under Section 162(m) of the Code.

The Restated Plan will terminate on April 23, 2019, unless terminated earlier by the Board or the Committee.

Limit on Awards under the Restated Plan

As of February 24, 2009, the maximum number of shares as to which stock options and stock awards may be granted under the Restated Plan is 425,000,000 shares, in addition to the 157,325,006 shares remaining available for future grants under the Original Plan. In addition to this maximum, the Restated Plan provides that awards other than stock options and SARs will be counted against the Restated Plan in a 2-to-1 ratio. For example, if we grant 100 stock unit awards, we would reduce the number of shares available under the Restated Plan by 200 shares. (Under the Original Plan, such awards were counted in a 3-to-1 ratio.) Further, during the term of the Restated Plan no individual may be granted stock options, SARs or other stock awards (if such stock awards are intended to be performance based under Section 162(m) of the Code) covering more than 8,000,000 shares during any period of 36 months (3,000,000 shares in any calendar year under the Original Plan). The same ratio for counting awards available under the Restated Plan also applies for counting awards to individuals against this limit. The shares to be delivered under the Restated Plan will be made available from authorized but unissued shares of Pfizer common stock, from treasury shares, or from shares purchased in the open market or otherwise. Shares initially issued under the Restated Plan that become subject to lapsed or cancelled awards or options will be available for further awards and options.

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Eligibility

All employees of the Company and its affiliates, as well as the Company’s non-employee Directors, will be eligible to participate in the Restated Plan. From time to time, the Committee, or as to non-employee Directors, the non-employee Directors, will determine who will be granted awards, and the number of shares subject to such grants.

Stock Options

Options granted under the Restated Plan may be either non-qualified stock options or incentive stock options qualifying under Section 422 of the Code. The option price may not be less than the fair market value of the stock on the date the option is granted. The option price is payable in cash or, if the grant provides, in common stock. Generally, no option may be exercised during the first year of its term or such longer period as may be specified in the option grant.

In the event of a change in control, the Restated Plan provides for unvested options to become exercisable upon certain terminations of employment within 24 months and allows the Committee to make unvested stock options immediately exercisable upon a change in control if an acquiring company does not assume or otherwise replace options or in its discretion.

Generally, all options terminate after a ten-year period from the date of the grant; however, an option may be exercisable for a period of up to ten years and six months, if necessary, to conform with or take advantage of certain governmental requirements, statutes or regulations.

The Committee determines the terms of each stock option grant at the time of the grant.

Shares from the Restated Plan underlying options that have terminated or lapsed, including options that have been surrendered unexercised, may be made subject to further options or awards at an exercise price of no less than the fair market value of the underlying stock at the time of the further grant, a term of no longer than 10 years (except as described above), and a vesting period of one or more years from the grant date (except as described above).

Stock Appreciation Rights

SARs may, but need not, relate to options. The Committee determines the terms of each SAR at the time of the grant. Any freestanding SAR may not be granted at less than the fair market value of the stock on the date the SAR is granted and cannot have a term longer than ten years. Distributions to the recipient may be made in common stock, in cash or in a combination of both as determined by the Committee.

Stock Awards

The Restated Plan provides for the granting of restricted stock, other stock unit awards and performance awards. It is expected that any executive performance award would have as a performance measure total shareholder return; however, an award also could include other measures such as: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return, and/or economic value added of the Company or unit or division of the Company for or within which the participant is primarily employed.

Performance goals may be based on the achievement of specified levels of Company performance (or performance of an applicable unit or division of the Company) under one or more of the measures described above relative to the performance of other corporations or comparable businesses, and may provide for the inclusion or exclusion of specified extraordinary, nonrecurring gains, losses or charges. The performance goals will be set by the Committee within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m) of the Code.

Shares Subject to Award

Shares subject to awards that terminate, expire, or are forfeited, cancelled or settled in cash, may be used for the further grant of awards to the extent of such termination, forfeiture, cancellation or settlement. Any shares that again become available for future grants shall be added back as one (1) share for options or SARs, and as two (2) shares for awards other than options or SARs. Shares may not again be made available for issuance or delivery if they were (i) subject to a stock-settled SAR and were not issued upon the net settlement or net exercise of such SAR, (ii) delivered or withheld by the Company to pay the exercise price of an option, (iii) delivered to or withheld by the Company to pay the withholding taxes related to an award, or (iv) repurchased on the open market with the proceeds of an option exercise.

Transferability

Unless otherwise determined by the Committee, awards granted under the Restated Plan may not be transferred except by will or the laws of descent and distribution and, during his or her lifetime, any options or awards may be exercised only by the employee. The Restated Plan explicitly prohibits the transfer of awards to third parties for consideration.

Certain Adjustments

In the event of any change in the number or kind of outstanding shares of common stock of the Company by reason of a recapitalization, merger, consolidation, reorganization, separation, liquidation, stock split, stock dividend, extraordinary cash dividend, combination of shares or any other change in the corporate structure or shares of stock of the Company, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations:

•	in the number and kind of shares for which any options or awards may thereafter be granted, both in the aggregate and as to each optionee;

•	in the number and kind of shares subject to outstanding options and awards;

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•	in the option price of outstanding options; and

•	other adjustments as the Committee deems appropriate.

Amendment and Revocation

The Board may amend or revoke the Restated Plan, but may not, without prior approval of our shareholders:

•	increase the maximum number of shares of common stock that may be issued under the Restated Plan or the number of shares of common stock that may be issued to any one participant;

•	extend the term of the Restated Plan or of options granted under the Restated Plan;

•	change the eligibility criteria;

•	reduce the option price below the fair market value of the common stock provided for in the Restated Plan; or

•	take any other action that requires shareholder approval to comply with any tax or regulatory requirement.

Plan Benefits

Future benefits under the Restated Plan are not currently determinable. However, current benefits granted to executive officers and all other employees would not have been increased if they had been made under the proposed Restated Plan.

The “2008 Summary Compensation” table and the “2008 Grants of Plan-Based Awards” table appearing elsewhere in this Proxy Statement show the awards that would have been made in 2008 if the Restated Plan were in effect at that time.

U.S. Tax Treatment of Options and Awards

Incentive Stock Options

An incentive stock option results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised. However, the excess of the fair market value of the shares acquired over the option price is an item of adjustment in computing the alternative minimum taxable income of the optionee. If the optionee holds the stock received as a result of an exercise of an incentive stock option for at least two years from the date of the grant and one year from the date of exercise, then the gain realized on disposition of the stock is treated as a long-term capital gain. If the shares are disposed of prior to the end of this period, however, (i.e., a “disqualifying disposition”), then the optionee will include in income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the shares upon exercise of the option over the option price (or, if less, the excess of the amount realized upon disposition over the option price). The excess, if any, of the sale price over the fair market value on the date of exercise will be a short-term capital gain. In such case, the Company will be entitled to a deduction, in the year of such a disposition, for the amount includible in the optionee’s income as compensation. The optionee’s basis in the shares acquired upon exercise of an incentive stock option is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition.

Non-Qualified Stock Options

A non-qualified stock option results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising such an option will, at that time, realize taxable compensation in the amount of the difference between the then market value of the shares and the option price. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes will be allowable to the Company in the year of exercise in an amount equal to the taxable compensation realized by the optionee.

The optionee’s basis in such shares is equal to the sum of the option price plus the amount includible in his or her income as compensation upon exercise. Any gain (or loss) upon subsequent disposition of the shares will be a long-term or short-term gain (or loss), depending upon the holding period of the shares.

If a non-qualified option is exercised by tendering previously owned shares of the Company’s common stock in payment of the option price, then, instead of the treatment described above, the following will apply: a number of new shares equal to the number of previously owned shares tendered will be considered to have been received in a tax-free exchange; the optionee’s basis and holding period for such number of new shares will be equal to the basis and holding period of the previously owned shares exchanged. The optionee will have compensation income equal to the fair market value on the date of exercise of the number of new shares received in excess of such number of exchanged shares; the optionee’s basis in such excess shares will be equal to the amount of such compensation income, and the holding period in such shares will begin on the date of exercise.

Stock Appreciation Rights

Generally, the recipient of a stand-alone SAR will not recognize taxable income at the time the stand-alone SAR is granted.

Upon the exercise of a SAR, if an employee receives the appreciation inherent in the SARs in cash, the cash will be taxed as ordinary income to the employee at the time it is received. If an employee receives the appreciation inherent in the SARs in stock, the spread between the then current market value and the grant price will be taxed as ordinary income to the employee at the time it is received.

In general, there will be no federal income tax deduction allowed to the Company upon the grant or termination of SARs. However, upon the exercise of a SAR, the Company will be entitled to a deduction equal to the amount of ordinary income the recipient is required to recognize as a result of the exercise.

Stock Unit Awards/Performance Awards

No income will be recognized at the time of grant by the recipient of a stock unit award or performance award if such award is subject to a substantial risk of forfeiture. Generally, at the time the substantial risk of forfeiture terminates with respect to a stock award, the then fair market value of the stock will constitute ordinary income to the employee. Subject to the applicable provisions of the Code, a deduction for federal income tax purposes

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will be allowable to the Company in an amount equal to the compensation realized by the employee.

Tax Treatment of Awards to Non-Employee Directors and to Employees Outside the United States

The grant and exercise of options and awards under the Restated Plan to non-employee Directors and to employees outside the United States may be taxed on a different basis.

On February 26, 2009, the closing price of our common stock traded on the New York Stock Exchange, as published in the Wall Street Journal, was $12.70 per share.

Your Board of Directors unanimously recommends a vote FOR the proposal to approve the Restated Plan.

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SHAREHOLDER PROPOSALS

We expect the following proposals (Items 4 through 7 on the proxy card) to be presented by shareholders at the Annual Meeting. Some of the proposals contain assertions about Pfizer that we believe are incorrect. We have not attempted to refute all these inaccuracies. However, the Board of Directors has recommended a vote against these proposals for broader policy reasons as set forth following each proposal. Names, addresses and share holdings of the various shareholder proponents and, where applicable, of co-filers, will be supplied upon request.

ITEM 4—SHAREHOLDER PROPOSAL REGARDING STOCK OPTIONS

RESOLVED: That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to senior executive officers, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).

REASONS: Stock option awards have gotten out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.

There are other ways to “reward” senior executive officers, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts can manipulate earnings estimates and stock prices.

Last year the owners of 308,772,122 shares, representing approximately 6.8% of shares voting, voted FOR this proposal.

If you AGREE, please vote YOUR proxy FOR this resolution.

YOUR COMPANY’S RESPONSE:

The Board of Directors believes that a prohibition against stock options would deprive the Company of flexibility by limiting the Compensation Committee’s ability to modify compensation practices in response to changing conditions. The Committee should have the right to grant stock options as one component of a well-balanced, long-term incentive compensation program. When used appropriately, as the Board believes is the case at Pfizer, stock options can be an effective tool for aligning employee and shareholder interests and motivating and providing effective incentives to employees.

It should be noted that shareholders previously approved the 2004 Stock Plan, which permits stock options. For executive officers and other members of senior management, these typically do not vest for periods of up to five years after the grant date. Moreover, the 2004 Plan does not allow the Company to reprice, replace or regrant options without shareholder approval.

The Company currently uses a mix of restricted stock units, stock options and performance shares to provide equity-based compensation to deserving employees. Stock options encourage employees to act as owners of the business and focus on long-term performance—aligning their interests with shareholders. Stock options only benefit the recipient if the stock price increases, which also benefits shareholders. The Company must compete to attract, retain and motivate highly qualified employees, and the Board believes this proposal, if implemented, would impede its ability to achieve this goal.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

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ITEM 5—SHAREHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that shareholders of Pfizer Inc. request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

SUPPORTING STATEMENT

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on the company’s senior executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote resulting in a 93% vote in favor, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chairman and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for performance compensation philosophy and pay package.”

To date eight other companies have also agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully held an Advisory Vote twice.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

We believe insufficient mechanisms exist in the U.S. for providing input to Boards on executive compensation. In the United Kingdom, public companies allow shareholders to cast a non-binding vote on the “directors’ remuneration report,” which discloses executive compensation.

Pfizer was an instrumental leader in convening a Working Group composed of representatives of companies and investors to study the merits and implications of an Advisory Vote in the U.S., was a central participant and helped convene two Roundtables attended by over 125 people on the topic. Thus the Pfizer Board has the benefit of significant background research and insight on the

Advisory Vote insuring that myths about the vote could be separated from fact.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors would find a management sponsored Advisory Vote a helpful tool.

We urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote.

Your Company’s Response:

The Board has carefully considered this proposal and believes it is not necessary and contrary to the best interests of the Company and its shareholders. Pfizer has an unmatched record of responsiveness to shareholder concerns and is and has been in regular contact with its shareholder community about executive compensation and other important issues. This direct engagement is a better way of obtaining shareholder feedback than through a non-binding advisory vote, which would not provide the Board with particular and sufficient information to address specific shareholder concerns. In addition, shareholders may contact the Lead Independent Director and the Chairs of our key committees directly through the email addresses listed on our website: www.pfizer.com.

Pfizer knows and responds to shareholder concerns, as has been consistently shown through prompt, responsive action. For example, in recent years Pfizer has taken actions to allow the poison pill to expire; provide for the annual election of Directors (eliminating a staggered board structure); provide for a majority vote in uncontested Director elections; elect a Lead Independent Director; and, most recently, give shareholders a right to call special meetings. In 2007, Pfizer’s Lead Independent Director and the chairs of key committees also held an unprecedented meeting with large shareholders to listen to their concerns and bring that information and the results of the interaction back to the Board. Pfizer also recently made a number of changes to its executive compensation program, which is clearly outlined in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement. All of these actions are consistent with evolving governance practices and reflect the direct shareholder input that Pfizer seeks.

The Compensation Committee—which is comprised entirely of experienced, independent Directors—takes seriously its responsibility for evaluating performance and setting compensation for the Company’s executive officers. Its compensation practices are refined throughout the year and are designed to provide a fair and competitive framework for executive officers that rewards them for performance based upon well-defined goals. The Board believes the Committee is best equipped to consider the complex factors that affect compensation, including the Company’s short and long-term strategic goals, the market for executive talent, and evolving governance trends.

The Board has considered the issue of an advisory vote extensively. In fact, the Company has served over the last two years as a charter member of the Advisory Vote on Executive Compensation

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Working Group. But given Pfizer’s level of shareholder engagement and its progressive pay practices, an advisory vote is not appropriate for Pfizer at this time. In fact, such a vote would be a step backwards for Pfizer as an advisory vote on the Summary Compensation Table, as proposed here, would provide the Board and management with little if any meaningful shareholder input. An up-or-down referendum on executive pay would not identify the particular elements of compensation with which shareholders may be concerned. At best, some confusion would result from an advisory vote, which would not benefit the Company or its shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

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ITEM 6—SHAREHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Statement of William Steiner

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommended a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice—safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library www.thecorporatelibrary.com an independent research firm rated our company:

“D” in Corporate Governance.

“High Concern” in CEO pay.

“High” in Overall Governance Risk Assessment

•	We did not have an Independent Chairman—Independent oversight concern.

•	(We gave 42%-support to a shareholder proposal calling for an Independent Chairman at our 2008 annual meeting.)

•	Our Lead Director, Constance Horner, had 15 years tenure (independence concern) and held the chairmanship of the Corporate Governance Committee.

•	Our board directed the effort to exclude two established shareholder proposals from our 2008 ballots:

Cumulative Voting

Shareholder Right to Call a Special Meeting

•	We had no shareholder right to:

Cumulative voting.

To act by written consent.

To call a special meeting.

Additionally:

•	Seven of our directors also served on boards rated “D” by the Corporate Library:

William Steere	MetLife (MET)
James Kilts	MetLife (MET)
Don Cornwell	Avon (AVP)
Michael Brown	Regeneron Pharmaceuticals (REGN)
Constance Horner	Ingersoll-Rand (IR)
William Gray	JPMorgan (JPM)
Suzanne Johnson	American International Group (AIG)

•	Two directors had more than 20 years tenure each—Independence concern:

William Steere

Anthony Burns (Audit Committee)

•	Steere is a former Pfizer executive—Independent concern.

•

Three directors were designated “Accelerated Vesting” directors by The Corporate Library—due to involvement with a board that accelerated stock option vesting to avoid recognizing the corresponding expense:

William Steere

Constance Horner

William Gray

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 6

Your Company’s Response:

The Board opposes this proposal because cumulative voting is not in the best interests of the Company and its shareholders. Cumulative voting gives a small number of shareholders a voice in director elections that is disproportionate to their economic investment in the Company. The Board believes that each shareholder should be entitled to affect the outcome of elections in a manner proportionate to his or her ownership.

Consistent with most large corporations, Pfizer provides holders of common stock with one vote per share for each Board seat. This prohibits the “stacking” of votes behind certain directors and promotes the election of a Board in which each Director represents the interests of all shareholders. Cumulative voting undercuts this result and impairs effective Board functioning by allowing the election of one or more directors who represent the special interests of a small group of shareholders rather than all shareholders.

In addition, cumulative voting is unnecessary given Pfizer’s strong governance provisions and practices and longstanding reputation for being highly responsive to shareholder concerns. For example, in 2007, the Board amended Pfizer’s By-laws and Corporate Governance Principles to adopt a majority vote standard in the election of directors in uncontested elections. As a result, all

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  37

shareholders may now vote against directors of whom they disapprove, and a nominee in an uncontested election who does not receive a majority of votes cast must offer to tender his or her resignation to the Board. The Board believes these procedures are much more effective than cumulative voting for protecting shareholder interests.

Finally, it should be noted that only approximately 7% of S&P 500 companies currently provide for cumulative voting, and the majority of our shareholders rejected similar cumulative voting proposals in 2006 and 2007.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

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ITEM 7—SHAREHOLDER PROPOSAL REGARDING SPECIAL SHAREHOLDER MEETINGS

Special Shareholder Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Nick Rossi

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer.

Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration. Shareowner input on the timing of shareowner meetings is especially important during a major restructuring—when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings.

This proposal topic also won as high as 69%-support at the following companies based on 2008 yes and no votes:

Entergy (ETR)	55%
Emil Rossi (Sponsor)
International Business Machines (IBM)	56%
Emil Rossi
Merck & Co. (MRK)	57%
William Steiner
Kimberly-Clark (KMB)	61%
Chris Rossi
CSX Corp. (CSX)	63%
Children’s Investment Fund
Occidental Petroleum (OXY)	66%
Emil Rossi
FirstEnergy Corp. (FE)	67%
Chris Rossi
Marathon Oil (MRO)	69%
Nick Rossi

Please encourage our board to respond positively to this proposal:

Special Shareholder Meetings-

Yes on 7

Your Company’s Response:

The Board of Directors agrees that shareholders should have the ability to call special meetings of shareholders and, in October 2008, it amended Pfizer’s By-laws to give the holders of 25% or more of the common stock the right to do so. Permitting the holders of 25% of the common stock to call special meetings provides an appropriate balance between ensuring the Board’s accountability to shareholders and enabling the Board and management to operate the Company in an effective manner. Shareholder meetings are significant and costly undertakings that impose administrative and other burdens and require significant management attention. Consequently, the Board believes that permitting a smaller number of shareholders to call special meetings is inadvisable. Further, permitting the holders of 10% of our common stock to call special meetings, as contemplated by the proposal, could allow a small group of shareholders to exert undue influence, including by calling a special meeting on a matter in which the majority of shareholders have little or no interest.

The proposal indicates that special shareholder meetings may be especially important during a “major restructuring.” However, under Delaware corporate law, New York Stock Exchange requirements and the Company’s existing organizational documents, many major restructuring transactions already require shareholder approval and would therefore require the Board to call a special meeting or to seek shareholder approval of those actions at an annual meeting. In addition, the Company believes that, in requesting that any “exception or exclusion condition” affecting the shareholders’ ability to call a special meeting also be applied to “management and/or the board”, the proposal would be contrary to Delaware law and would impinge on the Board’s ability to exercise its fiduciary duties in the best interest of shareholders.

Finally, the Company believes that the proposal should be evaluated in the context of the Company’s overall corporate governance, including the high level of accountability and accessibility of Directors to our shareholders. Accordingly, the Board does not believe this proposal is in the best interests of shareholders.

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

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Executive Compensation: Table of Contents

40  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Report

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2009 Proxy Statement. Based on its review and discussions, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in Pfizer’s Proxy Statement for 2009.

Mr. Robert N. Burt

Mr. James M. Kilts

Mr. George A. Lorch

Dr. Dana G. Mead, Chair

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Executive Compensation: Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes Pfizer’s executive compensation program for 2008 and certain elements of the 2009 program. We use this program to attract, motivate, and retain colleagues whom the Board of Directors (the “Board”) has selected to lead our business.

This section of the Proxy Statement explains how the Compensation Committee (the “Committee”) made its compensation deci-

sions for our executives, including our Named Executive Officers for 2008. Those Named Executive Officers are our Chairman and Chief Executive Officer (“CEO”), Mr. Jeffrey B. Kindler; our Senior Vice President and Chief Financial Officer (“CFO”), Mr. Frank A. D’Amelio; and our three other most highly compensated executive officers, Mr. Ian C. Read, President, Worldwide Pharmaceutical Operations; Dr. Martin Mackay, President, Global Research and Development; and Dr. Corey S. Goodman, President, Biotherapeutics and Bioinnovation Center.

MARKET AND BUSINESS CONDITIONS

We and our industry continue to face challenges due to the profoundly changed business environment in which we operate. Pfizer maintains a strong financial position and is continuing to take steps to fundamentally transform its business so that we maintain our financial strength and sustain future performance. In furtherance of our company-wide transformational efforts, which commenced in 2007, during 2008 we created global business units within our Pharmaceutical business focused on Primary Care,

Specialty Care, Established Products, Oncology and Emerging Markets. This structure is designed to provide each global business unit the authority and accountability to make decisions as part of the Pharmaceutical business – quickly and with agility – in the best interest of its stakeholders, including customers and patients. We believe this business model will contribute to improved performance and increased shareholder value. To reinforce these goals, we have designed our compensation programs to link pay to performance.

EXECUTIVE SUMMARY OF COMPENSATION ACTIONS

This section is intended to highlight the key compensation decisions made by the Committee. Consistent with Pfizer’s compensation philosophy set forth below, the actions approved by the Committee for 2008 reflect the Company’s strong operating performance that exceeded the goals set by the Committee for revenue, adjusted diluted earnings per share (“EPS”), and cash flow from operations. Despite this excellent operating performance, the Committee also took into account the decline in Pfizer’s stock price during 2008. Pfizer’s stock did perform, however, better than the overall U.S. stock market on a relative basis.

The Committee, based on the recommendation of Mr. Kindler, determined that given macroeconomic conditions, the performance of Pfizer’s stock price and other factors, it would (a) freeze salaries for executive officers (other than in the case of promotions); (b) reduce 2008 bonuses for the executive officer group as compared to bonuses paid for 2007 to the comparable group of executive officers (the percentage of target bonus paid to executive officers is lower, on average, than the percentage of target bonus paid to the bonus eligible population); and (c) reduce the 2009 long-term incentive target grant amounts by 10%.

In support of our philosophy to align the interests of the executive officers with those of our shareholders, executive officers are required to hold a significant number of shares pursuant to Pfizer’s stock ownership guidelines, which range from four-to-five times their base salary to be achieved over a five-year period.

The Committee made two significant changes to the Pfizer compensation program which became effective early in 2009. The

Committee decided to eliminate the change-in-control severance agreements with our executive officers. Each of the executive officers voluntarily terminated his or her change-in-control severance agreement that would otherwise have expired on September 30, 2010 which allowed us to implement this action early in 2009. The Committee also instituted an executive severance plan that reflects competitive market norms, replacing the past practice of individual agreements.

For 2008, Mr. Kindler’s compensation (total direct compensation and perquisites) declined 5% as compared to 2007 (see “Performance Year Total Direct Compensation Comparison” table elsewhere in this Proxy Statement). His annual salary of $1.6 million was effective April 1, 2008 and has been frozen at that level. His cash incentive bonus was $3.0 million in 2008, down from $3.1 million in 2007, and the grant value of his latest long-term equity award was $8.3 million, down from $9 million in the prior year.

Detailed discussion of the above described actions is contained in the remainder of this Compensation Discussion and Analysis.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION PROGRAM

Pfizer’s compensation philosophy, which is set by the Committee and approved by the Board, is designed to align executive officers’ compensation with Pfizer’s short-term and long-term performance. A significant portion of each Named Executive Officer’s total compensation opportunity is directly related to Pfizer’s stock price

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Executive Compensation: Compensation Discussion and Analysis

performance as well as to other performance factors that measure our progress against the goals of our strategic plan. Our executive compensation program is structured to provide the compensation and incentives needed to attract, motivate and retain key executives who are crucial to Pfizer’s long-term success.

The specifics of the program and how the Committee reached its compensation decisions are discussed in detail in the remainder of this Compensation Discussion and Analysis.

MODIFICATIONS TO OUR EXECUTIVE COMPENSATION PROGRAM

The Committee continues to focus its efforts to refine the executive compensation structure and process consistent with evolving good governance practices and reflecting shareholder input.

In late 2007, several members of the Board, including the Chairs of the Corporate Governance, Compensation and Audit Committees, met with investors to discuss governance issues and our executive compensation practices and how they align with Pfizer’s overall strategies. Management continued this process in 2008 and 2009, meeting with investors and shareholder groups to gain their insights about how to enhance the reporting and disclosure of our plans and programs in this Proxy Statement.

The following summarizes the major changes to our executive compensation program, including changes made in response to our investors’ suggestions.

We restructured our executive compensation program in 2007 to better support the ongoing transformation of Pfizer’s business. This restructured program, which became effective in 2008, as more fully described in the chart on the following page, has three key principles:

1.	Positioning total direct compensation (the sum of salary, annual incentive awards, and long-term equity awards), as well as each individual compensation component, at approximately the median of our peer companies, with emphasis on pharmaceutical companies with large market capitalization.

2.	Placing greater emphasis on aligning annual incentive awards with the achievement of Pfizer’s short-term operating financial objectives, where incremental progress is critical during the transformation period.

3.	Rewarding both absolute and relative performance in total shareholder return through long-term equity incentive awards.

Our restructured program, designed to ensure that total direct compensation is competitive and tied to performance, has resulted in three significant changes to our executive compensation program.

•

First, both individual compensation elements and total direct compensation are structured to be more closely aligned with the median compensation of similarly-sized pharmaceutical companies. Our salary midpoints continue to approximate the competitive median, and our target annual incentive award opportunities are also more consistent with the competitive median.

•

Second, the annual incentive program (the “Global Performance Plan” or “GPP”) was modified to utilize a pool that is funded based on Pfizer’s performance on three financial metrics: revenues, adjusted diluted EPS, and cash flow from operations. The pool funding percentage ranges from 0% (performance must exceed a threshold level of performance or the pool is not funded) to 200% of target award levels. Earned individual payouts also range from 0% to 200% of target and reflect allocations from the available earned pool reflecting corporate, business unit, and individual performance, as discussed later in further detail.

•

Finally, in support of our transformation efforts, we modified our Executive Long-Term Incentive Plan by shifting 25% of the target value of our long-term equity awards to a new short-term incentive award, the “STI Shift Award.” This approach was adopted to promote the achievement of Pfizer’s annual financial, operating and strategic objectives during the next few years as we transform our business model. The Committee believes that the achievement of our annual objectives further aligns our executives’ interests with shareholders’ interests. The Committee believes that this approach will be useful for a three-year period and intends to reevaluate this approach for the 2011 long-term awards. This target amount (denominated in dollars) was established early in 2008 and the actual award payout will be determined in early 2009 based on 2008 performance. The STI Shift Award has the following features:

–	The STI Shift Award value is determined in the same manner as the annual incentive.

–	Unlike current annual incentive awards, which are paid entirely in cash, the STI Shift Award will be paid 50% in cash and 50% in restricted stock units that are subject to a three-year, service-based vesting schedule; however the Named Executive Officers may elect to receive 100% of this award in Restricted Stock Units (RSUs).

–	This STI Shift Award is treated for all purposes as a part of the long-term award and it does not contribute to pensionable earnings.

The Committee believes that this redesign will further promote the achievement of Pfizer’s annual financial objectives during this transformation period while strengthening the link between individual performance and shareholder value.

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Executive Compensation: Compensation Discussion and Analysis

2008 COMPENSATION COMMITTEE ACTIONS

ACTION	PRIOR PRACTICE	REASON FOR ACTION

•     After a comprehensive evaluation, including feedback from investors and shareholders, implemented a redesigned short-term annual incentive program so that it now includes:

•     An annual incentive pool funded based on Pfizer’s financial performance

•     Annual incentives determined by the Committee based on target award levels expressed as a percentage of salary midpoint, adjusted for performance

•     Individual annual incentives determined by objective performance measures for the Company, division and business unit and performance against individual goals

•     Annual incentive target award levels were set based on market data, expressed as a percentage of salary, adjusted based on a subjective evaluation of the executive’s performance against pre-set goals and other factors

•     To ensure that our executive compensation program is aligned with our pay-for-performance philosophy as well as our shareholders’ interests and is also an effective tool to attract, motivate, and retain executive management

•     To more closely align annual incentives with the achievement of Pfizer’s financial and strategic goals

•     Implemented the redesigned annual long-term incentive program for executives as follows: 25% of the grant value denominated as Restricted Stock Units (RSUs), 25% as Performance Share Awards (PSAs), 25% as Stock Appreciation Rights (SARs), and 25% as STI Shift Awards paid 50% in cash and 50% in RSUs

	• Long-term awards were more heavily weighted toward stock options (50% of target award)	• To promote the achievement of Pfizer’s annual objectives during our transformation period while maintaining close alignment with our shareholders’ return on their investment

• More active involvement in the development of compensation arrangements for new members of our Executive Leadership Team (the “ELT”) – those executives reporting directly to the CEO	• Committee reviewed and approved all compensation arrangements for the ELT	• To ensure that reasonable compensation arrangements are competitive and facilitate Pfizer’s ability to recruit top talent

•     Commenced a comprehensive review of executive severance practices and programs with a view toward eliminating existing change-in-control agreements and adopting an executive severance plan based on our broad-based severance program for U.S.-based employees

• Entered into change-in-control agreements with all executive officers

•     To reduce severance levels upon a termination of employment on a change in control; eliminate potential gross-up on certain severance payments; and offer a consistent and competitive severance program

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Executive Compensation: Compensation Discussion and Analysis

The Committee’s actions in 2008 reflect its ongoing efforts to enhance our executive compensation program. Similar actions in recent years include the following:

RECENT COMPENSATION COMMITTEE ACTIONS

ACTION	PRIOR PRACTICE	REASON FOR ACTION

• Established policies to recapture compensation from executives if certain acts occurred	• Recapture agreements were limited to gains attributable to long-term incentive compensation recognized during the prior 12 months	• Alignment with best practices and good corporate governance procedures

• Instituted a detailed annual review of all elements of compensation for the ELT using tally sheets	• Less formalized practice to review compensation paid to the ELT	• Useful in evaluating total compensation opportunities relative to market practice and performance and consistent with best practice

• Aligned compensation structure with 50th percentile target pay	• Compensation structure was aligned with 75th percentile target pay	• To better align compensation with market-based pay

ELEMENTS OF TOTAL COMPENSATION

The elements of total compensation for our executives are as follows:

Rewarding Short-Term Performance

•	Salary—The fixed amount of compensation for performing day-to-day responsibilities.

•

Global Performance Plan (“GPP”)—The annual incentive program (which replaced the Annual Incentive Plan (“AIP”)) provides competitively based short-term incentive opportunities for our executives to earn annual incentive awards for achieving Pfizer’s short-term financial goals and other strategic objectives measured over the current year.

Rewarding Long-Term Performance

•

Long-Term Incentive Awards—These awards are designed to build executive ownership, retain executives, and align compensation with the achievement of Pfizer’s long-term financial goals, creating shareholder value and achieving strategic objectives as measured over multi-year periods.

Other Elements of Total Compensation

•	Retirement Benefits—Amounts accrued for Pfizer pensions and other retirement savings.

•	Other Compensation—Matching contributions to the Pfizer Savings Plans, perquisites and health and welfare benefits.

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Executive Compensation: Compensation Discussion and Analysis

GENERAL OVERVIEW

Competitive Positioning—Creating An Executive Compensation Framework

In support of our compensation philosophy, we target the median compensation values of both a peer group of pharmaceutical companies and a general industry comparator group to determine an appropriate total value and mix of pay for our executives. For the general industry group, we use approximately 50% of current (and some former) Fortune 100 companies.

Our pharmaceutical peer group for 2008 consisted of the following companies, which were selected based on their size, market capitalization and complexity of their business, and availability of comparison data.

Pharmaceutical Peer Group

Abbott Laboratories Amgen AstraZeneca Bristol-Myers Squibb Eli Lilly	GlaxoSmithKline Johnson & Johnson Merck Schering-Plough Wyeth

The general industry comparator group was selected based on the same criteria as above, from other industry sectors determined by the Committee.

General Industry Comparator Group

Alcoa

Allstate

Altria Group

American Express

AIG

Bank of America

Boeing

Cardinal Health

Caterpillar

Chevron

Cisco

Citigroup

Coca-Cola

Comcast

ConocoPhillips

Dell

Dow Chemical

DuPont

ExxonMobil

FannieMae

FedEx

Ford Motor

General Electric

General Motors

Hewlett-Packard

Honeywell

Intel

International Paper

IBM

J.P. Morgan Chase

Lockheed Martin

Merrill Lynch

MetLife

Microsoft

Motorola

PepsiCo

Procter & Gamble

TimeWarner

United Parcel Service

United Technologies

UnitedHealth Group

Verizon

Viacom

Wachovia

Walt Disney

Wells Fargo

On an annual basis, the Committee reviews the peer groups and, in early 2008, determined not to make changes to our peer groups. It is expected that there will be changes to the peer groups in 2009 in light of recent economic events and industry consolidations.

The chart below compares Pfizer’s revenue, net income and market capitalization to the median revenue, net income and market capitalization for our pharmaceutical peer group and general industry comparator group.

	Pfizer	Pharmaceutical Peer Group Median	General Industry Comparator Group Median
Revenue	$48.3 billion	$23.3 billion	$51.4 billion
Reported Net Income	$8.1 billion	$5.1 billion	$3.1 billion
Market Capitalization	$107.8 billion	$59.9 billion	$34.5 billion

Revenue and net income based on 2008 year-end data. Market Capitalization based on February 2009 data.

Competitive Positioning—Applying the Compensation Framework to Executive Positions

The Committee uses the median compensation data for similar positions in both the peer and comparator groups as a guide in setting compensation targets for each executive. Each compensation target is assigned a numbered salary grade that allows the Company to simplify the compensation administration process and maintain internal equity.

Salary grades are used to determine the preliminary salary recommendation, target annual incentive award opportunity, and target long-term equity incentive award value for each executive position. Each salary grade is expressed as a range with minimum, midpoint, and maximum salary levels. Minimum and maximum salary range levels for each grade are set 25% below and above the salary range midpoint, which is intended to approximate the bottom and top quartile for positions assigned to that grade.

This framework provides a guide for the Committee’s determinations. The actual total compensation and/or amount of each compensation element for an individual executive may be more or less than this median figure, as explained below.

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Executive Compensation: Compensation Discussion and Analysis

Setting Compensation Targets

In February of each year, the Committee reviews the total compensation of our ELT members, including salaries, target annual incentive award opportunities, target annual long-term incentive award values and perquisites and all other benefits including retirement, health and welfare benefits, and severance. The Committee then sets each ELT member’s compensation target for the current year. Typically, this involves establishing annual and long-term incentive award opportunities. Regular salary adjustments become effective on April 1st. The Committee’s decisions are reviewed and ratified by the independent directors of the Board.

In making these compensation decisions, the Committee uses several resources and tools, including competitive market information. In addition, the Committee reviews a “tally sheet” for each ELT member. The tally sheet assigns a dollar amount to each compensation element, including current cash compensation (salary and target annual incentive opportunity); accumulated deferred compensation; outstanding equity awards; retirement, health and welfare benefits; perquisites; and potential severance payments. The Committee believes that the tally sheet is useful in evaluating each ELT member’s total compensation opportunities in relation to competitive market practice and performance.

Setting Performance Objectives

Decisions about individual compensation elements and total compensation are ultimately made by the Committee using its judgment, focusing primarily on the executive officer’s performance against his or her individual financial and strategic objectives, as well as Pfizer’s overall performance. The Committee also considers a variety of qualitative factors, including the business environment in which the results were achieved. Therefore, the components of our executive officers’ compensation are determined based on multiple factors, including the competitive market, individual performance, internal equity and affordability.

CEO Performance Objectives

The performance objectives for Mr. Kindler are established by the Committee based on its judgment as to where they believe Mr. Kindler should focus his energies to achieve Pfizer’s strategic plan. The Committee selects and weights Mr. Kindler’s goals, taking into consideration Pfizer’s current financial and strategic priorities. The Committee recognizes that increasing total shareholder return should be emphasized; however, performance against this objective may not be reflected in a single 12-month period. For 2008, 50% of Mr. Kindler’s annual incentive award opportunity was based on the Committee’s assessment of Pfizer’s total financial performance as measured by Total Revenue, Adjusted Diluted EPS and Cash Flow from Operations. The targets and actual results are shown below.

Financial Objective	2007 Results	2008 Target	2008 Results
Total Revenue*	$48.1 Billion	$48.0 Billion	$48.6 Billion
Adjusted Diluted EPS**	$2.25	$2.35	$2.43
Cash Flow from Operations	$13.4 Billion	$17.0 Billion	$18.2 Billion

*	Results for Revenue for annual incentive purposes are based on budgeted foreign exchange rates and exclude certain non-recurring items for their respective years. Therefore, the 2008 result differs from U.S. GAAP revenue of $48.3 billion shown on the previous page.

**	Results for adjusted diluted EPS for annual incentive purposes are based on budgeted foreign exchange rates and exclude certain non-recurring items for their respective years.

(See Appendix (1) for reconciliations of 2008 and 2007 U.S. GAAP revenues and U.S. GAAP diluted EPS to revenues for annual incentive purposes and adjusted diluted EPS for annual incentive purposes. Adjusted diluted EPS is defined as U.S. GAAP diluted EPS excluding purchase-accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. The revenues for annual incentive purposes and adjusted diluted EPS for annual incentive purposes measures are not, and should not be viewed as, a substitute for U.S. GAAP revenues and U.S. GAAP diluted EPS.)

The Committee set the target levels for the financial and strategic objectives relating to the annual incentive award opportunity and concluded that the relationship between the payments generated at the various levels of achievement and the degree of difficulty of the targets was significant and reasonable given the business environment and related factors and does not encourage unnecessary or excessive risk taking.

The remaining 50% of his 2008 annual incentive award opportunity was based on the Committee’s assessment of Mr. Kindler’s achievement of objectives that support business strategy, continuous improvement, and talent management, as follows:

•	Value-Based Portfolio Goal(1)—increasing the value of the Pfizer product portfolio (weighted 10%)

•	People Management—increasing colleague engagement, increasing diversity and inclusion, and developing the talent pipeline (weighted 10%)

•

Divisional Performance Objectives—meeting R&D product goals; improving capital allocation, capital structure, and establishing a long-term results team; improving the image and reputation of Pfizer (weighted 20%)

•	Innovation and Continuous Improvement—“breakthrough and sustaining” objective to instill a culture of innovation and continuous improvement (weighted 10%)

(1)	Value-Based Portfolio Goal (VBG) consists of the change in the value of Pfizer’s Development Portfolio (spanning projects which had achieved first-in-human approval) in expected Net Present Value terms on a year-to-year basis.

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Executive Compensation: Compensation Discussion and Analysis

The Committee selected these annual strategic goals based on its judgment that they represent areas where Mr. Kindler should focus to drive Pfizer’s strategic plan and shareholder value. Mr. Kindler’s goals were approved, and his progress was periodically reviewed, by the independent directors of the Board during the year.

Other Named Executive Officers’ Performance Objectives

The Committee also reviews the financial, operating, and strategic objectives that Mr. Kindler set for each of the other Named Executive Officers for the current year, as measured below.

Type of Objective	Defined As	Measured by
Financial	Increasing sales, controlling costs and generating cash flow	Total revenue, adjusted diluted EPS, and cash flow from operations

Strategic	Increasing the value of the portfolio, people management, and innovation and continuous improvement	Portfolio value growth; culture change, diversity and inclusion metrics; innovation and continuous improvement

Operating	Business unit specific goals for Named Executive Officers other than the CEO	Business unit specific indicators

As indicated in the following table, for 2008, 70% of the annual incentive award opportunity of each other Named Executive Officer was based on the achievement of “Shared Goals”, which include the financial objectives above, a value-based portfolio goal and people management. The remaining 30% of the annual incentive award opportunity was based on the achievement of individual goals related to their business unit performance, as determined by the Committee after consideration of Mr. Kindler’s recommendations.

Weightings Assigned to Each Performance Objective for the Other Named Executive Officers

Financial Objectives
Revenue
Adjusted diluted EPS
Cash Flow from Operations

Total Financial Objectives	50%

Strategic Objectives
Value-Based Portfolio Goal	10%
People Management including colleague engagement, diversity and inclusion and development of talent pipeline	10%

Total Shared Goals (Financial and Strategic Objectives)	70%

Divisional Performance	20%

Innovation and Continuous Improvement	10%

Total	100%

EVALUATING PERFORMANCE

CEO Performance

The Committee is responsible for evaluating Mr. Kindler’s performance against his objectives and determines his compensation, with input from the independent directors of the Board. Early in 2009,

the Committee reviewed Mr. Kindler’s performance against his objectives, as well as other key factors, and determined his compensation, which was ratified by the independent directors of the Board.

The Committee believes that Mr. Kindler’s leadership was a sig- nificant factor in the continued progress made by Pfizer in 2008 in

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Executive Compensation: Compensation Discussion and Analysis

strengthening the foundation for future growth and long-term success. Despite the unprecedented challenges in the global macroeconomic environment, the Company exceeded the goal set by the Committee for revenue of $48.0 billion, notwithstanding the reduction of $2.6 billion in revenue due to the loss of exclusivity of key products such as Norvasc and Camptosar in certain countries and the cessation of selling Zyrtec due to the terms of our divestiture of our Consumer Health Care business. In addition, the Company also exceeded the goals set by the Committee for adjusted diluted EPS of $2.35 and cash flow from operations of $17.0 billion. Total expenses declined from the 2006 level by $2.8 billion as compared to the original goal of $2.0 billion.

During 2008, the Company also implemented a global business unit model to align its valuable resources with and drive decision-making closer to its customers and the markets in which it operates. In addition, the Company prioritized its research and development efforts to focus on the greatest opportunities for scientific, medical and commercial success, and the Company remains on track to meet the various research and development targets announced in March 2009. Mr. Kindler also further strengthened the Company’s leadership team through strategic hiring and the redeployment of key senior leaders across the Company.

Under the direction of Mr. Kindler, Pfizer initiated negotiations to acquire Wyeth. The proposed acquisition, which was announced in January 2009, is expected to create one of the most diversified companies in the global healthcare industry, which the Company believes will well position it for improved, consistent and stable top-line and EPS growth, with sustainable shareholder value in the short and long term.

In view of the accomplishments noted above and the fact that he met all of his targeted goals and exceeded most of them, the

Committee and the Board of Directors believe that Mr. Kindler has successfully steered the Company during a year of opportunity and challenge, particularly given various Company-specific factors and macroeconomic factors, and that Mr. Kindler was appropriately compensated for 2008 considering overall Pfizer performance, his personal contributions and peer-group competitiveness. As detailed in the following pages, Mr. Kindler’s total direct compensation and perquisites for 2008 totaled $13.1M which is 5% lower than the amount paid to him for 2007. (See Performance Total Direct Compensation Comparison Table elsewhere in this Proxy Statement.)

Named Executive Officer Performance

The Committee and Mr. Kindler recognize the contributions the Named Executive Officers made to Pfizer’s success and their accomplishments during 2008. The collective efforts of the executive officers, including the Named Executive Officers, resulted in the following accomplishments for 2008, including: the establishment of the global business model and attainment of the revenue goal; the outstanding fiscal management and success in exceeding the cost-reduction target; and the prioritization of our research and development efforts and the increased number of phase 3 compounds at year-end. Mr. Kindler presented his initial performance evaluation and compensation recommendations for each executive officer, including the proposed 2009 salary freeze, except for promotions, annual incentive awards and long-term incentive award values. The Committee supplemented Mr. Kindler’s recommendations with its own evaluation (and that of the independent directors of the Board) of the individual’s performance, as well as its view of the individual’s potential within the organization, in finalizing its compensation actions. These factors were considered by the Committee in making their compensation decisions for the Named Executive Officers.

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Executive Compensation: Rewarding Performance

REWARDING PERFORMANCE

CASH COMPENSATION

2008 Salary

Salary increases for our Named Executive Officers in 2008 were determined by the Committee after considering:

•	Salary data from the peer and comparator groups

•	Each Named Executive Officer’s position in his salary range

•	Internal pay relationships among our ELT members based on their relative duties and responsibilities

•	A number of other factors, including individual performance, experience, future advancement potential, impact on Pfizer’s results, and retention

As part of the annual compensation process, the Committee increased annual salaries, effective April 1, 2008 as follows:

2008 Salary

Name	Prior Salary ($)	Salary Effective 4/1/08 ($)	% Increase
J. Kindler	1,500,000	1,600,000	6.7%

F. D’Amelio	1,026,000	1,060,000	3.3%

I. Read	1,026,000	1,060,000	3.3%

M. Mackay	900,000	950,000	5.6%

C. Goodman	725,000	740,000	2.1%

Effective January 1, 2009, salaries for our executive officers were frozen except in the case of promotion. See discussion in the section entitled “2009 Compensation Actions” elsewhere in the Proxy Statement.

2008 Performance Year Annual Incentive Award

Each Named Executive Officer’s 2008 target annual incentive award opportunity was set as a percentage of salary midpoint based on salary grade. Target annual incentive levels were based on an evaluation of competitive market data and internal equity. The use of salary midpoints for annual incentive targets is a significant change from our prior approach where target annual incentives were expressed as a percentage of salary. This provides all executives in the same salary grade with the same target annual incentive opportunity.

For 2008, target annual incentive opportunities for the Named Executive Officers ranged from 70%–150% of salary midpoint.

The actual annual incentive awards paid to the other Named Executive Officers for 2008 were determined by the Committee based on its evaluation of each executive’s performance measured against his objectives, with input from Mr. Kindler and the independent directors of the Board. Based on his evaluation of each executive’s performance against goals established for the year, Mr. Kindler submitted proposed annual incentive award recommendations to the Committee. The Committee reviewed these recommendations and considered its own evaluation of each executive’s performance, his/her relative contribution to the Company’s overall performance and response to unplanned or unforeseen events to determine the amounts payable.

In determining Mr. Kindler’s annual incentive award for 2008 performance, the Committee considered its evaluation of his performance, which included the Company’s overall performance, the significant restructuring and cost reductions, the actions taken to expand the research pipeline of new products, his overall management of the Company and the handling of unexpected challenges. Under Mr. Kindler’s leadership, the Company achieved its financial objectives (revenues, adjusted diluted EPS and cash flow from operations) for 2008. Additionally, Mr. Kindler reorganized the Company into global business units within our Pharmaceutical business, providing for greater focus on scientific, medical and commercial success while strengthening and promoting critical talent within the Company.

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Executive Compensation: Rewarding Performance

The 2008 annual incentive award opportunities and the actual annual incentive award payouts for each of the Named Executive Officers are presented in the following table:

2008 Annual Cash Incentive Awards

Name	Target Payout as a % of Midpoint	(1)	Payout Range as a % of Midpoint	Target Award ($)	Maximum Award ($)	Actual Award ($)	Actual Award as a % of Midpoint
J. Kindler	150%		0-300%	2,390,250	4,780,500	3,000,000	188%

F. D’Amelio	90%		0-180%	861,840	1,723,680	1,250,000	131%

I. Read	90%		0-180%	861,840	1,723,680	1,250,000	131%

M. Mackay	90%		0-180%	861,840	1,723,680	1,030,000	108%

C. Goodman	70%		0-140%	491,610	983,220	560,000	80%

(1) Target annual incentive amounts are based on a percentage of salary midpoint.

For annual incentive awards to be deductible under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the total amount of any annual incentive that can be paid to an executive officer in any one year is limited to a maximum of 0.3% of Pfizer’s “adjusted net income” (which for these purposes is defined as operating income from continuing operations, reduced by taxes and interest expense, and adjusted for any one-time gains or other non-recurring events). Since actual incentive amounts are based on Pfizer’s performance and the Committee’s assessment of each executive’s level of achievement against his or her specified goals, an executive’s annual incentive award may be more or less than target, subject to the overall adjusted net income limitation.

2008 Long-Term Equity Incentive Awards

In February 2008, executives received long-term equity incentive awards consisting of RSUs, PSAs, SARs and the portion of their long-term equity value shifted to STI Shift Awards.

Long-Term Instruments	Objective

RSUs with dividend equivalents*, payable in shares of common stock and only on vesting	To encourage ownership and retention while providing alignment with shareholders

PSAs with dividend equivalents*, payable on vesting in shares of common stock and only on the number of shares earned	To reward relative total shareholder return over a three-year performance period

SARs with dividend equivalents*, payable in shares of common stock and only on settlement	To link rewards to absolute total shareholder return over a five-year period

STI Shift Award	To promote the achievement of Pfizer’s annual financial, operating and strategic objectives during our transformation period as we strengthen the link to shareholder value
*	See description below for treatment of dividend equivalents.

RSUs represent a promise to deliver shares of Pfizer common stock upon the completion of a service-based vesting period. The vesting period is three years from the date of grant. The RSUs are not considered “performance-based compensation” for purposes of Section 162(m) and, therefore, the value of these awards made to our executives who are subject to Section 162(m) may not be deductible by Pfizer. To mitigate this result, upon vesting or upon termination of employment, the CEO and the three highest-paid Named Executive Officers (excluding the CFO) are required to defer receipt of their RSUs until they are no longer subject to Section 162(m) or the January 31 of the year following their termination date, whichever is earlier. Dividend equivalents on deferred RSUs are reinvested in additional stock units.

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Executive Compensation: Rewarding Performance

PSAs, which vest on the third anniversary of the grant date, provide the opportunity to earn shares of Pfizer common stock based on our total shareholder return measured over a three-year period, relative to the pharmaceutical peer group (see “Competitive Positioning” within this Proxy Statement). Upon completion of the performance period, dividend equivalents that would have been earned over the three-year period on the number of shares in the earned award are calculated and paid in additional shares of common stock, net of tax withholding.

Our SARs deliver value based on total shareholder return. The value delivered will be equal to the difference between the settlement price and the grant price, plus dividend equivalents accumulated during the five-year term. If the difference in stock price is negative, then the accumulated dividend equivalents are reduced by this amount to achieve the total shareholder return reward result. The grant price is the closing stock price ($22.55) on the date of the grant (February 28, 2008) and the settlement price is the 20-day average closing stock price ending on the fifth anniversary of the grant. The value will be delivered in shares of common stock, net of tax withholding. The SARs vest on the third anniversary of the grant date and settle on the fifth anniversary of the grant date.

To better reflect the grant terms, effective in 2009, we have changed the name of our SARs to TSRUs – Total Shareholder Return Units.

The STI Shift Award, which was introduced in 2008 and represents 25% of the long-term target incentive compensation value, promotes the achievement of Pfizer’s annual financial objectives during this transformational period while strengthening the link to shareholder value. The actual award payout was determined in early 2009 based on 2008 performance using the same methodology that was used to compute the size of the pool under the annual incentive plan, adjusted for business unit and individual performance and limited by the total pool. The awards were distributed 50% in cash and 50% in RSUs with a three-year vesting schedule.

2008 Equity Award Target Values

The target value of each Named Executive Officer’s long-term equity incentive award is set based on competitive market data and is initially targeted at the median value of the competitive market data. All executives in the same salary grade receive the same preliminary target award value. The Committee may exercise its judgment to adjust these preliminary target award values to recognize and reward individual performance, to recognize the executive’s potential to assume greater responsibility and to ensure retention of the executive through Pfizer’s transformational period. As a result, the actual target award values for each executive may be more or less than his or her preliminary target award value. Past equity awards have not significantly influenced individual award values, because the Committee determined that none of the executive officers had been materially advantaged or disadvantaged by its recent grant practices to an extent that required a current adjustment.

2008 Equity Award Allocations

The long-term incentives for Mr. Kindler and our other Named Executive Officers were equally split (i.e., 25% each), on a grant value basis, among RSUs, PSAs, SARs and the STI Shift Award. These awards were structured to emphasize the Committee’s expectation that our executive officers would focus their efforts on improving Pfizer’s stock price performance, both on an absolute basis (since the value realized from the SARs will mirror the total shareholder return of Pfizer’s shareholders) and on a relative basis (through their PSAs, which are earned based on Pfizer’s total shareholder return compared to peer companies in the pharmaceutical industry). RSUs are used for their potential retention value, and the STI Shift Award is intended to promote the achievement of the annual financial objectives in the short-term during the transformational period.

This allocation of value among the four vehicles was based, in part, on an analysis of the type and size of the equity awards granted to the executives of the companies in the comparator groups and, in part, the areas on which the Committee wanted our executives to focus their attention and energies in executing our long-term business strategy.

Once the target long-term equity incentive award values were set and the allocation among equity instruments was determined, the respective target values for the Named Executive Officers were converted into a number of units/SARs using the values of the awards as then estimated for financial accounting purposes.

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Executive Compensation: Rewarding Performance

2008 Performance Share Awards

The number of shares that may be earned under the PSA awards granted in February 2008 is based on a prescribed formula comparing Pfizer’s total shareholder return, including reinvestment of dividend equivalents, over a three-year period, in relation to the pharmaceutical peer group. If total shareholder return is below the threshold level compared to this peer group, then no shares are earned. If the total shareholder return is above the peer threshold level, but negative in the absolute (i.e., the decrease in the value of the stock exceeded the dividend equivalents), then the number of shares awarded can in no event exceed the target amount. If total shareholder return exceeds the threshold level, compared to this peer group, varying numbers of shares (up to a maximum of 200% of target) are earned as follows:

Performance Share Awards Relative Performance/Payout Matrix

Pfizer Relative Performance	Maximum Payout as a % of Target
1 (highest)	200%

2	200%

3	175%

4	150%

5	125%

6	100%

7	75%

8	50%

9 (threshold)	25%

10	0%

11 (lowest)	0%

Note: See pharmaceutical peer group in “Competitive Positioning”.

The Committee continues to believe that total shareholder return is the most appropriate measure of relative performance and therefore selected relative total shareholder return as the sole performance measure for the 2008 PSA cycle. In the Committee’s view, our relative total shareholder return compared with the pharmaceutical peer group remained a strategic priority during this period. The specific performance levels were set at these points to ensure that realized value would be received by our executive officers at the competitive median for target performance, with substantially lesser awards for threshold performance and substantially greater awards for maximum performance.

Prior to the use of PSAs, for 2003, 2004, and 2005, we granted “Performance-Contingent Share Awards,” or PCSAs, to our executive officers, including certain of the Named Executive Officers. Each executive officer’s award was based on the individual’s salary level, taking into consideration competitive data from the then-existing peer groups. These awards are determined using two criteria: total shareholder return and diluted EPS levels over a five-year period compared to the then-existing pharmaceutical peer group.

The number of shares that may be earned under a PCSA is based on a prescribed formula comparing Pfizer’s total shareholder return (including reinvestment of dividend equivalents) and the change in diluted EPS over a five-year period to the then-existing pharmaceutical peer group. These two performance measures are weighted equally. If Pfizer’s performance in both measured areas is below the threshold level in relation to the peer group, then no shares are earned. If Pfizer’s performance exceeds the threshold level compared to the peer group for either one or both measures, varying numbers of shares (up to a maximum of 167% of target) are earned. PCSAs were replaced with PSAs in 2006.

Our 2006 and 2007 long-term equity grants to our executive officers included PSAs. These performance shares followed the same approach that we used for the 2008 PSAs as described under “2008 Performance Share Awards” above.

For award cycles beginning in 2004, the pharmaceutical peer group consisted of Abbott Laboratories, Baxter International, Bristol-Myers Squibb, Colgate-Palmolive, Eli Lilly, Johnson & Johnson, Merck, Schering-Plough, and Wyeth. For award cycles beginning in 2005 and thereafter, the pharmaceutical peer group is our current pharmaceutical peer group (see “Competitive Positioning”).

The following table lists Pfizer’s performance ranking, based on total shareholder return and diluted EPS (as reported), compared to the performance of our current and pre-2005 pharmaceutical peer groups, and the corresponding performance share payout.

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Executive Compensation: 2009 Compensation Actions

Performance-Contingent Share Award Payout for the 2004–2008 Performance Award Cycle and Performance Share Award Payout for the 2006-2008 Performance Award Cycle

			Relative Total Shareholder Return	Change in Diluted Earnings Per Share (As Reported)
Name(1)	Award Type	Performance Period	Ranking out of # of Peer Companies	Ranking out of # of Peer Companies		Payout as a % of Target	Target Award at Grant (#)	Actual Award Shares (#)(3)		Target Award Value at Grant ($)(4)	Actual Award Value at $12.70 Per Share ($)
J. Kindler	PCSA	2004-2008	10 out of 10	1 out of 10		83.3%	75,480		(5)	2,804,082	—
	PSA	2006-2008	6 out of 11		(2)	100%	27,690		(5)	725,478	—

I. Read	PCSA	2004-2008	10 out of 10	1 out of 10		83.3%	42,600	35,500		1,582,590	450,850
	PSA	2006-2008	6 out of 11		(2)	100%	14,110	17,887		369,682	227,165

M. Mackay	PCSA	2004-2008	10 out of 10	1 out of 10		83.3%	31,500	26,250		1,170,225	333,375
	PSA	2006-2008	6 out of 11		(2)	100%	8,570	10,864		224,534	137,973

(1)    Based on Mr. D' Amelio’s and Dr. Goodman's hire dates, they do not have any outstanding awards currently vesting under this Program.

(2)    For the 2006-2008 performance period, total relative shareholder return was the only performance measure applied to the PSA Program.

(3)    The 2006-2008 PSA actual award shares include dividend equivalents over the three-year performance period.

(4)    This column represents the target award value based on February 26, 2004 stock price of $37.15 and February 23, 2006 stock price of $26.20.

(5)    Upon Mr. Kindler's promotion to CEO on July 31, 2006, the Committee added a second performance criterion, which is that these shares would be settled in RSUs at the end of the performance period and will only become payable if and when the Company's three-year total shareholder return exceeds the median for the pharmaceutical peer group. These RSUs will be forfeited if this second performance criterion is not met prior to Mr. Kindler's retirement or other termination of employment, other than for death or disability. Based on the 2004-2008 and 2006-2008 performance periods, the number of RSUs settled from the target award are 62,900 and 35,103 shares with values of $798,830 and $445,808, respectively, at $12.70 per share.

2009 COMPENSATION ACTIONS

2009 Salary

None of the executive officers received a salary increase in 2009 except for Mr. Read who received a salary increase of $106,000, effective April 1, 2009, due to a promotion related to his responsibilities of managing the newly created key customer-focused business units.

In February 2009, the Committee approved 2009 target annual incentive levels for the Named Executive Officers as follows:

Name	January 1, 2009 Salary ($)	2009 Salary Midpoint ($)	2009 Target Annual Incentive (%)	2009 Target Annual Incentive(1) ($)
J. Kindler	1,600,000	1,625,400	150%	2,438,100
F. D’Amelio	1,060,000	976,800	90%	879,120
I. Read	1,060,000	1,156,000	100%	1,156,000
M. Mackay	950,000	976,800	90%	879,120
C. Goodman	740,000	716,300	70%	501,410

(1)	2009 target annual incentive amounts are percentages of salary midpoints. For 2009, the salary midpoints were increased by 2% increasing the bonus targets by 2%.

2009 Annual Incentive Criteria

For 2009, 50% of Mr. Kindler’s annual incentive will be based on the financial performance of the Company as measured by the following metrics:

•	Total revenues

•	Adjusted diluted EPS

•	Cash flow from operations

The remaining 50% of his annual incentive will be based on the Committee’s assessment of selected strategic and objective goals.

The ELT members, including the other Named Executive Officers, will also be accountable for achieving these financial and strategic goals, with each officer having the same allocation as Mr. Kindler. In addition, annual incentives for the other Named Executive Officers will be based on the achievement of divisional and other selected goals.

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Executive Compensation: 2009 Compensations Actions

2009 Long-Term Equity Incentive Awards

In February 2009, the Committee granted long-term equity incentive awards to the Named Executive Officers in consideration of their 2008 performance and their future performance. The 2009 target grant values were reduced by 10% from 2008 levels. The table below shows the PSAs, TSRUs (Total Shareholder Return Units—a name change from SARs to better reflect the terms of this equity vehicle), RSUs and STI Shift Awards made to the Named Executive Officers:

2009 Long-Term Equity Incentive Awards

Name	Performance Period (or Other Period Unit Maturation or Payment)	Estimated Future Payouts Under the Performance Share Program(1)			TSRU Grant(4) (#)	RSU Grant(5) (#)	STI Shift Award(6) ($)
		Threshold(2) (#)	Target(3) (#)	Maximum (#)
J. Kindler(7)	1/1/09 - 12/31/11	36,031	144,122	288,244	637,438	144,122	1,912,500

F. D'Amelio	1/1/09 - 12/31/11	16,956	67,822	135,644	223,881	67,822	900,000

I. Read	1/1/09 - 12/31/11	16,956	67,822	135,644	223,881	67,822	900,000

M. Mackay	1/1/09 - 12/31/11	14,836	59,344	118,688	195,896	59,344	787,500

C. Goodman	1/1/09 - 12/31/11	7,065	28,259	56,518	93,284	28,259	375,000

(1)    The actual number of shares that will be paid out at the end of the performance period, if any, cannot be determined because the shares earned by the Named Executive Officers will be based upon our future performance compared to the future performance of the peer group. Dividend equivalents on any actual shares earned will be paid in shares of common stock at the end of the performance period.

(2)    If our performance is below the threshold level relative to our pharmaceutical peers, then no shares will be earned. To the extent the Company's performance exceeds the threshold performance level relative to the pharmaceutical peers, varying amounts of shares of common stock up to the maximum will be earned.

(3)    The target amounts varied up or down based on individual performance for 2008.

(4)    These TSRUs vest on the third anniversary of the grant date (February 26, 2012) and become payable on the fifth anniversary of the grant date (February 26, 2014). The value delivered will be equal to the change in stock price over the term plus dividend equivalents accumulated during that period, subject to the number of shares being positive. The ending value will be based on the 20-day average closing stock prices ending on the fifth anniversary of the grant date.

(5)    These RSUs vest on the third anniversary of the grant date (February 26, 2012). Dividend equivalents are reinvested as additional RSUs during the restricted period.

(6)    As part of the restructuring of the executive compensation program, 25% of the long-term award value has been allocated as an STI Shift Award (the actual award will be determined in 2010 based on 2009 performance). The payout will be 50% RSUs/50% cash or 100% RSUs, if an election is made.

(7)    In addition to his target award of $7,650,000 which was allocated equally among the four long-term incentive vehicles (i.e. 25%), the Committee awarded Mr. Kindler an additional $650,000 in TSRUs.

Note: The PSA and RSU values were converted to units using the closing stock price on February 23, 2009 of $13.27. The TSRUs have a grant price of $12.70, the closing stock price on February 26, 2009 (the grant date). The TSRU values were converted to TSRUs using $4.02 as determined on February 23, 2009.

EQUITY AWARD GRANT PRACTICES

Each year, the Committee grants equity awards to eligible employees, including the Named Executive Officers, at its February meeting. Typically, this meeting is scheduled for the fourth Thursday in February and is scheduled months in advance. Equity grants to newly hired employees, including executive officers, are made on the last business day of the month of hire. Special equity grants to continuing employees are made on the last business day of the month in which the award is approved. Stock option and TSRU/SAR grants have an exercise price equal to the closing market price of Pfizer’s common stock on their grant date. Our equity incentive plans strictly prohibit the re-pricing of stock option/TSRU/SAR grants without shareholder approval.

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Executive Compensation: Performance Year Total Direct Compensation Comparison

PERFORMANCE YEAR TOTAL DIRECT COMPENSATION COMPARISON

The table below shows how the Committee views the compensation of the Named Executive Officers for 2008 and 2007 in making decisions concerning their total direct compensation. As a significant portion of the Named Executive Officers' compensation consists of long-term stock-based compensation, and because the SEC rules require stock-based compensation to be reported based on the amounts expensed for financial statement purposes, this alternative table provides a guide to understanding the Committee's actions with respect to Named Executive Officers' compensation for 2008 and 2007 and the amounts reported in the Summary Compensation Table. It is not intended to replace the Summary Compensation Table.

Performance Year Total Direct Compensation Comparison

Name	Performance Year	Salary ($)	Annual Incentive Award(1) ($)	Long-Term Award Value at Grant(2) ($)	Perquisites(3) ($)	Total Direct Compensation and Perquisites(4) ($)
J. Kindler	2008	1,575,000	3,000,000	8,300,000	227,886	13,102,886
	2007	1,462,500	3,100,000	9,000,000	227,144	13,789,644

F. D'Amelio	2008	1,051,500	1,250,000	3,600,000	77,330	5,978,830
	2007	320,625	4,040,000	3,800,000	30,810	8,191,435

I. Read	2008	1,051,500	1,250,000	3,600,000	145,320	6,046,820
	2007	944,083	990,000	3,800,000	88,118	5,822,201

M. Mackay	2008	937,500	1,030,000	3,150,000	55,591	5,173,091
	2007	702,159	645,000	3,600,000	5,092	4,952,251

C. Goodman(5)	2008	736,250	560,000	1,500,000	—	2,796,250

(1)    The amounts shown in this column represent annual cash incentive awards made to the Named Executive Officers for 2008 and 2007 (if applicable).

(2)    The amounts shown in this column represent the grant value of long-term awards made to the Named Executive Officers for 2008 and 2007 (if applicable). The grant value was converted to RSUs and PSAs using the closing stock price on February 23, 2009 ($13.27) and February 25, 2008 ($22.78). The grant values for the TSRUs/SARs were converted using $4.02 and $5.63, respectively, using the Monte Carlo Simulation modeling tool on the same dates.

(3)    The amounts shown in this column represent the incremental cost of perquisites. Further information regarding these costs is included in the “2008 Incremental Cost of Perquisites Provided to Named Executive Officers” table within this Proxy Statement.

(4)    To reconcile to this amount to the Total Compensation column in the Summary Compensation Table, the Long-Term Award Value at Grant column from this table would be subtracted and the following columns on the same dates from the Summary Compensation Table would be added: Stock Awards, Option Awards, Change in Pension Value and Non-Qualified Deferred Compensation Earnings, and All Other Compensation (other than perquisites).

(5)    Dr. Goodman joined Pfizer on October 4, 2007 and was not an NEO for 2007. Therefore, only 2008 information is provided.

POST-EMPLOYMENT COMPENSATION

Terminated Change-in-Control Agreements

The Company had previously entered into change-in-control agreements (“CIC Agreements”) with our executive officers, including the Named Executive Officers (other than Mr. D'Amelio, discussed below), which provided for severance payments and benefits upon a termination of employment following a change in control of Pfizer. While the CIC Agreements were consistent with industry practices and those of the companies in the comparator groups, the Committee determined that the CIC agreements were no longer appropriate for Pfizer. Under the terms of these CIC Agreements, the Committee could have provided notice of non-

renewal which would have caused the CIC Agreements to expire on September 30, 2010. However, the executive officers voluntarily terminated their CIC Agreements, effective February 16, 2009, which allowed the Company to eliminate these agreements early in 2009 and enabled their participation in the Executive Severance Plan described below. As noted below, Mr. D’Amelio will become a participant in the Executive Severance Plan upon the expiration of his severance agreement. Severance payments and benefits under the CIC Agreements, as well as under the Executive Severance Plan, are described in the section headed “Estimated Benefits Upon Termination” elsewhere in this Proxy Statement.

56  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Post-Employment Compensation

Executive Severance Plan

Effective February 16, 2009, the Committee approved, and the Company implemented, a new Executive Severance Plan for our executive officers, including the Named Executive Officers. The Executive Severance Plan provides for severance benefits in the event of involuntary termination of employment without cause. Benefits under the Executive Severance Plan consist of cash severance equal to the greater of one times base salary plus target annual incentive or the amount calculated using the broad-based severance formula for U.S.-based employees. In addition, eligible executives would receive a pro-rata target annual incentive for the year of termination as well as certain health and welfare benefits. Mr. D’Amelio will not be eligible to participate in the Executive Severance Plan until he is no longer eligible for severance benefits under the terms of his severance agreement described below.

CFO Severance Agreement

As part of his hiring offer in 2007, we entered into a severance agreement with Mr. D’Amelio, providing that, if at any time before September 10, 2009, his employment is terminated without cause or for good reason, he will be entitled to receive a lump sum payment equal to the sum of:

•	his earned but unpaid salary through the termination date, and

•	a prorated portion of either his target or earned annual incentive award, whichever is greater, for the year in which the termination occurs.

In addition, he will be entitled to receive a lump sum amount equal to two full years’ salary, plus two times either his target or earned annual incentive award, whichever is greater, for the year of termination. Further, for the two-year period following termination of employment (or, if earlier, until he becomes eligible to receive group health coverage from another employer), he will continue to receive group health benefits from Pfizer at our expense.

The payments and benefits provided under the severance agreement will be reduced by any payments and benefits payable to Mr. D’Amelio as a result of termination of his employment following a change in control of Pfizer that occurs during the term of the severance agreement. Under the terms of the severance agreement, he is subject to certain confidentiality and non-disparagement provisions and, during his employment and for a subsequent period of 12 months, certain non-compete and non-solicitation provisions.

The Committee decided, in its judgment, that this agreement was needed to recruit Mr. D’Amelio to join Pfizer and to mitigate the risks associated with leaving his former employer and assuming the challenges of his new position. Mindful of the potential total value of this agreement in the event of a termination of employment during his first three years with Pfizer, the Committee limited the amount of severance to his salary and target or earned annual incentive award for this period, did not provide accelerated vesting of unearned equity awards, and provided for a reduced payment in the event that his change in control severance clause was triggered during the period of the agreement. As a result, the Committee determined that the potential payments under this agreement were not excessive in relation to his employment service.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  57

Executive Compensation: Employment and Retirement Benefits

EMPLOYMENT AND RETIREMENT BENEFITS

DEFERRED COMPENSATION

We permit our executive officers to defer receipt of their earned annual incentives and any shares earned under PSAs. Annual incentives may be deferred into either a Pfizer stock unit fund or a cash fund earning interest at 120% of the applicable federal long-term rate (which fluctuated between 4.95% and 5.40% in 2008). The Pfizer stock unit fund is credited with reinvested dividend equivalent units. PSAs may be deferred only into the Pfizer stock unit fund.

INSURANCE PLANS

We provide a number of health and family security benefits, such as medical insurance, dental insurance, life insurance, and long-term disability insurance through our active employee flexible benefit plan. These benefits are available to all U.S.-based employees, including each Named Executive Officer, and are comparable to those provided by the companies in the general industry comparator group. These programs are designed to provide certain basic quality of life benefits and protections to Pfizer employees, including the Named Executive Officers, and at the same time enhance Pfizer’s attractiveness as an employer of choice. The Company cost of the benefit for the Named Executive Officers ranges from $15,000 to $21,000.

RETIREMENT AND SAVINGS PLANS

Pfizer maintains qualified defined benefit pension plans for the benefit of all its eligible U.S.- and Puerto Rico-based employees, including the Named Executive Officers. For those employees earning in excess of the Internal Revenue Code 401(a)(17) limit ($230,000 for 2008) (including the Named Executive Officers), Pfizer maintains a related supplemental benefit restoration plan. Neither the qualified defined benefits pension plans nor the related supplemental benefit restoration plans have provision or features that apply to the Named Executive Officers that do not apply to other participants in those plans. These plans are described in the narrative accompanying the “2008 Pension Benefits” and the “2008 Non-Qualified Deferred Compensation” tables within this Proxy Statement.

RETIREE HEALTHCARE BENEFITS

In addition to active employee benefits, we provide post-retirement medical, dental, and life insurance to retirees according to each “legacy company” plan under which the eligible employees are covered. A “legacy company” is the employee’s original employer, before Pfizer’s mergers with Warner-Lambert and Pharmacia. The Named Executive Officers are all covered under the legacy-Pfizer plans for U.S. employees, which provide up to $12,000 of annual medical premium cost before age 65, $3,000 of annual medical premium cost after age 65, and up to $250,000 of life insurance coverage, which reduces ratably to $2,500, 10 years after retirement.

PERQUISITES

We provide a limited number of perquisites and other personal benefits to our Named Executive Officers, including the limited personal use of company aircraft, the use of a company car and driver for Mr. Kindler only, and financial counseling services. In limited instances, we allow executives the use of company transportation related to relocations. These benefits provide flexibility to our executives and increase travel efficiencies, allowing more productive use of their time, which, in turn, allows greater focus on Pfizer-related activities.

COMPANY AIRCRAFT

With the approval of the CEO, the Company’s aircraft may be used in the following situations:

•	Pfizer ELT members are eligible to use the aircraft for business purposes.

•

An ELT member who is using the aircraft for Pfizer business purposes may be accompanied by his/her spouse or partner. Effective in July 2008, all spouse/partner travel is considered personal use and is subject to taxation and disclosure; previously, certain spouse/partner travel could be considered business-related based on a case-by-case determination.

•

Under our policies, approximately 20 hours of personal use per calendar year for each type of aircraft (helicopter and plane) are generally allowed for use by each ELT member. The 20 hours of personal use does not include deadhead time.

•

Non-employee Directors may use Pfizer aircraft to attend director functions and for Pfizer business purposes, subject to certain conditions. Occasionally, non-employee Directors when traveling on Pfizer business may be accompanied by family members.

•

The amounts disclosed in the “All Other Compensation” column in the Summary Compensation Table, were valued based on the incremental cost of the personal use of Company aircraft, using a method that takes into account the following items for the number of flight hours used (flight hours include deadhead time):

•	landing/parking/flight planning services expenses;

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Executive Compensation: Perquisites

•	crew travel expenses;

•	supplies and catering;

•	aircraft fuel and oil expenses per hour of flight;

•	aircraft accrual expenses per hour of flight;

•	maintenance, parts and external labor (inspections and repairs) per hour of flight;

•	any customs, foreign permit and similar fees; and

•	passenger ground transportation.

Tax Reporting—Personal Use of Aircraft

As a result of the recommendations contained in an independent, third-party security study, the Board has determined that Mr. Kindler must use the Company aircraft for personal travel. For income tax purposes, the amount included in his income is based on IRS regulations. This amount is not grossed up for taxes. This amount is generally lower than the incremental costs shown in the “2008 Incremental Cost of Perquisites Provided to Named Executive Officers” table shown below.

CAR AND DRIVER

The amounts disclosed below for the personal use of a Company car are based on the incremental cost to the Company, calculated as a portion of the cost of the annual lease, a portion of the cost of the driver and fuel used. The policy on the use of the cars for 2008 is outlined below:

•	cars and drivers were available to all ELT members for business reasons; to the extent they do use them for personal use, they are required to reimburse the Company;

•	for security reasons, cars and drivers are available to Mr. Kindler for personal use and for commutation; and

•	spouse/partner travel is considered personal use, and the incremental cost of such travel must be reimbursed to the Company.

With respect to the personal use and commuting by the CEO, the costs are not reimbursed and the incremental cost to the Company is reflected below. For tax purposes, the cost of the cars and fuel was imputed as income and was not grossed up for taxes. As a result of the recommendations contained in an independent, third-party security study, the cost of the drivers is not reportable as income to Mr. Kindler for tax purposes.

OTHER PERQUISITES

The Company provides a taxable allowance of up to $10,000 to our executive officers for financial counseling services, which may include tax preparation and estate planning services. We value this benefit based on the actual charges for the services.

The Company does not provide or reimburse for country club memberships for any executive officers. Home security systems are available to the ELT members. The cost of any such systems is imputed as income to the recipients.

The following table summarizes the incremental value of perquisites for the Named Executive Officers in 2008.

2008 Incremental Cost of Perquisites Provided to Named Executive Officers

Name	Aircraft Usage ($)	Financial Counseling ($)	Car Usage ($)	Home Security ($)	Other(1) ($)	Total ($)
J. Kindler	175,210	10,000	39,537	1,217	1,922	227,886

F. D’Amelio	70,505	6,825	—	—	—	77,330

I. Read	129,850	10,000	—	—	5,470	145,320

M. Mackay	40,834	5,000	—	9,389	368	55,591

C. Goodman	There were no perquisite costs for Dr. Goodman.

(1) The amounts shown in this column represent the incremental costs of a spouse accompanying a Named Executive Officer traveling for business purposes.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  59

Executive Compensation: Other Compensation Policies

OTHER COMPENSATION POLICIES

TAX AND ACCOUNTING POLICIES

Section 162(m) limits to $1 million the amount of remuneration that Pfizer may deduct in any calendar year for its CEO and the three other highest-paid Named Executive Officers, other than the CFO. We have structured our annual cash incentive awards, SARs, PSAs, and PCSAs to meet the exception to this limitation for “performance-based” compensation, as defined in Section 162(m), so that these amounts will be fully deductible for income tax purposes. RSUs (except for those awarded as part of the STI Shift Awards), do not, however, qualify as “performance-based” compensation.

To maintain flexibility so that the executive compensation may be delivered in a manner that promotes varying corporate goals, we do not have a policy requiring all compensation to be deductible. Since Messrs. Kindler and Read’s salaries were in excess of $1 million, a portion of these salaries and the value of their perquisites and other benefits were not deductible.

DERIVATIVES TRADING

No employee, including Named Executive Officers, may purchase or sell options on Pfizer common stock, or engage in short sales of Pfizer common stock. Also, trading by executive officers and directors in puts, calls, straddles, equity swaps, or other derivative securities that are directly linked to Pfizer common stock is prohibited. These same provisions also apply to our non-employee Directors.

STOCK OWNERSHIP

We have stock ownership requirements for our executive officers, including the Named Executive Officers. Mr. Kindler is required to own Pfizer common stock equal in value to at least five times his annual salary. The other Named Executive Officers are required to own Pfizer common stock equal in value to at least four times their annual salaries. We have also established milestone guidelines that we use to monitor progress toward meeting these targets over a five-year period. Under these milestone guidelines, Mr. Kindler’s ownership requirement is currently four times his salary. As of March 1, 2009, Mr. Kindler has reached his full milestone guideline (four times salary).

COMPENSATION RECOVERY

The Committee may, if permitted by law, make retroactive adjustments to any cash- or equity-based incentive compensation paid to Named Executive Officers and other executives where the payment was predicated upon the achievement of specified financial results that were the subject of a subsequent restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive officer. In addition, all of the equity incentive awards that we grant contain compensation recovery provisions.

ROLE OF COMPENSATION CONSULTANT

Since 2003, the Committee has engaged George Paulin, Chief Executive Officer of Frederic W. Cook & Co. as an independent outside compensation consultant in accordance with the policy outlined below to fulfill the following responsibilities:

•	advise the Committee Chair on management proposals as requested;

•	undertake special projects at the request of the Committee Chair;

•	advise the Committee Chair on setting agenda items for Committee meetings;

•	review Committee agendas and supporting materials in advance of each meeting;

•	attend Committee meetings;

•	review the Company’s total compensation philosophy, peer group and competitive positioning for reasonableness and appropriateness;

•	review the Company’s total executive compensation program and advise the Committee of plans or practices that might be changed to improve effectiveness;

•	audit the selected peer group and survey data for competitive comparisons;

•	oversee and audit survey data on executive pay practices and amounts that come before the Committee;

•	provide market data and recommendations on CEO compensation without prior review by management except for necessary fact checking;

•	review the Compensation Discussion and Analysis and related tables for our proxy statement;

•	review any significant executive employment or severance agreements in advance of being presented to the Committee for approval;

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Executive Compensation: Role of Compensation Consultant

•	periodically review the Committee’s charter and recommend changes; and

•	proactively advise the Committee on best-practice ideas for Board governance of executive compensation as well as areas of concern and risk in the Company’s program.

In 2008, as part of his ongoing services to the Compensation Committee as described above, Mr. Paulin attended 7 of the 8 meetings, including all regularly scheduled meetings, of the Committee. For the teleconference meeting that he did not attend, he provided the Committee with his advice and recommendation prior to the meeting. During 2008, he worked on the following projects:

•	advised the Committee with respect to the design and amounts of compensation for newly hired executive officers;

•	actively participated in design, review and discussions of the new executive compensation program;

•	advised the Committee on the appropriate long-term incentives to best align executive performance with shareholder interests;

•	reviewed disclosures and correspondence with SEC and government officials relating to executive compensation matters;

•	advised on appropriate executive performance goals and metrics;

•	advised on proxy recommendations relating to executive pay from shareholder groups;

•	advised the Committee on market trends and developments; and

•	advised the Committee on severance benefits.

The total amount of fees paid to Frederic W. Cook & Co. for services to the Committee in 2008 was $145,211. In addition, the Committee reimburses Mr. Paulin for all reasonable travel and business expenses. Frederic W. Cook & Co. receives no other fees or compensation from the Company, except a fee of less than $5,000 to provide an executive compensation survey.

POLICY—CRITERIA FOR SELECTION OF COMMITTEE CONSULTANT

The Committee established the following criteria used to select a consultant to the Compensation Committee.

•	Degree of independence

–	Financial independence—measured by dollar volume of other business conducted with Pfizer

–	Independent thinking—subjectively assessed by their known work as well as information gathered in the screening interviews

•	Familiarity with the business environment

–	Knowledge of the pharmaceutical industry

–	Specific knowledge of Pfizer, its senior management, and Board of Directors

–	Broad knowledge of general industry current practices and emerging trends

–	Public relations

•	Particular strengths and/or distinguishing characteristics including, but not limited to:

–	Creative thinking

–	Strong sense of corporate governance

–	Special areas of expertise

–	Ability to establish rapport or dynamic presence with groups

•	References from current clients where the consultant acts in an advisory role similar to the role desired by the Pfizer Compensation Committee

•	Potential issues

–	Conflict of interest with other clients

–	Degree of availability/accessibility

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  61

Executive Compensation: Compensation Tables

COMPENSATION TABLES

2008 Summary Compensation Table
Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	(1)	Stock Awards ($) (e)	(3)

J. Kindler Chairman and Chief Executive Officer	2008 2007 2006	1,575,000 1,462,500 1,103,883	— 3,100,000 3,300,000		4,715,947 1,162,835 2,736,265

F. D'Amelio Chief Financial Officer	2008 2007	1,051,500 320,625	— 4,040,000	(2)	4,328,129 907,717

I. Read President, Worldwide Pharmaceutical Operations	2008 2007 2006	1,051,500 944,083 813,450	— 990,000 667,200		1,732,560 190,134 1,651,580

M. Mackay(8) President, Global Research & Development	2008 2007	937,500 702,159	325,000 645,000		1,700,302 166,291

C. Goodman(8) President, Biotherapeutics & Bioinnovation Center	2008	736,250	1,700,000		778,905

1) The amounts shown in this column represent annual cash bonus awards made to the Named Executive Officers for 2007 and 2006 (if applicable). In 2008, Dr. Mackay received a $325,000 cash award for recognition purposes after the retirement announcement of our former head of Research & Development. Under Dr. Goodman's employment offer, he received a sign-on cash incentive to replace compensation from his prior employer of $3.4 million payable in two equal installments in 2007 and 2008. If his employment is voluntarily terminated prior to the second anniversary of his hire date (October 4, 2007), he is required to repay $1.7 million to the Company (net of applicable tax withholding). The second installment of $1.7 million is shown in this bonus column. In light of the changes to our annual incentive program for 2008, payments under that program are reported under the “Non-Equity Incentive Plan Compensation” column.

2) Upon hire in September 2007, Mr. D'Amelio received a $2.7 million cash replacement award for his partial-year bonus and forfeited retention payments from his prior employer and also a $1 million sign-on cash incentive, which was vested on December 31, 2007 and paid on March 1, 2008. These payments are included in this column and were part of his employment offer. Also included in this amount is the bonus payment of $340,000 relating to his 2007 performance.

3) The amounts shown in this column represent the 2008 financial statement expense under FAS 123R for all outstanding RSUs, PSAs and the STI Shift award. Further information regarding the awards is included in the "2008 Grants of Plan-Based Awards" and "2008 Outstanding Equity Awards at Year-End" tables within this Proxy Statement. The fair values have been determined based on assumptions set forth in the Company's 2008 Financial Report (Note 15, Share-Based Payments).

4) The amounts shown in this column represent the 2008 financial statement expense under FAS 123R for all outstanding stock option awards and SARs and includes compensation costs recognized in the financial statements with respect to awards granted in previous fiscal years and in 2008. Mr. Read is retirement eligible (retirement defined as age 55 with 10 years of service) and, therefore, expense associated with his stock options has been accelerated to the one-year anniversary of the grant. The fair values have been determined based on assumptions set forth in the Company's 2008 Financial Report (Note 15, Share-Based Payments).

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Executive Compensation: Compensation Tables

2008 Summary Compensation Table (continued)
Name and Principal Position (a)	Year (b)	Option Awards ($) (f)	(4)	Non-Equity Incentive Plan Compensation ($) (g)	(5)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($) (h)	(6)	All Other Compensation ($) (i)	(7)	Total ($) (j)

J. Kindler Chairman and Chief Executive Officer	2008 2007 2006	3,281,916 2,868,866 1,971,676		3,000,000 — —		759,298 477,783 422,091		438,261 441,456 265,318		13,770,422 9,513,440 9,799,234

F. D'Amelio Chief Financial Officer	2008 2007	952,333 205,922		1,250,000 —		423,085 927,990		127,303 32,278		8,132,350 6,434,532

I. Read President, Worldwide Pharmaceutical Operations	2008 2007 2006	1,600,603 1,634,681 1,104,982		1,250,000 — —		963,274 133,784 455,792		237,188 160,626 86,159		6,835,125 4,053,307 4,779,162

M. Mackay(8) President, Global Research & Development	2008 2007	874,707 677,759		1,030,000 —		418,645 113,687		97,441 115,217		5,383,595 2,420,113

C. Goodman(8) President, Biotherapeutics & Bioinnovation Center	2008	275,302		560,000		157,972		38,044		4,246,473

5) The amounts shown in this column represent annual cash incentive awards for 2008 made to the Named Executive Officers under the Global Performance Plan. Further information regarding these awards is included in the "2008 Annual Cash Incentive Awards" table within this Proxy Statement.

6) The Company does not pay "above market" interest on non-qualified deferred compensation; therefore, this column reflects pension accruals only. The 2008 pension accrual amounts represent the difference between the December 31, 2007 and December 31, 2008 present value of age 65 accrued pension, or the current benefit if the Named Executive Officer is eligible for an unreduced pension under the Retirement Plan and Supplemental Retirement Plan, based on the pension plan assumptions for each year as shown in the footnotes to the "Pension Plan Assumptions" table within this Proxy Statement. The 2007 value for Mr. D'Amelio includes additional pension service credit.

7) These amounts shown in this column represent the sum of the Company's Savings Plan and Supplemental Savings Plan matching contributions and incremental cost to the Company of perquisites received by the Named Executive Officers. The Savings Plan matching contributions include Company matching funds under the Pfizer Savings Plan (a tax-qualified retirement savings plan) and under the related Supplemental Savings Plan. These plans are discussed in more detail in the notes to the "2008 Non-Qualified Deferred Compensation" table within this Proxy Statement.

8) Dr. Mackay was not a Named Executive Officer for 2006; therefore 2006 information is not provided. Dr. Goodman joined Pfizer effective October 4, 2007 as President of our Biotherapeutics and Bioinnovation Center and was not a Named Executive Officer for 2007; therefore, only 2008 information is provided.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  63

Executive Compensation: Compensation Tables

The following Grants of Plan-Based Awards Table provides additional information about RSUs, PSAs, SARs and the STI Shift awards granted to our Named Executive Officers during the year ending December 31, 2008. The Company’s annual incentive plan is its only non-equity incentive award plan; however, the Company cannot estimate future annual incentives under this plan and has therefore omitted the corresponding columns. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section headed “2008 Long-Term Equity Incentive Awards.”

2008 Grants of Plan-Based Awards Table

		Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units(1) (#) (i)	All Other SAR Awards: Number of Securities Underlying SARs(1) (#) (j)	Exercise or Base Price of SARs Awards ($/Sh) (k)	Grant Date Fair Value of Stock, SARs and Short-Term Incentive Shift(3) Awards ($) (l)
Name (a)	Grant Date (b)	Threshold (#)/($) (f)	Target(1) (#)/($) (g)	Maximum (#)/($) (h)
J. Kindler	2/28/2008						399,645	22.55	2,222,026
						98,771			2,227,286
		24,693	98,771	197,542	(2)				3,075,729
		0	2,250,000	4,500,000	(4)				2,250,000

F. D’Amelio	2/28/2008						168,739	22.55	938,189
						41,703			940,403
		10,426	41,703	83,406	(2)				1,298,631
		0	950,000	1,900,000	(4)				950,000

I. Read	2/28/2008						168,739	22.55	938,189
						41,703			940,403
		10,426	41,703	83,406	(2)				1,298,631
		0	950,000	1,900,000	(4)				950,000

M. Mackay	2/28/2008						159,858	22.55	888,810
						39,508			890,905
		9,877	39,508	79,016	(2)				1,230,279
		0	900,000	1,800,000	(4)				900,000

C. Goodman	2/28/2008						97,691	22.55	543,162
						24,144			544,447
		6,036	24,144	48,288	(2)				751,844
		0	550,000	1,100,000	(4)				550,000

(1)    The PSA and RSU award values were converted to units using the closing stock price of $22.78 on February 25, 2008; the SARs values were converted using $5.63, the estimated Monte Carlo Simulation Modeling value as of February 25, 2008.

(2)    The amounts shown in this column represent the threshold, target, and maximum payouts under our PSA Program for the January 1, 2008 through December 31, 2010 performance period.

(3)    The amounts shown in this column represent the award values of RSUs, PSAs and SARs at the respective FAS 123R values of $22.55, $31.14 and $5.56, respectively, as of February 28, 2008. The STI Shift Award values represent the target values granted on February 28, 2008.

(4)    25% of the long-term incentive award value was allocated as a STI Shift award. The actual award payout ranges from 0% to 200% of the target value and will be determined in 2009 based on 2008 performance. The payout will be 50% RSUs/50% cash.

64  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Compensation Tables

The following table summarizes the equity awards we have made to our Named Executive Officers that are outstanding as of December 31, 2008.

2008 Outstanding Equity Awards at Year-End Table

		Option/SAR Awards(2)							Stock Awards(3)
Name (a)	Grant Date/ Performance Share Period(1)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Number of Securities Underlying Unexercised SARs Vested (b)	Number of Securities Underlying Unexercised SARs Unvested (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option/ SAR Exercise Price (e)($)	Option/ SAR Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)($)
J. Kindler	1/2/2002	150,000					39.65	1/1/2012
	2/27/2003	200,000					29.33	2/26/2013
	2/26/2004	150,000	75,000				37.15	2/25/2014
	2/24/2005	87,002	173,998				26.20	2/23/2015
	2/23/2006		400,000				26.20	2/22/2016	31,838	563,851
	7/31/2006		500,000				26.29	7/30/2016
	2/22/2007		760,000				25.87	2/21/2017	76,680	1,358,003
	2/28/2008				399,645		22.55	2/28/2013	103,922	1,840,459
	2/28/2008								12,310	218,010
	1/1/2004-12/31/2008										75,480	1,336,751
	1/1/2005-12/31/2009										58,330	1,033,024
	1/1/2006-12/31/2008										27,690	490,390
	1/1/2007-12/31/2009										155,200	2,748,592
	1/1/2008-12/31/2010										98,771	1,749,234

F. D’Amelio	9/28/2007	97,333	194,667				24.43	9/27/2017	168,319	2,980,929
	2/28/2008				168,739		22.55	2/28/2013	43,878	777,079
	1/1/2008-12/31/2010										41,703	738,560

I. Read	4/22/1999	81,450					42.07	4/21/2009
	2/24/2000	60,000					32.94	2/23/2010
	2/22/2001	170,000					45.34	2/21/2011
	2/28/2002	100,000					41.30	2/27/2012
	2/27/2003	120,000					29.33	2/26/2013
	2/26/2004	93,334	46,666				37.15	2/25/2014
	2/24/2005	48,334	96,666				26.20	2/23/2015
	2/23/2006		193,000				26.20	2/22/2016	16,223	287,309
	2/22/2007		250,000				25.87	2/21/2017	19,602	347,151
	9/28/2007		25,000				24.43	9/27/2017	4,666	82,635
	2/28/2008				168,739		22.55	2/28/2013	43,878	777,079
	1/1/2004-12/31/2008										42,600	754,446
	1/1/2005-12/31/2009										27,480	486,671
	1/1/2006-12/31/2008										14,110	249,888
	1/1/2007-12/31/2009										22,048	390,470
	1/1/2008-12/31/2010										41,703	738,560

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Executive Compensation: Compensation Tables

2008 Outstanding Equity Awards at Year-End Table

		Option/SAR Awards(2)							Stock Awards(3)
Name (a)	Grant Date/ Performance Share Period(1)	Number of Securities Underlying Unexercised Options Exercisable (b)	Number of Securities Underlying Unexercised Options Unexercisable (c)	Number of Securities Underlying Unexercised SARs Vested (b)	Number of Securities Underlying Unexercised SARs Unvested (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (d)	Option/ SAR Exercise Price (e)($)	Option/SAR Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (g)	Market Value of Shares or Units of Stock That Have Not Vested (h)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (j)($)
M. Mackay	4/22/1999	84,450					42.07	4/21/2009
	2/24/2000	39,600					32.94	2/23/2010
	2/22/2001	135,000					45.34	2/21/2011
	2/28/2002	65,000					41.30	2/27/2012
	2/27/2003	75,000					29.33	2/26/2013
	2/26/2004	66,667	33,333				37.15	2/25/2014
	2/24/2005	33,334	66,666				26.20	2/23/2015
	2/23/2006		120,000				26.20	2/22/2016	9,853	174,497
	2/22/2007		120,000				25.87	2/21/2017	10,027	177,578
	5/31/2007								8,204	145,293
	10/31/2007		62,500				24.61	10/30/2017	6,755	119,631
	2/28/2008				159,858		22.55	2/28/2013	41,568	736,169
	1/1/2004-12/31/2008										31,500	557,865
	1/1/2005-12/31/2009										20,820	368,722
	1/1/2006-12/31/2008										8,570	151,775
	1/1/2007-12/31/2009										15,320	271,317
	1/1/2008-12/31/2010										39,508	699,687

C. Goodman	10/31/2007		80,000				24.61	10/30/2017	4,323	76,560
	2/28/2008				97,691		22.55	2/28/2013	25,403	449,887
	1/1/2008-12/31/2010										24,144	427,590

(1) For a better understanding of this table, we have included an additional column showing the grant date of stock options, SARs and RSUs and the associated performance period for the PSAs. Information concerning the STI Shift Awards is included in the 2008 Grants of Plan-Based Awards Table.

(2) Stock options become exercisable in accordance with the vesting schedule below:

Grant Date	Vesting
4/22/1999	1/5 per year beginning on the anniversary of the grant - Mr. Read
4/22/1999	1/3 per year in years 1, 2 and 3 - Dr. Mackay
4/22/1999	450 options - full vesting after 3 years
2/24/2000	1/5 per year beginning on the anniversary of the grant
2/22/2001	1/5 per year beginning on the anniversary of the grant
2/22/2001	90,000 Full vesting after 3 years - Mr. Read
2/22/2001	70,000 Full vesting after 3 years - Dr. Mackay
1/2/2002	1/3 per year in years 3, 4 and 5
2/28/2002	1/3 per year in years 3, 4 and 5
2/27/2003	1/3 per year in years 3, 4 and 5
2/26/2004	1/3 per year in years 3, 4 and 5
2/24/2005	1/3 per year in years 3, 4 and 5
2/23/2006	Full vesting after 3 years
7/31/2006	The later of 5 years or attainment of 150% of the grant price for 20 straight days
2/22/2007	Full vesting after 3 years
9/28/2007	1/3 per year in years 1, 2 and 3 - Mr. D’Amelio
9/28/2007	Full vesting after 3 years
10/31/2007	Full vesting after 3 years

SARs vest in accordance with the schedule below:

2/28/2008	Full vesting after 3 years and become payable after 5 years

(3) RSUs vest in accordance with the schedule below:

Grant Date	Vesting
2/23/2006	Full vesting after 3 years
2/22/2007	Full vesting after 3 years
5/31/2007	50% in 18 months, 50% in 36 months
9/28/2007	Full vesting after 3 years
9/28/2007	1/3 per year in years 1, 2 and 3 - Mr. D’Amelio
10/31/2007	Full vesting after 3 years
2/28/2008	Full vesting after 3 years

66  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Compensation Tables

The following Option Exercises and Stock Vested Table provides additional information about the value realized by the Named Executive Officers on option award exercises and stock award vesting during the year ending December 31, 2008.

2008 Option Exercises and Stock Vested Table

	Option Awards		Restricted Stock/ Restricted Stock Units				Performance Shares 2004-2008(1)				Performance Shares 2006-2008(1)
Name(2)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Shares Withheld to Cover Taxes (#)		Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Shares Withheld to Cover Taxes (#)	Value Realized on Vesting(5) ($)		Number of Shares Acquired on Vesting (#)	Shares Withheld to Cover Taxes (#)	Value Realized on Vesting(5) ($)
J. Kindler	—	—	—	—		—	—	—		(3)	—	—		(3)

F. D’Amelio	—	—	82,591	38,281		1,541,150	—	—	—		—	—	—

I. Read	—	—	—	—		—	35,500	11,791	450,850		17,887	5,941	227,165

M. Mackay	—	—	8,204	0	(4)	134,794	26,250	4,128	333,375		10,864	1,709	137,973

(1) The performance shares in this table have been determined according to the 2004-2008 and 2006-2008 performance periods and were paid in February 2009.

(2) Based on Dr. Goodman's hire date, he did not have any option exercises or stock that vested in 2008.

(3) Upon Mr. Kindler's promotion to CEO on July 31, 2006, the Compensation Committee added a second performance criterion, which is that these shares would be settled in RSUs at the end of the performance period and will only become payable if and when the Company's three-year total shareholder return exceeds the median for the pharmaceutical peer group. These RSUs will be forfeited if this second performance criterion is not met prior to Mr. Kindler's retirement or other termination of employment (other than for death or disability). Based on the performance during the performance periods ending in 2008, the number of RSUs settled from the target award are 62,900 and 35,103 shares with values of $798,830 and $445,808, respectively, at $12.70 per share.

(4) Under IRC Section 162 (m), which applies to our CEO and the NEOs (excluding the CFO), when RSUs vest, the payment of these shares will automatically be deferred until the earlier of the time they are no longer subject to Section 162(m) or the January 31st following termination of employment.

(5) Shares vested on February 26, 2009 at $12.70.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  67

Executive Compensation: Compensation Tables

The following 2008 Pension Benefits Table shows the present value of accumulated benefits payable to each of our Named Executive Officers under our Retirement Annuity Plan (“Qualified Plan”) and the Non-funded Supplemental Retirement Plan (the “Supplemental Plan”).

2008 Pension Benefits Table

Name	Plan Name		Number of Years Credited Service (#)	Age 65 Single-Life Annuity Payment ($)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)	Immediate Annuity Payable on 12/31/2008 ($)	Lump Sum Value(2) ($)
J. Kindler	Qualified Plan		7	23,972	128,334	—	N/A	N/A
	Supplemental Plan			394,744	2,128,898	—	N/A	N/A

F. D'Amelio	Qualified Plan		1	4,857	22,246	—	N/A	N/A
	Supplemental Plan	(3)		287,699	1,328,829	—	N/A	N/A

I. Read	Qualified Plan		30	104,636	632,333	—	65,223	917,263
	Supplemental Plan			1,146,755	6,976,470	—	714,810	10,052,726

M. Mackay	Qualified Plan		13	47,145	238,778	—	N/A	N/A
	Supplemental Plan			322,298	1,645,012	—	N/A	N/A

C.Goodman	Qualified Plan		1	4,542	30,822	—	N/A	N/A
	Supplemental Plan			23,324	159,232	—	N/A	N/A

(1) The present value of these benefits is shown based on the assumptions used in determining our annual pension expense, as shown below.

(2) These reflect the values of the annuities shown if paid as a lump sum benefit as of January 1, 2009, as indicated above.

(3) Under the terms of Mr. D’Amelio’s offer letter, he receives an additional six years of benefit accrual service for pension purposes, subject to five-year cliff vesting. The amounts shown above include $239,364 in the Supplemental Plan Age 65 Single-Life Annuity Payment and $1,105,578 in the Supplemental Plan Present Value of Accumulated Benefit, both of which are attributable to the six years of service.

Pension Plan Assumptions(1)

Assumptions as of	12/31/2006	12/31/2007	12/31/2008
Discount Rate	5.90%	6.50%	6.40%

Lump Sum Interest Rate	5.15%	4.9% for annuity payments expected to be made during first 5 years, 6.1% for payments made between 5 and 20 years, and 6.6% for payments made after 20 years, prior to reflecting 5-year phase-in from GATT 30-year Treasury rate of 5.00%	6.00% for annuity payments expected to be made during first 5 years, 6.64% for payments made between 5 and 20 years, and 5.70% for payments made after 20 years, prior to reflecting 5-year phase-in from GATT 30-year Treasury rate of 3.80%

Percent Electing Lump Sum	70%	70%	80% - 70%(2)

Mortality Table for Lump Sums	GATT 2003	Unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7 - 15 years)	Unisex mortality table specified by IRS Revenue Ruling 2007-67, based on RP 2000 table, with projected mortality improvements (7 - 15 years)

Mortality Table for Annuities	RP 2000 combined collar projected to 2006 (sex distinct)	Separate annuitant and non-annuitant rates for the 2007 plan year, as set forth in regulation 1.412(l)(7)-1	Separate annuitant and non-annuitant rates for the 2008 plan year, as set forth in regulation 1.412(l)(7)-1

(1) These assumptions are also used to determine the change in pension value in the 2008 Summary Compensation Table. (2) 80% relates to the Qualified Plan and 70% relates to the Supplemental Plan.

68  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Compensation Tables

The following Non-Qualified Deferred Compensation Table summarizes the activity during 2008 and account balances in our various non-qualified savings and deferral plans held for our Named Executive Officers. The following plans permit the executives to defer amounts previously earned on a pre-tax basis: Pfizer Supplemental Savings Plan (“PSSP”), Global Performance Plan (“GPP”) and Performance-Contingent Share Award Program (“PCSA”). The PSSP is a supplemental 401(k) plan that provides company matching contributions based on the executive’s contributions. Other than the matching contributions (and the earnings thereon) in the PSSP, the account balances in these plans are solely attributable to deferrals of previously earned compensation and the earnings on these amounts.

2008 Non-Qualified Deferred Compensation Table

Name	Plan(1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)(2)	Aggregate Balance at Last FYE ($)
J. Kindler	PSSP	266,700	200,025	(467,046)	—	1,250,549
	Deferred GPP	—	—	50,388	(1,055,313)	—
	Deferred PCSA	—	—	(315,287)	—	1,571,440
	Total:	266,700	200,025	(731,945)	(1,055,313)	2,821,989

F. D'Amelio	PSSP	52,830	39,623	(13,486)	—	78,967
	Deferred GPP	—	—	—	—	—
	Deferred PCSA	—	—	—	—	—
	Total:	52,830	39,623	(13,486)	—	78,967

I. Read	PSSP	108,690	81,518	(149,307)	—	861,043
	Deferred GPP	—	—	276,176	(5,784,181)	—
	Deferred PCSA	—	—	(546,444)	—	2,723,563
	Total:	108,690	81,518	(419,575)	(5,784,181)	3,584,606

M. Mackay	PSSP	39,375	31,500	(6,206)	—	64,669
	Deferred GPP	—	—	(19,845)	—	419,387
	Deferred PCSA	—	—	(58,562)	—	291,881
	Deferred RSU(3)	134,794	—	10,498		145,292
	Total:	174,169	31,500	(74,115)	—	921,229

C. Goodman	PSSP	123,083	27,694	1,277	—	152,054
	Deferred GPP	—	—	—	—	—
	Deferred PCSA	—	—	—	—	—
	Total:	123,083	27,694	1,277	—	152,054

1) The PSSP contributions were based on the executive's deferral election and the salary shown in the Summary Compensation Table, as well as bonuses paid for 2008, previously reported.

2) Based on previous deferral elections, Messr. Kindler and Read received payment of their previously deferred bonus amounts on December 10, 2008.

3) Represents an RSU award vesting on November 30, 2008 that was deferred due to Section 162(m). Further information regarding the RSU vesting is reported in footnote 4 in the "2008 Options Exercises and Stock Vested" table within this Proxy Statement.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  69

Executive Compensation: Compensation Tables

Estimated Benefits Upon Termination

The following table shows the estimated benefits payable upon a hypothetical termination of employment upon a change in control occurring on December 31, 2008 under the CIC Agreements in effect on that date. As discussed under “Post-Employment Compensation” in the Compensation Discussion and Analysis, the Named Executive Officers have voluntarily terminated their CIC Agreements and are now subject to the Company’s new Executive Severance Plan, other than Mr. D'Amelio, whose benefits are based on his severance agreement. Estimated benefits under the Executive Severance Plan, assuming it had been in effect, as of December 31, 2008, are shown in the table on the following page.

Estimated Benefits Upon Termination Following a Change in Control (under terminated CIC Agreement)

Name	Severance Amount(1) ($)	Pension Enhancement(2) ($)	Perf Shares at Target(3) ($)	Early Vesting of Stock Options/ SARs(4) ($)	Early Vesting of Restricted Stock/Units(5) ($)	Short-Term Incentive Shift Awards(6) ($)	Other(7) ($)	Estimated Tax Gross-Up(8) ($)	Total ($)
J. Kindler	14,053,000	7,978,716	8,934,040	—	2,404,327	2,250,000	130,645	15,499,923	51,250,651

F. D'Amelio	5,746,302	4,316,970	738,560	—	3,758,009	950,000	142,358	4,699,484	20,351,683

I. Read	6,129,500	8,947,125	2,620,035	—	1,494,210	950,000	—	8,297,913	28,438,783

M. Mackay	5,417,402	6,708,415	2,049,366	—	1,353,221	900,000	134,926	6,918,049	23,481,379

C. Goodman	7,172,622	1,109,480	855,180	—	526,447	550,000	108,042	4,018,151	14,339,922

(1) These amounts represent 2.99 times the sum of the executive officer’s (a) base salary in effect on December 31, 2008 and (b) the higher of the (x) last full-year annual incentive payment or (y) target annual incentive payment for the year in which termination occurs, except in the case of Dr. Goodman whose severance was the greater of the amount calculated under the foregoing formula or 2.99 times his annualized 2007 compensation whose change-in-control agreement was different from the other Named Executive Officers.

(2) These amounts represent the present value of an additional three years of pension service credit (using current compensation) and the elimination of the early retirement reduction under the pension plan. In addition, three years of age are added solely for determining whether an executive is age 55 for pension benefit commencement purposes.

(3) These amounts represent the value of all outstanding performance shares at the target level payout based on the Company’s closing stock price ($17.71) on December 31, 2008. Included in Mr. Kindler’s amount is the value of his PCSA awards that previously vested based on Company performance; however, they are subject to an additional performance criteria. These shares will vest if and when the Company’s three-year total shareholder return exceeds the median of the pharmaceutical peer group. Dr. Goodman’s amount is calculated at the maximum potential payout.

(4) The intrinsic value of the unexercised stock options and SARs as of December 31, 2008 was $0 because the exercise prices exceed the current market price of Pfizer stock.

(5) These awards would become vested and the value on December 31, 2008 is shown at $17.71 per share.

(6) These amounts represent the target payout of the STI Shift Awards which were granted on February 28, 2008.

(7) These amounts represent the present value of post-retirement medical and life insurance coverage for Messrs. Kindler, D’Amelio, Dr. Mackay and Dr. Goodman since they do not currently meet the requirement for coverage.

(8) The estimated tax gross-up relating to a 20% excise tax imposed under Internal Revenue Code Section 280G (Section 280G) on certain payments in the nature of compensation contingent on a change in control.

70  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Compensation Tables

Estimated Benefits Upon Termination Under the Executive Severance Plan(1)

Name	Severance Amount(2) ($)	Pension Enhancement(3) ($)	Perf Shares at Target(4) ($)	Early Vesting of Stock Options/ SARs(5) ($)	Early Vesting of Restricted Stock/ Units(6) ($)	Short-Term Incentive Shift Awards(7) ($)	Other(8) ($)	Estimated Tax Gross- Up(9) ($)	Total ($)
J. Kindler	3,990,250	—	8,934,040	—	2,404,327	2,250,000	19,332	—	17,597,949

F. D'Amelio	4,620,000	—	738,560	—	3,758,009	950,000	38,807	—	10,105,376

I. Read	3,806,722	—	2,620,035	—	1,494,210	950,000	14,713	—	8,885,680

M. Mackay	1,811,840	—	2,049,366	—	1,353,221	900,000	20,019	—	6,134,446

C. Goodman	1,231,610	—	427,590	—	526,447	550,000	16,036	—	2,751,683

(1) These amounts represent the amounts due under the Executive Severance Plan which became effective on February 16, 2009 for all of the Named Executive Officers, other than Mr. D’Amelio who is party to a separate severance arrangement that expires on September 10, 2009. The amounts for Mr. D’Amelio reflect the provisions of his separate severance agreement.

(2) These amounts represent severance equal to the greater of: one year’s base salary and target bonus (Pay) or the total number of weeks of Pay determined under the following formula (13 weeks plus 3 week per year of service), subject to a maximum of 104 weeks, Mr. D’Amelio’s severance amount is equal to two times his salary and bonus.

(3) The Executive Severance Plan does not provide any pension enhancements upon termination.

(4) These amounts represent the value of all outstanding performance shares at the target level payout based on the Company’s closing stock price ($17.71) on December 31, 2008. Included in Mr. Kindler’s amount is the value of his PCSA awards that previously vested based on Company performance; however, they are subject to an additional performance criteria. These shares will vest if and when the Company’s three-year total shareholder return exceeds the median of the pharmaceutical peer group.

(5) The intrinsic value of the unexercised stock options and SARs as of December 31, 2008 was $0 because the exercise prices exceed the current market price of Pfizer stock.

(6) These amounts represent the value of the restricted units outstanding based on the Company’s closing stock price ($17.71) on December 31, 2008.

(7) These amounts are the target value of the STI Shift Awards that were granted on February 28, 2008.

(8) These amounts represent the company costs of 12 months (24 months for Mr. D’Amelio) of active coverage of medical and life insurance coverage.

(9) The Executive Severance Plan does not provide for a tax gross-up in the event of the imposition of the excise tax under Section 280G.

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  71

Executive Compensation: Compensation Tables

This table provides certain information as of December 31, 2008 with respect to our equity compensation plan.

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	472,926,790	(1)	$33.08	157,172,701	(2)

Equity compensation plans not approved by security holders	0		N/A	0

Total	472,926,790		$33.08	157,172,701

(1) This amount includes the following:

• 433,280,192 shares issuable upon the exercise of outstanding stock options with a weighted average exercise price of $33.15.

• 4,974,160 and 2,917,575, respectively, issuable pursuant to outstanding share awards that have been granted under the Pfizer Inc. 2004 Stock Plan and the Pfizer Inc. 2001 Performance-Contingent Share Award Plan, but not yet earned as of December 31, 2008. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by a non-discretionary formula that measures our performance, in terms of total shareholder return and diluted earnings-per-share growth, over the applicable performance period relative to the performance of the industry peer group. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

• 28,963,572 shares of restricted stock/units, issuable pursuant to the 2004 Stock Plan. Since these awards have no exercise price, they are not included in the weighted average exercise price calculation in column (b).

• 2,756,458 non-vested shares and 34,833 vested shares pursuant to SARs granted under the 2004 Stock Plan with a weighted average exercise price of $22.49. The number of shares, if any, to be issued pursuant to such outstanding awards will be determined by the difference between the defined settlement price and the grant price, plus the dividends accumulated during a 5-year term. The settlement price is the 20-day average closing stock price ending on the fifth anniversary of the grant date.

(2) This amount represents the number of shares available (157,172,701) for issuance pursuant to stock options and awards that could be granted in the future under the Pfizer Inc. 2004 Stock Plan. In accordance with plan provisions, any option granted under the Plan will reduce the available number of shares on a one-to-one basis and any whole share awards granted will reduce the available number of shares on a three-to-one basis.

On April 16, 2003, Pfizer acquired Pharmacia Corporation and assumed various stock-based plans. No subsequent grants will be made from any of these plans. As of December 31, 2008, under the Pharmacia 2001 Long-Term Incentive Plan, 28,588,594 shares were issuable upon the exercise of outstanding stock options, including 2,304,315 outstanding reload options, at a weighted average exercise price of $30.15. The reload obligations will be satisfied under this plan from the 2,304,315 shares available. In addition, under the other assumed Pharmacia plans, as of December 31, 2008, there were 16,580,314 shares issuable upon the exercise of outstanding stock options, and those options had a weighted average exercise price per share of $31.64. Information regarding these various options are not included in the above table.

On June 19, 2000, Pfizer acquired Warner-Lambert Company and assumed stock options outstanding under various Warner-Lambert plans pursuant to which no subsequent awards have been or will be made. As of December 31, 2008, there were 10,604,995 shares issuable upon the exercise of stock options under these plans, and those options had a weighted average exercise price per share of $28.79. In addition, 361,080 shares were issuable pursuant to the Warner-Lambert 1996 Stock Plan in settlement of Warner-Lambert Directors’ compensation that had been deferred by certain former Warner-Lambert Directors prior to Pfizer’s acquisition of Warner-Lambert. Information regarding those options and shares are not included in the above table.

72  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

Executive Compensation: Appendix (1)

Appendix (1) to the Compensation Discussion and Analysis

Reconciliations of 2008 and 2007 U.S. GAAP revenues and U.S. GAAP diluted EPS to revenues and adjusted diluted EPS for annual incentive purposes-relating to the Financial Performance Table within this Proxy Statement (Unaudited)

	2008	2007
U.S. GAAP revenues ($ Billions)	$48.3	$48.4
Budgeted foreign exchange rate impact	0.3	(1.2)
Exclusion of non-recurring items	—	0.9

Revenues for annual incentive purposes	$48.6	$48.1

	2008	2007
U.S. GAAP diluted EPS	$1.20	$1.17
Purchase accounting adjustments, net of tax	0.36	0.37
Acquisition-related costs, net of tax	—	—
Discontinued operations, net of tax	(0.01)	0.01
Certain significant items, net of tax	0.87	0.63

Adjusted diluted EPS	$2.42	$2.18
Budgeted foreign exchange rate impact	0.01	(0.05)
Exclusion of non-recurring items	—	0.12

Adjusted diluted EPS for annual incentive purposes	$2.43	$2.25

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  73

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS, NOMINATION OF DIRECTORS AND OTHER BUSINESS OF SHAREHOLDERS

Under the rules of the SEC, if a shareholder wants us to include a proposal in our Proxy Statement and form of proxy for presentation at our 2010 Annual Meeting of Shareholders, the proposal must be received by us at our principal executive offices at 235 East 42nd Street, New York, NY 10017-5755 by November 12, 2009. The proposal should be sent to the attention of the Secretary of the Company.

Under our By-laws, and as permitted by the rules of the SEC, certain procedures are provided that a shareholder must follow to nominate persons for election as Directors or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide that nominations for Director nominees and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Secretary of the Company at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business at our 2010 Annual Meeting no later than:

•	60 days in advance of the 2010 Annual Meeting if it is being held within 30 days preceding the anniversary of the date of this year’s Meeting (April 23, 2009) or

•	90 days in advance of the 2010 Annual Meeting if it is being held on or after the anniversary of the date of this year’s Meeting.

For any other meeting, the nomination or item of business must be received by the tenth day following the date of public disclosure of the date of the meeting.

Our Annual Meeting of Shareholders is generally held on the fourth Thursday of April. Assuming that our 2010 Annual Meeting is held on schedule, we must receive notice of your intention to introduce a nomination or other item of business at that meeting by February 21, 2010. If we do not receive notice by that date, or if we meet certain other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when these matters are raised at the meeting.

The nomination must contain the following information about the nominee (amongst other information, as specified in the By-laws):

•	name;

•	age;

•	business and residence addresses;

•	principal occupation or employment;

•	the number of shares of common stock beneficially owned by the nominee;

•	the information that would be required under the rules of the SEC in a Proxy Statement soliciting proxies for the election of such nominee as a Director; and

•	a signed consent of the nominee to serve as a Director of the Company, if elected.

Notice of a proposed item of business must include (amongst other information, as specified in the By-laws):

•	a brief description of the substance of, and the reasons for conducting, such business at the Annual Meeting;

•	the shareholder’s name and address as they appear on our records;

•	the number of shares of common stock beneficially owned by the shareholder (with supporting documentation where appropriate); and

•	any material interest of the shareholder in such business.

The Board is not aware of any matters that are expected to come before the 2009 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the Proxy Committee appointed by the Board of Directors intends to vote the proxies in accordance with their best judgment.

The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

Whether or not you plan to attend the Meeting, please vote by telephone, on the Internet, or by mail.

If you vote by telephone, the call is toll-free. No postage is required for mailing in the United States if you vote by mail using the enclosed prepaid envelope.

By order of the Board of Directors,

Amy W. Schulman

Senior Vice President, General Counsel and Corporate Secretary

74  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

ANNEX 1

Director Qualification Standards

Determination of Independence

To be considered “independent” for purposes of these standards, a director must be determined, by resolution of the Board as a whole, after due deliberation, to have no material relationship with the Company other than as a director. These determinations will be made public annually prior to the directors standing for election to the Board. Except as otherwise noted below, the “Company” includes Pfizer Inc. and its consolidated subsidiaries. In each case, the Board shall broadly consider all relevant facts and circumstances and shall apply the following standards:

1.	In no event will a director be considered “independent” if:

(i)	the director is, or has been within the last three years, an employee of the Company; or

(ii)	an immediate family member of the director is, or has been within the last three years, an executive officer of the Company; or

(iii)	the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director’s fees and pension or other forms of deferred compensation for prior service with the Company); or

(iv)	(A) the director or an immediate family member of the director is a current partner of the firm that is the Company’s independent registered public accounting firm; or (B) the director is a current employee of such firm; or (C) the director has an immediate family member who is a current employee of such firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (D) the director or an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; or

(v)	an executive officer of the Company serves or served on the compensation committee of the board of directors of a company that, at the same time within the last three years, employs or employed either the director or an immediate family member of the director as an executive officer.

2.	Audit Committee members may not have any direct or indirect financial relationship whatsoever with the Company other than as directors, and may not be affiliated persons of the Company. Audit committee members may receive directors’ fees, in the form of cash, stock, stock units, stock options or other in-kind consideration ordinarily available to directors, and fixed amounts of compensation for prior service with the Company.

3.	No director, or immediate family member of a director, may serve as a paid consultant or advisor to the Company or to any executive officer of the Company, or may have a personal services contract with the Company or with any executive officer of the Company.

4.	The following commercial relationships will not be considered to be material relationships that would impair a director’s independence: (i) if a director is a current employee, or an immediate family member of a director of the Company is a current executive officer of another company that does business with the Company and the annual sales to, or purchases from, the Company in any of the last three fiscal years were less than one percent of the annual revenues of the company the director or the director’s immediate family member serves as an executive officer or employee, as applicable; or (ii) if a director or an immediate family member of a director of the Company is an executive officer of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company he or she serves as an executive officer.

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5.	The following not-for-profit relationship will not be considered to be a material relationship that would impair a director’s independence: if a director of the Company, or a director’s spouse, serves as an executive officer of a not-for-profit organization, and the Company’s, or the Pfizer Foundation’s discretionary charitable contributions to the organization, in the aggregate, are less than two percent (or $1,000,000, whichever is greater) of that organization’s latest publicly available total revenues.

6.	Annually, the Board will review all commercial and charitable relationships of directors to determine whether directors meet the categorical independence tests described in paragraphs 4 and 5. The Board may determine that a director who has a relationship that exceeds the limits described in paragraph 4 (to the extent that any such relationship would not constitute a bar to independence under the New York Stock Exchange listing standards) or paragraph 5, is nonetheless independent. The Company will explain in the next proxy statement the basis for any Board determination that a relationship is immaterial despite the fact that it does not meet the categorical standards set forth in paragraphs 4 or 5.

7.	The Company will not make any personal loans or extensions of credit to directors or executive officers.

8.	To help maintain the independence of the Board, all directors are required to deal at arm’s length with the Company and its subsidiaries and to disclose circumstances material to the director that might be perceived as a conflict of interest.

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ANNEX 2

Charter

Audit Committee

Status

The Audit Committee is a committee of the Board of Directors.

Membership

The Audit Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards. Each member shall in the judgment of the Board of Directors have the ability to read and understand the Company’s basic financial statements. At least one member of the Audit Committee shall in the judgment of the Board of Directors be an audit committee financial expert in accordance with the rules and regulations of the Securities and Exchange Commission and at least one member (who may also serve as the audit committee financial expert) shall in the judgment of the Board of Directors have accounting or related financial management expertise in accordance with New York Stock Exchange listing standards.

Purpose

The Audit Committee shall represent and assist the Board of Directors with the oversight of: (a) the integrity of the Company’s financial statements and internal controls, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence and (d) the performance of the Company’s internal audit function and the independent registered public accounting firm. In addition, the Audit Committee shall prepare a report each year for inclusion in the Company’s proxy statement relating to the election of directors. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Responsibilities

1.	Select and retain (subject to approval by the Company’s stockholders), evaluate and terminate when appropriate, the independent registered public accounting firm, set the independent registered public accounting firm’s compensation, oversee the work of the independent registered public accounting firm and pre-approve all audit services to be provided by the independent registered public accounting firm.

2.	Pre-approve all permitted non-audit services to be performed by the independent registered public accounting firm and establish policies and procedures for the engagement of the independent registered public accounting firm to provide permitted audit and non-audit services.

3.	At least annually, receive and review: (a) a report by the independent registered public accounting firm describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (b) other required reports from the independent registered public accounting firm.

4.	At least annually: (a) consider the independence of the independent registered public accounting firm, including whether the provision by the independent registered public accounting firm of permitted non-audit services is compatible with independence; and (b) obtain and review a report from the independent registered public accounting firm or its affiliates describing all relationships between the firm and the Company or individuals in a financial reporting oversight role at the Company, that may reasonably be thought to bear on the firm’s independence, and discuss with the firm the potential effects of any disclosed relationships on the independence.

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5.	Review with the independent registered public accounting firm:

(a)	the scope and results of the audit;

(b)	any problems or difficulties that the auditor encountered in the course of the audit work, and management’s response; and

(c)	any questions, comments or suggestions the auditor may have relating to the internal controls, and accounting practices and procedures, of the Company or its subsidiaries.

6.	Review, at least annually, the scope and results of the internal audit program, including then current and future programs of the Company’s Internal Audit Department, procedures for implementing accepted recommendations made by the independent registered public accounting firm, and any significant matters contained in reports from the Internal Audit Department.

7.	Review with the independent registered public accounting firm, the Company’s Internal Audit Department, and management: (a) the adequacy and effectiveness of the systems of internal controls (including any significant deficiencies and significant changes in internal controls reported to the Audit Committee by the independent registered public accounting firm or management), accounting practices, and disclosure controls and procedures (and management reports thereon), of the Company and its subsidiaries; and (b) current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

8.	Review with management and the independent registered public accounting firm the annual and quarterly financial statements of the Company, including: (a) any material changes in accounting principles or practices used in preparing the financial statements prior to the filing of a report on Form 10-K or 10-Q with the Securities and Exchange Commission; (b) disclosures relating to internal controls over financial reporting; (c) the items required by Statement of Auditing standards 61 as in effect at that time in the case of the annual statements and Statement of Auditing Standards No. 100 as in effect at that time in the case of the quarterly statements; and (d) meet to review the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Form 10-K or 10-Q filed with the Securities and Exchange Commission.

9.	Recommend to the Board of Directors, based on the review described in paragraphs 4 and 8 above, whether the financial statements should be included in the annual report on Form 10-K.

10.	Review earnings press releases, as well as Company policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies (this function may be performed by the Chair or the full Committee).

11.	Discuss Company policies with respect to risk assessment and risk management, and review contingent liabilities and risks that may be material to the Company and major legislative and regulatory developments which could materially impact the Company’s contingent liabilities and risks.

12.	Review: (a) the status of compliance with laws, regulations, and internal procedures; and (b) the scope and status of systems designed to promote Company compliance with laws, regulations and internal procedures, through review of reports from management, legal counsel and third parties as determined by the Audit Committee.

13.	Establish and oversee procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding the Company’s accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

14.	Establish policies for the hiring of employees and former employees of the independent registered public accounting firm.

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15.	Obtain the advice and assistance, as appropriate, of independent counsel and other advisors as necessary to fulfill the responsibilities of the Audit Committee, and receive appropriate funding from the Company, as determined by the Audit Committee, for the payment of compensation to any such advisors.

16.	Conduct an annual performance evaluation of the Audit Committee and annually evaluate the adequacy of its charter.

Meetings

The Audit Committee shall meet at least six times each year and at such other times as it deems necessary to fulfill its responsibilities. The Audit Committee shall periodically meet separately, in executive session, with management, the internal auditor and the independent registered public accounting firm. The Audit Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

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ANNEX 3

Charter

Corporate Governance Committee

Status

The Corporate Governance Committee is a committee of the Board of Directors.

Membership

The Corporate Governance Committee shall consist of three or more directors all of whom in the judgment of the Board of Directors shall be independent in accordance with New York Stock Exchange listing standards.

Purpose

The Corporate Governance Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, functions and needs of the Board. The Corporate Governance Committee may, at its sole discretion, engage director search firms and has the sole authority to approve the fees and other retention terms with respect to any such firms. The Corporate Governance Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Responsibilities

The Corporate Governance Committee’s responsibilities include:

•

Developing and recommending to the Board the criteria for Board membership. Candidates are selected for, among other things, their integrity, independence, diversity of experience, demonstrated leadership, and the ability to exercise sound judgment. Criteria considered include business experience, scientific and medical expertise, prior government service at policy making levels, and leadership in education, technology and other areas relevant to the Company’s global business.

•	considering, recruiting and recommending candidates to fill new positions on the Board;
•	reviewing candidates recommended by shareholders;
•	conducting the appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates; and
•	recommending Director nominees for approval by the Board and election by the shareholders.

The Committee’s additional functions include:

•	to consider questions of possible conflicts of interest of Board members and of our senior executives;
•	to monitor and recommend the functions of the various committees of the Board;
•	to recommend members of the committees;
•	to advise on changes in Board compensation;
•	to make recommendations on the structure of Board meetings;
•	to consider matters of corporate governance and to review, at least annually, our Corporate Governance Principles;
•	to consider, and review periodically, Director Qualification Standards;
•	to review, periodically, our policy regarding the adoption of a Shareholder Rights Plan;
•	to establish Director retirement policies;
•	to review the functions of the senior officers and to make recommendations on changes;
•	to review and approve transactions with any related persons in accordance with the Related Person Transaction Approval Policy;
•	to review annually with the Chairman and Chief Executive Officer the job performance of elected corporate officers and other senior executives;
•	to review the outside activities of senior executives;
•

to review periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers, and to make recommendations to the Board with respect to the selection of individuals to occupy these positions;

•	to oversee the evaluation of the Board and its committees;
•	to prepare an annual performance evaluation of the Corporate Governance Committee and annually evaluate the adequacy of its charter;
•	to maintain an informed status on Company issues related to corporate social responsi-

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bility and the Company’s participation and visibility as a global corporate citizen.
•	to monitor emerging issues potentially affecting the reputation of the pharmaceutical industry and the Company.

Meetings

The Corporate Governance Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities. The Corporate Governance Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

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ANNEX 4

Charter

Compensation Committee

Status

The Compensation Committee is a committee of the Board of Directors.

Membership

The Compensation Committee shall consist of three or more directors, all of whom, in the judgment of the Board of Directors, shall be independent in accordance with New York Stock Exchange listing standards. In addition, a person may serve on the Compensation Committee only if the Board of Directors determines that he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Purpose

The purposes of the Compensation Committee are to discharge the responsibilities delegated by the Board of Directors relating to the determination and execution of the Company’s compensation philosophy and the compensation of the Company’s CEO and members of the Executive Leadership Team. Except as otherwise required by applicable laws, regulations or listing standards, all major decisions are considered by the Board of Directors as a whole.

Duties and Responsibilities

The Compensation Committee’s duties and responsibilities include:

•	reviewing and approving the Company’s overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices;
•

reviewing and approving the Company’s peer companies and data sources for purposes of evaluating our compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

•	establishing annual and long-term performance goals and objectives for the CEO and reviewing the goals approved by the CEO for the members of the Executive Leadership Team;
•	evaluating the performance of the CEO and reviewing and approving the CEO’s evaluation of the other members of the Executive Leadership Team in light of the approved performance goals and objectives;
•	setting the compensation of the CEO and members of the Executive Leadership Team based upon the evaluation of their performance;
•	approving or recommending employment agreements, offers of employment and other elements of compensation provided to the CEO and members of the Executive Leadership Team;
•	approving or recommending severance arrangements for the CEO and members of the Executive Leadership Team, including change in control and similar provisions; and
•	making recommendations to the Board of Directors with respect to new cash-based incentive compensation plans and equity-based compensation plans.

The Committee’s decisions regarding performance goals and objectives, and the compensation of the CEO and members of the Executive Leadership Team, are reviewed and ratified by the outside directors of the Board.

The Compensation Committee’s additional duties and responsibilities include:

•	overseeing the administration of the Company’s cash-based and equity-based compensation plans;
•	reviewing and certifying awards under corporate performance-based plans;
•	granting options and awards under the stock plans;
•	reviewing and setting the compensation structure for senior executives whose individual compensation is not otherwise set by the Committee;
•	determining officer stock ownership guidelines and monitoring compliance with such guidelines;

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•	preparing an annual performance evaluation of the Committee;
•

reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (CD&A) to be included in the Company’s annual proxy statement and determining whether to recommend to the Board of Directors that the CD&A be included in the proxy statement;

•	providing the Compensation Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the Securities and Exchange Commission;
•	annually evaluating the adequacy of this Charter; and
•	performing such other duties and carrying out such other responsibilities as are consistent with this Charter.

The Committee has the authority to delegate any of its responsibilities to subcommittees as the Committee may deem appropriate in its sole discretion.

The Compensation Committee may, in its sole discretion, employ a compensation consultant to assist in the execution of the responsibilities in this Charter. The Compensation Committee shall have the sole authority to approve the fees and other retention terms with respect to such a compensation consultant. The Compensation Committee also has the authority, as necessary and appropriate, to consult with other outside advisors to assist in its duties to the Company.

Meetings

The Compensation Committee shall meet at least four times each year and at such other times as it deems necessary to fulfill its responsibilities. The Compensation Committee shall report regularly to the Board of Directors with respect to its activities and make recommendations to the Board of Directors as appropriate.

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ANNEX 5

Charter

Science and Technology Committee

Status

The Science and Technology Committee is a committee of the Board of Directors.

Purpose

The Science and Technology Committee shall periodically examine management’s direction and investment in the Company’s pharmaceutical research and development and technology initiatives. The Committee will function as a broadly knowledgeable and objective group of scientists and non-scientists to consider and report periodically to the Board on matters relating to the investment in the Company’s research and development and technology initiatives.

Membership

The Science and Technology Committee shall consist of three or more directors. At least one member of the Committee shall, in the judgment of the Board of Directors, have scientific research expertise. The Committee may engage external consultants, providing a broad range of expertise in both basic and clinical sciences, as well as technologies.

Responsibilities

The Science and Technology Committee may meet privately with independent consultants and be free to speak directly and independently with any members of management in discharging its responsibilities.

The Committee shall meet at such times as it deems to be necessary or appropriate, but not less than twice each year, and shall report at the next Board meeting following each such committee meeting.

The Committee will conduct an annual evaluation of its effectiveness, to determine if the purpose and responsibilities are consistent with the guidelines of the Charter of the Science and Technology Committee, and are clearly aligned with the Company’s strategic science and technology research goals and objectives.

In addition, the Committee will:

•

review, evaluate and report to the Board of Directors regarding performance of the research leaders in achieving the long-term strategic goals and objectives and the quality and direction of the Company’s pharmaceutical research and development programs.

•	identify and discuss significant emerging science and technology issues and trends.
•	determine whether there is sufficient and ongoing external review from world-class experts across both research and development, pertaining to the Company’s therapeutic areas.
•

review the Company’s approaches to acquiring and maintaining a range of distinct technology positions (including, but not limited to, contracts, grants, collaborative efforts, alliances and venture capital).

•	evaluate the soundness/risks associated with the technology in which the Company is investing its research and development efforts.
•	periodically review the Company’s overall patent strategies.

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ANNEX 6

Charter of the

Lead Independent Director

If the Chairman of the Board and Chief Executive Officer are the same person, the Pfizer Board of Directors will annually elect a non-management director to serve in a lead capacity. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The Lead Independent Director coordinates the activities of the other non-management directors, and performs such other duties and responsibilities as the Board of Directors may determine.

The specific responsibilities of the Lead Independent Director are as follows:

Preside at Executive Sessions

•	Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

Call Meetings of Independent Directors

•	Has the authority to call meetings of the independent directors.

Function as Liaison with the Chairman

•	Serve as principal liaison on Board-wide issues between the independent directors and the Chairman.

Approve appropriate provision of information to the Board such as board meeting agendas and schedules

•	Approve the quality, quantity and timeliness of information sent to the Board as well as approving meeting agenda items.
•	Facilitate the Board’s approval of the number and frequency of board meetings, as well as meeting schedules to assure that there is sufficient time for discussion of all agenda items.

Authorize Retention of Outside Advisors and Consultants

•	Authorize the retention of outside advisors and consultants who report directly to the Board of Directors on board-wide issues.

Shareholder Communication

•	If requested by shareholders, ensures that he/she is available, when appropriate, for consultation and direct communication.

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ANNEX 7

Pfizer Inc. 2004 Stock Plan,

As Amended and Restated effective

January 1, 2008 and April 23, 2009

SECTION 1. PURPOSE

The purpose of the Pfizer Inc. 2004 Stock Plan (“the Plan”) is to furnish a material incentive to employees and non-employee Directors of the Company and its Affiliates by making available to them the benefits of a larger common stock ownership in the Company through stock options and awards. It is believed that these increased incentives stimulate the efforts of employees and non-employee Directors towards the continued success of the Company and its Affiliates, as well as assist in the recruitment of new employees and non-employee Directors. The Plan was amended and restated as of January 1, 2008, to reflect the intended exemption from Section 409A (as defined below) for certain Awards, as well as continued compliance with Section 409A for certain other Awards, and further amended and restated, as of April 23, 2009, to make certain other changes designed to promote the effective operation of the Plan and to replenish the number of Shares available for grant.

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“Affiliate” shall mean (i) any Person that directly, or through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company or (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(b)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share, dividend equivalent, Other Stock Unit Award or any other right, interest or option relating to Shares issued and delivered pursuant to the provisions of the Plan.

(c)	“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, which in the sole and absolute discretion of the Committee may, but need not, be signed or acknowledged by the Company or the Participant.

(d)	“Board” shall mean the Board of Directors of the Company.

(e)	“Cause” shall mean a willful breach of duty in the course of employment. No act, or failure to act shall be deemed “willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company and its Affiliates.

(f)	“Change in Control” shall mean the occurrence of any of the following events: (i) at any time during the initial two-year period following the Effective Date or during each subsequent Renewal Term, as the case may be, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who either were directors at the beginning of such initial two-year period or subsequent Renewal Term, as the case may be, or who subsequently became directors and whose election, or nomination for election by the Company’s stockholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 20% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company (other than a conversion into shares of voting common stock of the successor corporation or a holding company thereof

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representing 80% of the voting power of all capital stock thereof outstanding immediately after the merger or consolidation) or other securities (of either the Company or another company) or cash or other property; or (iv) the sale of all, or substantially all, of the Company’s assets occurs; or (v) the stockholders of the Company approve a plan of complete liquidation of the Company.

(g)	“Change in Control Price” means, with respect to a Share, the higher of (A) the highest reported sales price, regular way, of such Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such Shares are listed or on the Nasdaq National Market during the 60-day period prior to and including the date of a Change in Control or Change in Control Event or (B) if the Change in Control or Change in Control Event is the result of a tender or exchange offer or a corporate transaction, the highest price per such Share paid in such tender or exchange offer or corporate transaction; provided, however, that in the case of an Award exempt from Section 409A, the Change in Control Price shall be the Fair Market Value of such Share on the date such Award is exercised or deemed exercised pursuant to Section 11. To the extent the consideration paid in any such transaction described above consists in full or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(h)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(i)	“Committee” shall mean the Compensation Committee of the Board or such other persons or committee to which it has delegated any authority, as may be appropriate. A person may serve on the Compensation Committee only if he or she (i) is a “Non-employee Director” for purposes of Rule 16b-3 under the Exchange Act, and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Code.

(j)	“Company” shall mean Pfizer Inc., a Delaware corporation.

(k)	“Covered Employee” shall mean a “covered employee” within the meaning of Section 162(m)(3) of the Code, or any successor provision thereto.

(l)	“Director” shall mean a member of the Board.

(m)	“Effective Date” shall mean the date the Plan was last approved by the stockholders of the Company.

(n)	“Employee” shall mean any employee of the Company or any Affiliate. For any and all purposes under this Plan, the term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant or a person otherwise designated by the Committee, the Company or an Affiliate at the time of hire as not eligible to participate in or receive benefits under the Plan or not on the payroll, even if such ineligible person is subsequently determined to be a common law employee of the Company or an Affiliate or otherwise an employee by any governmental or judicial authority. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Plan, an Employee shall be considered to have terminated employment or services and to have ceased to be an Employee if his or her employer ceases to be an Affiliate, even if he or she continues to be employed by such employer.

(o)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p)	“Fair Market Value” shall mean, with respect to Shares, as of any date, the closing price for the Shares as reported on the New York Stock Exchange for that date or, if no such price is reported for that date, the closing price on the next preceding date for which such price was reported, unless otherwise determined by the Committee, in a manner consistent with Section 409A.

(q)	“Grandfathered Benefits” shall mean any Awards that were earned and vested as of December 31, 2004, within the meaning of Section 409A. Grandfathered Benefits are subject to the distribution rules under the Plan that were in effect on October 3, 2004 and are summarized on Appendix A.

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(r)	“Grant Date” shall mean the date on which an Award is granted.

(s)	“Incentive Stock Option” shall mean an Option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(t)	“Key Employee” means an Employee treated as a “specified employee” as of his or her Separation from Service under Code Section 409A(a)(2)(B)(i), i.e., a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company or its Affiliates if the Company’s stock is publicly traded on an established securities market or otherwise. Key Employees shall be determined under rules adopted by the Company in accordance with Section 409A. Key Employees shall also include those key employees who are eligible for the Company’s Executive Long-Term Incentive Program as “specified employees” for the 12 month period following the specified employee effective date, if not already included pursuant to the foregoing. Key Employees shall be determined in accordance with Section 409A using a December 31 identification date and the listing of Key Employees as of any such identification date shall be effective for the 12-month period beginning on the effective date following the identification date. Notwithstanding the foregoing, the Committee may, under the alternative permissible methods allowable under Section 409A, adopt an alternative identification and effective date for purposes of determining which employees are Key Employees.

(u)	“Nonqualified Stock Option” shall mean either an Option granted under Section 6 that is not intended to be an Incentive Stock Option or an Incentive Stock Option that has been disqualified.

(v)	“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

(w)	“Other Stock Unit Award” shall mean any right granted to a Participant by the Committee pursuant to Section 10.

(x)	“Participant” shall mean an Employee or a non-employee member of the Board who is selected by the Committee or the Board from time to time in their sole discretion to receive an Award under the Plan.

(y)	“Performance Award” shall mean any Award of Performance Shares granted pursuant to Section 9.

(z)	“Performance Period” shall mean a period of not less than one year, as established by the Committee at the time any Performance Award is granted or at any time thereafter, during which any performance goals specified by the Committee with respect to such Award are to be measured.

(aa)	“Performance Share” shall mean any grant pursuant to Section 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, Shares, other property, or any combination thereof, upon achievement of such performance goals during the Performance Period as the Committee shall establish at the time of such grant or earlier (but no later than ninety (90) days after the commencement of the Performance Period).

(bb)	“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

(cc)	“Renewal Term” shall mean the two-year period beginning on the second anniversary of the Effective Date and each successive two-year period thereafter.

(dd)	“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

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(ee)	“Restricted Stock Award” shall mean an award of Restricted Stock under Section 8.

(ff)	“Section 409A” shall mean Section 409A of the Code and the regulations and other guidance issued thereunder by the U.S. Treasury or Internal Revenue Service.

(gg)	“Retirement” shall mean having attained a minimum age of 55 and a minimum of 10 years of service at the time of a Participant’s separation from the Company, unless determined otherwise by the Committee, and which shall also constitute a Separation from Service.

(hh)	“Separation from Service” means a “separation from service” within the meaning of Section 409A.

(ii)	“Shares” shall mean the shares of common stock of the Company.

(jj)	“Stock Appreciation Right” shall mean any right granted to a Participant pursuant to Section 7 to receive, upon exercise by the Participant, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right on the date of grant, or if granted in connection with an outstanding Option on the date of grant of the related Option, as specified by the Committee in its sole discretion, which, except in connection with an adjustment provided in Section 4(c), shall not be less than the Fair Market Value of one Share on such date of grant of the right or the related Option, as the case may be. Any payment by the Company in respect of such right may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine.

(kk)	“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

(ll)	“Total and Permanent Disability” shall mean total and permanent disability as determined in accordance with rules established by the
Committee, and in compliance with Section 409A.

(mm)	“Vesting Period” shall mean the period of time before unrestricted shares become non-forfeitable and issuable to a Participant within the meaning of Section 10.

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (a) select the Employees of the Company and its Affiliates to whom Awards may from time to time be granted hereunder; (b) determine the type or types of Award to be granted to each Participant hereunder; (c) determine the number of Shares to be covered by or relating to each Award granted hereunder; (d) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (e) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property or canceled or suspended, consistent with the terms of the Plan; (f) determine whether, to what extent, and under what circumstances payment of cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant, consistent with the terms of the Plan; (g) interpret and administer the Plan and any instrument or agreement entered into under the Plan; (h) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (i) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan. The Committee may, in its sole and absolute discretion, and subject to the provisions of the Plan, from time to time delegate any or all of its authority to administer the Plan to any other persons or committee as it deems necessary or appropriate for the proper administration of the Plan, except that no such delegation shall be made in the case of Awards intended to be qualified under Section 162(m) of the Code. The decisions of the Committee shall be final, conclusive and binding with respect to the interpretation and administration of the Plan and any grant made under it. The

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Committee shall make, in its sole discretion, all determinations arising in the administration, construction or interpretation of the Plan and Awards under the Plan, including the right to construe disputed or doubtful Plan or Award terms and provisions, and any such determination shall be conclusive and binding on all persons, except as otherwise provided by law. A majority of the members of the Committee may determine its actions and fix the time and place of its meetings.

Except as provided in Section 12, the Committee shall be authorized to make adjustments in Performance Award criteria or in the terms and conditions of other Awards in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in applicable laws, regulations or accounting principles. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry it into effect. In the event that the Company shall assume outstanding employee benefit awards or the right or obligation to make future such awards in connection with the acquisition of or combination with another corporation or business entity, the Committee may, in its discretion, make such adjustments in the terms of Awards under the Plan as it shall deem appropriate.

SECTION 4. SHARES SUBJECT TO THE PLAN

(a)	Subject to adjustment as provided in Section 4(c), a total of four hundred twenty-five million (425,000,000) Shares shall be authorized for grant pursuant to Awards under the Plan, plus any shares remaining available for grant under the Plan as of the Effective Date, provided that no more than four hundred twenty-five million (425,000,000) Shares may be granted as Incentive Stock Options. Any Shares granted in connection with Options and Stock Appreciation Rights shall be counted against this limit as one (1) Share for every one (1) Option or Stock Appreciation Right awarded. Any Shares granted in connection with Awards other than Options and Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share granted in connection with such Award or by which the Award is valued by reference. No Participant under this Plan shall be granted Options, Stock Appreciation Rights or other Awards (counted, as described above, as two (2) Shares awarded for every one Share issued in connection with such Award or by which the Award is valued by reference) in any consecutive 36-month period covering more than eight million (8,000,000) Shares The grant limit under the preceding sentence shall apply to an Award other than an Option or Stock Appreciation Right only if the Award is intended to be “performance-based” as that term is used in Section 162(m) of the Code. No Award will be granted to any Participant who owns more than ten percent of the stock of the Company within the meaning of Section 422 of the Code.

(b)	Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c)	In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, extraordinary cash dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee, in its sole discretion, deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, in the aggregate or to any one Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate in its sole discretion; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an Incentive Stock Option which would constitute a modification within the meaning of Section 424(h)(3) of the Code. Moreover, notwithstanding anything herein to the cont-

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rary, an adjustment to an Award under this Section 4(c) may not be made in a manner that would result in the grant of a new Option or Stock Appreciation Right under Section 409A, unless the Committee specifically determines that such adjustment is desirable and will not cause the modified award to create adverse tax consequences under Section 409A.

(d)	Any Shares subject to Awards that terminate, expire, or are forfeited, cancelled or settled in cash, either in whole or in part, may be used for the further grant of Awards to the extent of such termination, forfeiture, cancellation or settlement. Any Shares that again become available for future grants pursuant to the preceding sentence shall be added back as one (1) Share if such Shares were subject to Options or Stock Appreciation Rights, and as two (2) Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights. In addition, in the case of any Substitute Award, Shares delivered or deliverable in connection with such assumed or Substitute Award shall not reduce the number of Shares authorized for grant in Section 4(a) above. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance or delivery under the Plan if such Shares are (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares delivered or withheld by the Company to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related to an Award, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise.

SECTION 5. ELIGIBILITY

Any Employee or non-employee Director shall be eligible to be selected as a Participant; provided, however, that Incentive Stock Options shall only be awarded to Employees of the Company, or a parent or Affiliate, within the meaning of Section 422 of the Code. Notwithstanding any provision in this Plan to the contrary, the non-employee Directors, including a designated committee of the Board composed solely of non-employee Directors, shall have the authority, in their sole and absolute discretion, to select non-employee Directors as Participants who are eligible to receive Awards other than Incentive Stock Options under the Plan. The non-employee Directors shall set the terms of any such Awards in their sole and absolute discretion, and the non-employee Directors shall be responsible for administering and construing such Awards in substantially the same manner that the Committee administers and construes Awards to Employees.

SECTION 6. STOCK OPTIONS

Options may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall be subject to the following terms and conditions:

(a)	Option Price. The option price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.

(b)	Number of Shares. The Option shall state the number of Shares covered thereby.

(c)	Exercise of Option. Unless otherwise determined by the Committee, an Option will be deemed exercised by the optionee, or in the event of death, an option shall be deemed exercised by the estate of the optionee, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, upon delivery of (i) a notice of exercise to the Company or its representative, or by using other methods of notice as the Committee shall adopt, and (ii) accompanying payment of the option price or other methods of satisfying the option exercise prices as approved by the Committee and in accordance with any restrictions as the Committee shall adopt. The notice of exercise, once delivered, shall be irrevocable. Notwithstanding the above, and unless the Committee determines otherwise, in the event that (i) an optionee dies, (ii) his representative has a right to exercise an Option, (iii) the Option is not exercised by the last day on which it is exercisable, and (iv) the option price per share is below the Fair Market Value of a Share on such date, the Option shall be deemed exercised on such date via a cashless exercise procedure and the resulting proceeds net of the option price and any required tax withholding shall be paid to the representative.

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(d)	Term of Option. The Committee shall determine the option exercise period of each Option. The period for Incentive Stock Options shall not exceed ten years from the grant date. A Nonqualified Stock Option may be exercisable for a period of up to ten years and six months so as to conform with or take advantage of governmental requirements, statutes or regulations.

(e)	First Exercisable Date. Except in the case of death, Total and Permanent Disability, Change in Control or the sale or restructuring of a business or plant closing, no Option may be exercised during the first year of its term or such longer period as may be specified in the Option.

(f)	Termination of Option. All Options shall terminate upon their expiration, their surrender, upon breach by the optionee of any provisions of the Option, or in accordance with any other rules and procedures incorporated into the terms and conditions governing the Options as the Committee shall deem advisable or appropriate.

(g)	Incorporation by Reference. The Option shall contain a provision that all the applicable terms and conditions of this Plan are incorporated by reference therein.

(h)	Other Provisions. The Option shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. In addition, Incentive Stock Options shall contain such other provisions as may be necessary to meet the requirements of the Code and the Treasury Department rulings and regulations issued thereunder with respect to Incentive Stock Options.

(i)	Exemption from Section 409A. It is intended that all Options granted under this Plan will be exempt from Section 409A. Nevertheless, the Company does not represent, covenant or guarantee that any particular Award made under the Plan will qualify for favorable tax treatment (e.g., as in incentive stock options) or will avoid unfavorable tax consequences to the Participant (e.g., Section 409A penalties).

SECTION 7. STOCK APPRECIATION RIGHTS

(a)	Grant of a Stock Appreciation Right. Stock Appreciation Rights may be granted hereunder to any Participant, either alone (“freestanding”) or in addition to other Awards granted under the Plan and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each recipient. Any Stock Appreciation Right related to a Nonqualified Stock Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option. Any Stock Appreciation Right related to an Incentive Stock Option must be granted at the same time such Option is granted. In the case of any Stock Appreciation Right related to any Option, the Stock Appreciation Right or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a Stock Appreciation Right granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by the Stock Appreciation Right. Any Option related to any Stock Appreciation Right shall no longer be exercisable to the extent the related Stock Appreciation Right has been exercised.

(b)	Terms. The Committee may impose such terms and conditions or restrictions on the exercise of any Stock Appreciation Right, as it shall deem advisable or appropriate; provided that a Stock Appreciation Right shall not have an exercise price less than Fair Market Value of a Share on the date of grant or a term of greater than ten years.

(c)	Section 409A. Stock Appreciation Rights may be granted hereunder by the Committee either (i) in a manner consistent with Section 409A such that the Stock Appreciation Right will not provide for a deferral of compensation under Section 409A, or (ii) in a manner that is intended from grant to subject the Stock Appreciation Right to Section 409A. In the event Stock Appreciation Rights are granted to

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be so subject to Section 409A, then the Stock Appreciation Right shall be settled and paid in a single lump sum (i) as of a specified date, (ii) upon the Participant’s Separation from Service, or (iii) the earlier of (i) or (ii) hereof, as specified and set forth by the Committee in an Award Agreement at the time of grant, and shall otherwise be granted, administered, settled and paid in accordance with Section 409A. Notwithstanding the foregoing, any such settlement and payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

SECTION 8. RESTRICTED STOCK

(a)	Grant of Restricted Stock. A Restricted Stock Award shall be subject to restrictions imposed by the Committee at the time of grant for a period of time specified by the Committee (the “Restriction Period”). Restricted Stock Awards may be issued hereunder to Participants for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. Any Award of Restricted Stock shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. Except in the event of a termination of employment due to death, Retirement, Total and Permanent Disability, Change in Control or the sale or restructuring of a business or plant closing, Restricted Stock Awards shall have a Restriction Period of not less than three (3) years from the date of grant, which may include pro-rata lapsing of restrictions thereon. In the event of a termination of employment due to death, Total and Permanent Disability or a Change in Control, awards of Restricted Stock immediately and fully vest. In the event of a termination of employment due to Retirement or a sale or restructuring of a business or plant closing, awards of Restricted Stock vest pro-rata. Notwithstanding the above, Awards covering up to five (5) percent of the total number of Shares that may be issued or delivered under the Plan (other than as Awards of Options or Stock Appreciation Rights) may contain no restrictions or be subject to a Restriction Period of less than three (3) years.

(b)	Registration. Any Restricted Stock issued hereunder may be evidenced in such manner, as the Committee, in its sole discretion, shall deem appropriate, including, without limitation, book entry registration or issuance of a stock certificate or certificates. In the event any stock certificates are issued in respect of Shares of Restricted Stock awarded under the Plan, such certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award.

(c)	Section 409A. Restricted Stock Awards may be granted hereunder by the Committee either (i) in a manner consistent with Section 409A such that the Restricted Stock Award not provide for a deferral of compensation under Section 409A, or (ii) in a manner that is intended from grant to subject the Restricted Stock Award to Section 409A. In the event Restricted Stock Awards are subject to Section 409A, then the Restricted Stock Award shall be settled and paid in a single lump sum (i) as of a specified date, (ii) upon the Participant’s Separation from Service, or (iii) the earlier of (i) or (ii) hereof, as specified and set forth by the Committee in an Award Agreement at the time of grant, and shall otherwise be granted, administered, settled and paid in accordance with Section 409A. Notwithstanding the foregoing, any such settlement and payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

SECTION 9. PERFORMANCE AWARDS

Performance Awards may be paid in cash, Shares, other property, or any combination thereof, and may be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as set forth, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards will be paid in a lump sum

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prior to the 15th day of the third month of the year immediately following the year in which the close of the Performance Period occurs in accordance with the applicable short-term deferral exception provisions of Section 409A, or, in accordance with procedures established by the Committee and the applicable provisions of Section 409A, on a deferred basis pursuant to Section 15 hereof, if applicable. All Performance Awards must satisfy the definition of “performance-based compensation” of Treasury Regulation Section 1.409A-1(e), but the Committee may designate whether any Performance Award, either alone or in addition to other Awards granted under the Plan, being granted to any Employee is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such awards designated to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more performance measures, to the extent required by Code Section 162(m), and shall be issued in accordance with Section 12. Except in the event of a Change in Control or Change in Control Event described in Section 11, in the event Performance Awards are subject to Section 409A, then the Performance Award shall be settled and paid in a single lump sum (i) as of a specified date, (ii) upon the Participant’s Separation from Service, or (iii) the earlier of (i) or (ii) hereof, in accordance with rules established by the Committee at the time of grant, and shall otherwise be granted, administered, settled and paid in accordance with Section 409A. Notwithstanding the foregoing, any such settlement and payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

SECTION 10. OTHER STOCK UNIT AWARDS

(a)	Stock and Administration. Awards that are valued by reference to, or are otherwise based on, Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom and the time or times at which such Awards shall be made, the number of Shares to be issued or delivered pursuant to such Awards, and all other conditions of the Awards. Any Other Stock Unit Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. Except in the event of a termination of employment due to death, Retirement, Total and Permanent Disability, Change in Control or the sale or restructuring of a business or plant closing, Other Stock Unit Awards shall have a Vesting Period of not less than three (3) years, which may include pro-rata lapsing of restrictions thereon. In the event of a termination of employment due to death, Total and Permanent Disability or a Change in Control, Other Stock Awards immediately and fully vest. In the event of a termination of employment due to Retirement or a sale or restructuring of a business or plant closing, Other Stock Awards vest pro-rata. Notwithstanding the above, Awards covering up to five (5) percent of the total number of Shares that may be issued or delivered under the Plan (other than as Awards of Options or Stock Appreciation Rights) may contain no restrictions or be subject to a Vesting Period of less than three (3) years.

(b)	Other Provisions. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

(c)	Section 409A. Other Stock Unit Awards may be granted hereunder by the Committee (i) in a manner consistent with Section 409A such that the Other Stock Unit Awards will not provide for a deferral of compensation under Section 409A, or (ii) in a manner that will subject the Other Stock Unit Award to Section 409A. In the event Other Stock Unit Awards are granted to be so subject to Section 409A, then the Other Stock Unit Awards shall be settled and paid in a single lump sum (i) as of a specified date, (ii) upon the Participant’s Separation from Service, or (iii) the earlier of (i) or (ii) hereof, as specified by the Committee at the time of grant

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or otherwise in a fashion which is compliant with Section 409A, and shall otherwise be granted, administered, settled and paid in compliance with Section 409A. Notwithstanding the foregoing, any such settlement and payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

(d)	Section 162(m) Deferrals. Except for Other Stock Unit Awards which are subject to the satisfaction of performance goals, any outstanding Other Stock Unit Awards that are scheduled to be settled or otherwise paid to a Participant during a taxable year in which such Participant is, or is likely to be, a Covered Employee, shall automatically be deferred into the Pfizer Inc Deferred Compensation Plan, as Amended and Restated, effective January 1, 2008, in accordance with the terms of such plan and in compliance with the applicable provisions of Section 409A until the earlier of (i) the first day of the Participant’s first taxable year in which the Company reasonably anticipates that if the payment is made during such year, the deduction of such payment by the Company will not be barred by the application of Code Section 162(m), or (ii) the Participant’s Separation from Service. Notwithstanding the foregoing, any such payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

SECTION 11. CHANGE IN CONTROL PROVISIONS

(a)	Unless the Committee or Board shall determine otherwise at the time of grant with respect to a particular Award, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without Cause (as determined by the Committee or Board in its sole discretion) during the 24-month period following a Change in Control, and provided that, with respect to any Awards that are considered deferred compensation under Section 409A, the Participant’s involuntary termination of employment or service also constitutes a Separation from Service:
(i)	notwithstanding a provision in any Award Agreement to the contrary, any Options and Stock Appreciation Rights outstanding and which are not then exercisable and vested shall upon such involuntary termination fully vest and become exercisable for their full term, and shall remain in effect for the respective terms of such award as set forth in the grant documents at the time of grant notwithstanding such involuntary termination.

(ii)	any vested Options and Stock Appreciation Rights outstanding shall remain in effect and be exercisable for the respective terms of such award as set forth in the grant documents at the time of grant notwithstanding such involuntary termination;

(iii)	the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall immediately become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iv)	all Performance Awards shall be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled and paid upon the Participant’s Separation from Service (and the Participant shall have no discretion to choose the date of settlement and payment) provided, however, that any such settlement and payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee); and

(v)	the restrictions and deferral limitations and other conditions applicable to any Other Stock Unit Awards or any other Awards shall immediately lapse, and any such Other Stock Unit Awards or such other Awards shall become free of all

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restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant;

(vi)	notwithstanding any other provision of this Section 11(a), the proceeds, from exercise or otherwise, of any Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock Unit Awards that are considered deferred compensation under Section 409A shall be paid (and if not exercised prior to the date of the Participant’s Separation from Service, shall be deemed exercised and settled and paid) upon the Participant’s Separation from Service (and the Participant shall have no discretion to choose the date of payment) provided, however, that any such payment may not be made to a Key Employee upon a Separation from Service before the date which is 6 months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).

(b)	Change in Control Cash Out. Notwithstanding any other provision of the Plan, in the event of a Change in Control, or, with respect to Options, Stock Appreciation Rights, Restricted Stock, Performance Shares or Other Stock Unit Awards that are considered deferred compensation under Section 409A, in the event of a Change in Control that is also a “Change in Control Event” described in Section 409A(a)(2)(A)(v) or otherwise under Section 409A, (i) the Committee or Board may, in its discretion, provide in the terms of the Option, Stock Appreciation Right, Restricted Stock, Performance Share or Other Stock Unit Award that is intended to be exempt from Section 409A, that such Option, Stock Appreciation Right, Restricted Stock, Performance Share or Other Stock Unit Award shall, upon the occurrence of a Change in Control, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control (and the Participant shall have no discretion to choose the date of payment) in an amount equal to the amount by which the Fair Market Value per Share on the date of the payment exceeds the purchase price per Share under the Option or Stock Appreciation Right multiplied by the number of Shares issued and delivered under the Option or Stock Appreciation Right, or in an amount equal to the Fair Market Value per Share on the date of the payment for the Restricted Stock, Performance Share, or Other Stock Unit Award, or (ii) the Committee or Board may, in its discretion, provide in the terms of an Option, Stock Appreciation Right, Restricted Stock, Performance Share, or Other Stock Unit Award that is deferred compensation under Section 409A, that such Option, Stock Appreciation Right, Restricted Stock, Performance Share or Other Stock Unit shall, upon the occurrence of a Change in Control Event, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control Event (and the Participant shall have no discretion to choose the date of payment) in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or Stock Appreciation Right, multiplied by the number of Shares issued and delivered under the Option or Stock Appreciation Right, or in an amount equal to the Change in Control Price per Share for the Restricted Stock, Performance Share or Other Stock Unit Award.

(c)	Notwithstanding the above, if the Change in Control is the result of a transaction pursuant to Section 2(e)(iii) and the surviving entity does not assume, substitute or replace Awards, such Awards shall become fully vested and immediately exercisable or transferable to the full extent of the original grant upon the Change in Control and shall be distributed, settled or paid in full within 90 days of the Change in Control as provided in Section 11(b) above.

SECTION 12. CODE SECTION 162(m) PROVISIONS

(a)	Notwithstanding any other provision of the Plan if the Committee determines at the time, a Performance Award is granted to a Participant who is then an officer that such Participant is, or is likely to be as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 12 is applicable to such Award.

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(b)	If a Performance Award is subject to this Section 12, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenues, cost reductions, operating income, income before taxes, net income, adjusted net income, earnings per share, adjusted earnings per share, operating margins, working capital measures, return on assets, return on equity, return on invested capital, cash flow measures, market share, shareholder return or economic value added of the Company or the Affiliate or division of the Company for or within which the Participant is primarily employed. Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable Affiliate or division of the Company) under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

(c)	In setting performance goals, the Committee may provide in any such Award Agreement that resulting from the following items shall be included or excluded: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (iv) charges for any reorganization and restructuring programs; (v) extraordinary nonrecurring charges or losses as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to stockholders for the applicable year, (vi) the impact of acquisitions or divestitures; (vii) foreign exchange gains and losses and (viii) gains or losses on asset sales. To the extent such inclusions or exclusions affect Awards to a Covered Employee, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

(d)	Notwithstanding any provision of the Plan other than Section 11, with respect to any Performance Award that is subject to this Section 12, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or Total and Permanent Disability of the Participant, or under such other conditions where such waiver will not jeopardize the treatment of other Awards under this Section as “performance-based compensation” under Section 162(m) of the Code.

(e)	The Committee shall have the power to impose such other restrictions on Awards subject to this Section 12 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(c) of the Code, or any successor provision thereto.

SECTION 13. AMENDMENTS AND TERMINATION

The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (a) stockholder approval if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, (b) the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award or (c) approval of the holders of a majority of the outstanding Common Stock present or represented by proxy and entitled to vote at a meeting of the Company’s stockholders with respect to any alteration or amendment to the Plan which increases the maximum number of shares of Common Stock which may be issued under the Plan or the number of shares of such stock which may be issued to any one Participant, extends the term of the Plan or of options granted thereunder, changes the eligibility criteria in Section 5, or reduces the

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  xxiii

option price below that now provided for in the Plan. In addition, notwithstanding the above, any termination of the Plan shall comply with all requirements under Section 409A that are necessary to be met to avoid adverse tax consequences to Participants under Section 409A.

The Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee may make non-substantive administrative changes to the Plan as to conform with or take advantage of governmental requirements, statutes or regulations.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall (a) materially impair the rights of any Participant without his or her consent, (b) except for adjustments made pursuant to Section 4(c) or in connection with Substitute Awards, reduce the exercise price of outstanding Options or Stock Appreciation Rights or cancel or amend outstanding Options or Stock Appreciation Rights for the purpose of repricing, replacing or regranting such Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights or cancel or amend outstanding Options or Stock Appreciation Rights with an exercise price that is greater than the Fair Market Value of a Share for the purpose of exchanging such Options or Stock Appreciation Rights for cash or any other Awards without stockholder approval or (c) cause any Award intended to be exempt from Section 409A to become subject to Section 409A. Notwithstanding the foregoing, the Committee may amend the terms of any award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in it sole discretion, without the consent of the Participant. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such

Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 4(c) shall not be subject to these restrictions.

Notwithstanding the foregoing, no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Section 409A) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” to amounts that are Grandfathered Benefits.

SECTION 14. DIVIDENDS

Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award (including, without limitation, any deferred Award) may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Provided however, that if the receipt of any such dividend equivalents granted with respect to Options, Restricted Stock, Other Stock Unit Awards and Stock Appreciation Rights is contingent upon the exercise of the Options or Stock Appreciation Right, or the vesting of the Restricted Stock or Other Stock Unit Awards, then the Options, Restricted Stock, Other Stock Unit Awards, or Stock Appreciation Rights shall be granted and administered in accordance with all applicable provisions of Section 409A.

SECTION 15. DEFERRAL OF AWARDS UNDER THE COMPANY’S DEFERRED COMPENSATION PLAN

Except as otherwise provided in this Plan, the Committee may provide upon the granting of an Award hereunder, other than an Award that is intended to be a stock right which does not constitute a deferral of compensation within the meaning of Treasury Regulations Section 1.409A-1(a)(5) so that it is subject to the requirement that it not include any feature for the deferral of compensation until an event enumerated in such provision, that

xxiv  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

it is eligible to be deferred under, and pursuant to the terms and conditions of, the Pfizer Inc Deferred Compensation Plan, as Amended and Restated, effective January 1, 2008. Any such deferral shall be in accordance with the terms of such plan and in compliance with the applicable provisions of Section 409A.

SECTION 16. GENERAL PROVISIONS

(a)	An Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Awardee, only by the Awardee; provided that the Committee, in its sole discretion, may permit additional transferability, on a general or specific basis, other than to a third party for consideration, and may impose conditions and limitations on any permitted transferability.

(b)	No Employee shall have the right to be selected to receive an Option or other Award under this Plan or, having been so selected, to be selected to receive a future Award grant or Option. Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Affiliate and, accordingly, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Company without giving rise to liability on the part of the Company or any Affiliate for severance payments. The Awards under this Plan are not intended to be treated as compensation for any purpose under any other Company plan.

(c)	No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees or Participants under the Plan.

(d)	The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have accepted any Award Agreement or other instrument evidencing the Award.

(e)	Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Affiliate or limit in any way the right of the Company or any Affiliate to terminate an Employee’s employment or Participant’s service at any time, with or without Cause.

(f)	All Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(g)	No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(h)	Except as otherwise required in any applicable Award Agreement or by the terms of the Plan, recipients of Awards under the Plan shall not be required to make any payment or provide consideration other than the rendering of services.

(i)	The Company and its Affiliates shall be authorized to withhold from any Award granted or payment due under the Plan, and/or to withhold from wages or other cash compensation paid to the Participant, the statutory minimum amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy all obligations for the payment of such taxes. Such other actions may include, without limitation, the requirement that the Participant execute a market sale of Shares or other consideration received pursuant to the Award. The Committee shall be authorized to establish procedures for elections by Participants to satisfy such obligation for the

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  xxv

payment of such taxes by delivery of or transfer of Shares to the Company (in a manner limited so as to avoid adverse accounting treatment for the Company), or by directing the Company to retain Shares (up to the employee’s minimum required tax withholding rate as interpreted for accounting purposes) otherwise deliverable in connection with the Award.

(j)	Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(k)	Any Award shall contain a provision that it may not be exercised at a time when the exercise thereof or the issuance of shares thereunder would constitute a violation of any federal or state law or listing requirements of the New York Stock Exchange for such shares or a violation of any foreign jurisdiction where Awards are or will be granted under the Plan. The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of New York without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute. Notwithstanding anything herein to the contrary, the terms of the Plan are intended to, and shall be interpreted and applied so as to, comply in all respects with Section 409A. The Committee may amend the terms of any award heretofore granted, prospectively or retroactively, in order to cure any potential defects under Section 409A, in a manner deemed appropriate by the Committee in it sole discretion, without the consent of the Participant. Nothing in this Section 16(k) shall be construed as an admission that any of the compensation and/or benefits payable under this Plan constitutes “deferred compensation” subject to Section 409A.

(l)	If any provision of the Plan is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws or if it cannot be construed or deemed amended without, in the determination of the
Committee, materially altering the intent of the Plan, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

(m)	Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(n)	If approved by the Committee in its sole discretion, an Employee’s absence or leave because of military or governmental service, Total and Permanent Disability or other reason shall not be considered an interruption of employment for any purpose under the Plan; provided, however, that to the extent an Award under this Plan is subject to Section 409A, such absence or leave shall be considered a Separation from Service to the extent provided by Section 409A.

SECTION 17. TERM OF PLAN

The Plan shall terminate on the tenth anniversary of the Effective Date, unless sooner terminated by the Board pursuant to Section 13.

SECTION 18. COMPLIANCE WITH SECTION 16

With respect to Participants subject to Section 16 of the Exchange Act (“Members”), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that compliance with any Plan provision applicable solely to such Members that is included solely for purposes of complying with Rule 16b-3 is not required in order to bring a transaction by such Member in compliance with Rule 16b-3, it shall be deemed null and void as to such transaction, to the extent permitted by law and deemed advisable by the Committee. To the extent any provision in the Plan or action by the Committee involving such Members is deemed not to comply with an applicable condition of Rule 16b-3, it shall be deemed null and void as to such Members, to the extent permitted by law and deemed advisable by the Committee.

xxvi  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

APPENDIX A

GRANDFATHERED BENEFITS

Distribution, settlement or payment of amounts that were earned and vested (within the meaning of Section 409A) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Section 409A shall be made in accordance with certain Plan terms as in effect on December 31, 2004, and as set forth in this Appendix A. Unless otherwise specified in this Appendix A, Grandfathered Benefits shall be governed by the terms of the Plan.

SECTION 2. DEFINITIONS

As used in this Appendix A, all terms have the same meaning as defined in Section 2 of the Plan, except as set forth below:

(a)	“Fair Market Value” shall mean, with respect to Shares, as of any date, the average of the high and low trading prices for the Shares as reported on the New York Stock Exchange for that date or, if no such prices are reported for that date, the average of the high and low trading prices on the next preceding date for which such prices were reported, unless otherwise determined by the Committee.

SECTION 6. STOCK OPTIONS

Options may be granted hereunder to any Participant, either alone or in addition to other Awards granted under the Plan and shall be subject to the following terms and conditions:

(a)	Option Price. The option price per Share shall be not less than the Fair Market Value of the Shares on the date the Option is granted.

(b)	Number of Shares. The Option shall state the number of Shares covered thereby.

(c)	Exercise of Option. Unless otherwise determined by the Committee, an Option will be deemed exercised by the optionee, or in the event of death, an option shall be deemed exercised by the estate of the optionee, or by a person who acquired the right to exercise such option by bequest or inheritance or by reason of the death of the optionee, upon delivery of (i) a notice of exercise to the Company or its representative, or by using other methods of notice as the Committee shall adopt, and

(ii) accompanying payment of the option price in accordance with any restrictions as the Committee shall adopt. The notice of exercise, once delivered, shall be irrevocable. Notwithstanding the above, and unless the Committee determines otherwise, in the event that (i) an optionee dies, (ii) his representative has a right to exercise an Option, (iii) the Option is not exercised by the last day on which it is exercisable, and (iv) the option price per share is below the Fair Market Value of a Share on such date, the Option shall be deemed exercised on such date via a cashless exercise procedure and the resulting proceeds net of any required tax withholding shall be paid to the representative.

(d)	Other Provisions. The Option shall also be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. In addition, Incentive Stock Options shall contain such other provisions as may be necessary to meet the requirements of the Code and the Treasury Department rulings and regulations issued thereunder with respect to Incentive Stock Options.

SECTION 9. PERFORMANCE AWARDS

Performance Awards may be paid in cash, Shares, other property, or any combination thereof, and may be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as set forth, in the sole discretion of the Committee at the time of payment. The performance levels to be achieved for each Performance Period and the amount of the Award to be distributed shall be conclusively determined by the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis.

SECTION 10. OTHER STOCK UNIT AWARDS

(a)	Stock and Administration. Awards that are valued by reference to, or are otherwise based on, Shares (“Other Stock Unit Awards”) may be granted hereunder to Participants, either alone

Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009  |  xxvii

or in addition to other Awards granted under the Plan, and such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan. Other Stock Unit Awards may be paid in Shares, cash or any other form of property, as the Committee shall determine. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Employees to whom and the time or times at which such Awards shall be made, the number of Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Any Other Stock Unit Awards shall be subject to such other terms and conditions as the Committee shall deem advisable or appropriate, consistent with the provisions of the Plan as herein set forth. Unless the Committee determines otherwise to address specific considerations, Other Stock Unit Awards granted to Employees shall have a vesting period of not less than one year.

(b)	Other Provisions. Shares (including securities convertible into Shares) subject to Awards granted under this Section 10 may be issued for no cash consideration or for such minimum consideration as may be required by applicable law.

SECTION 11. CHANGE IN CONTROL PROVISIONS

(a)	Unless the Committee or Board shall determine otherwise at the time of grant with respect to a particular Award, and notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment or service is involuntarily terminated without cause (as determined by the Committee or Board in its sole discretion) during the 24-month period following a Change in Control:

(i)	any Options and Stock Appreciation Rights outstanding, and which are not then exercisable and vested, shall become immediately fully vested and exercisable;

(ii)	the restrictions and deferral limitations applicable to any Restricted Stock shall lapse, and such Restricted Stock shall immediately become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;

(iii)	all Performance Awards shall be considered to be earned and payable in full, based on the applicable performance criteria or, if not determinable, at the target level and any deferral or other restriction shall lapse and such Performance Awards shall be immediately settled or distributed; and

(iv)	the restrictions and deferral limitations and other conditions applicable to any other Stock Unit Awards or any other Awards shall immediately lapse, and any such Other Stock Unit Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

(b)	Change in Control Cash Out. Notwithstanding any other provision of the Plan, in the event of a Change in Control the Committee or Board may, in its discretion, provide that each Option or Stock Appreciation Right shall, upon the occurrence of a Change in Control, be cancelled in exchange for a cash payment to be made within 60 days of the Change in Control in an amount equal to the amount by which the Change in Control Price per Share exceeds the purchase price per Share under the Option or Stock Appreciation Right (the “spread”) multiplied by the number of Shares granted under the Option or Stock Appreciation Right.

xxviii  |  Notice of Annual Meeting of Shareholders and Proxy Statement March 12, 2009

DIRECTIONS to

RENAISSANCE CONCOURSE HOTEL ATLANTA

One Hartsfield Centre Parkway

Atlanta, Georgia 30354

I-85 Southbound (from the Downtown Area)

Follow 1-85 South to exit 74 (Loop Road) and proceed on the exit ramp through the traffic light. The Hotel is directly ahead, 1 block on the right.

I-85 Northbound (From Columbus/Montgomery)

Follow I-85 North to exit 73A (Virginia Ave. East) and make a right off the exit ramp, and another right at the 1st traffic light (Toffie Terrace). The Hotel is 2 blocks down on the left.

I-75 Southbound (from Marietta/Canton/Chattanooga/Nashville)

Follow I-75 South through Downtown Atlanta, once past Downtown follow signs for 1-85 South Atlanta Airport. Follow I-85 South to exit 74 (Loop Road) and proceed on the exit ramp through the traffic light. The Hotel is directly ahead, 1 block on the right.

I-75 Northbound (from Florida/Macon/Savannah)

Follow I-75 North to I-285 West. Follow I-285 West to I-85 North and then take exit 73A (Virginia Ave. East) and make a right off the exit ramp, and another right at the 1st traffic light (Toffie Terrace). The Hotel is 2 blocks down on the left.

1-285 South

Follow I-285 South to exit 2 (Camp Creek Pkwy). At the top of the ramp, turn left. Continue on Camp Creek for approximately 3 miles. Follow signs to I-85 North. Take I-85 North for  3/4 -mile to exit 73-A (Virginia Ave. East). Turn right off of the exit ramp, and another right at the 1st traffic light (Toffie Terrace). The Hotel is 2 blocks down on the left.

Working together for a healthier world™

Pfizer Inc. 235 East 42nd Street New York, NY 10017-5755 212-573-2323 www.pfizer.com	© Pfizer 2009. All rights reserved.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone

Available 24 hours a day, 7 days a week

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 22, 2009.

Vote by Internet

•   Log on to the Internet and go to

www.investorvote.com/pfe

•   Follow the steps outlined on the secured website.

Vote by telephone

•   Within the US, Canada & Puerto Rico, call toll free
1-800-652-VOTE (8683) on a touch tone telephone. There is NO CHARGE to you for the call.

•   Outside the US, Canada & Puerto Rico,
call 1-781-575-2300 on a touch tone telephone.

•   Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A The Board of Directors recommends a vote “FOR” the listed nominees and “FOR” Proposals 2 and 3.

1. Election of Directors

	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
01 - Dennis A. Ausiello	☐	☐	☐	05 - W. Don Cornwell			☐	☐	☐	09 - Jeffrey B. Kindler	☐	☐	☐

02 - Michael S. Brown	☐	☐	☐	06 - William H. Gray, III			☐	☐	☐	10 - George A. Lorch	☐	☐	☐

03 - M. Anthony Burns	☐	☐	☐	07 - Constance J. Horner			☐	☐	☐	11 - Dana G. Mead	☐	☐	☐

04 - Robert N. Burt	☐	☐	☐	08 - James M. Kilts			☐	☐	☐	12 - Suzanne Nora Johnson	☐	☐	☐

				For	Against	Abstain				13 - Stephen W. Sanger	☐	☐	☐

2. Proposal to ratify the selection of KPMG LLP as Independent Registered Public Accounting Firm for 2009.				☐	☐	☐				14 - William C. Steere, Jr.	☐	☐	☐

3. Proposal to approve the Pfizer Inc. 2004 Stock Plan, as Amended and Restated.				☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposals 4 – 7.

	For	Against	Abstain		For	Against	Abstain
4. Shareholder Proposal regarding Stock Options.	☐	☐	☐	7. Shareholder Proposal regarding Special Shareholder Meetings.	☐	☐	☐

5. Shareholder Proposal regarding Advisory Vote on Executive Compensation.	☐	☐	☐

6. Shareholder Proposal regarding Cumulative Voting.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C ON BOTH SIDES OF THIS CARD.

Admission Ticket

2009 Annual Meeting of Pfizer Inc. Shareholders

Thursday, April 23, 2009

8:30 a.m., Eastern Daylight Time

Renaissance Concourse Hotel

One Hartsfield Centre Parkway

Atlanta, Georgia 30354

Shareholders will be admitted to the Annual Meeting beginning at 8:00 a.m. Eastern Daylight Time. If you wish to attend, please plan to arrive early since seating will be limited. Please see the inside back cover of the Proxy Statement for directions.

If you plan to attend the Annual Meeting, please bring this admission ticket with you.

VOTE YOUR PFIZER SHARES

Dear Pfizer Shareholder:

Your vote is important! We encourage you to vote promptly, and to take advantage of Internet or telephone voting, both of which are available 24 hours a day, seven days a week.

(If you vote on the Internet or by telephone, you need not mail your proxy card.)

Receive Future Proxy Materials Electronically

Help us make a difference by eliminating paper proxy mailings. With your consent, we will send all future proxy voting materials to you by e-mail, along with a link to the Pfizer proxy voting site. To register for electronic delivery of future proxy materials, go to www.computershare.com/us/ecomms and follow the prompts.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Notice of 2009 Annual Meeting of Shareholders

Proxy Solicited by the Board of Directors

The undersigned appoints Jeffrey B. Kindler and Amy W. Schulman, and each of them, as proxies, each with full power of substitution, and authorizes them to represent and to vote, as designated on the reverse side of this form, all the shares of common stock of Pfizer Inc. held of record by the undersigned on February 24, 2009, and all of the shares as to which the undersigned then had the right to give voting instructions to the record holder under the Pfizer Inc. Shareholder Investment Program, the Pfizer Savings Plan, any other Employer Benefit Plan in which shares are held, and the Pfizer Inc. Employee Benefit Trust, at the Annual Meeting of Shareholders to be held on April 23, 2009 at 8:30 a.m. Eastern Daylight Time at the Renaissance Concourse Hotel, One Hartsfield Centre Parkway, Atlanta, Georgia 30354, or any adjournment or postponement.

IF NO OTHER INDICATION IS MADE ON THE REVERSE SIDE OF THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1, 2 & 3 AND AGAINST PROPOSALS 4, 5, 6 & 7 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

B Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)–Please print date below.	Signature 1—Please keep signature within the box.	Signature 2—Please keep signature within the box.
/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A & C ON BOTH SIDES OF THIS CARD.